Filed pursuant to Rule 424(b)(3)

Registration No. 333-191278

8,174,925 SHARES OF COMMON STOCK

XCEL BRANDS, INC.

This prospectus relates to the resale by selling security holders of 8,174,925 shares of our common stock, $0.001 par value, including 6,731,447 shares of our common stock, and 1,443,478 shares of our common stock issuable upon the exercise of warrants held by the selling security holders (the “Warrants”).

We are not selling any shares of our common stock and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus other than proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash.  All of the net proceeds from the sale of our common stock will go to the selling security holders.

The selling security holders may sell common stock from time to time at prices established on the OTC Bulletin Board or other market, trading platform or stock exchange on which our common stock may become quoted for trading or listed, or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTC Bulletin Board and on the OTCQX Marketplace operated by the OTC markets Group, Inc.or (the “OTCQX”) under the symbol “XELB”. The last reported sale of our common stock on the OTCQX was $2.80 per share on November 8, 2013.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, will be subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: November 12, 2013

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

USE OF CERTAIN DEFINED TERMS

Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” or “the Company” are to the combined business of Xcel Brands, Inc., a Delaware corporation, and its consolidated subsidiaries, including the Company’s wholly-owned subsidiary, IM Brands, LLC, a Delaware limited liability company, which is also referred to herein as “IM Brands.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

The Company

General

The Company engages in the design, licensing, marketing and retail sales of the Isaac Mizrahi Brand and has certain rights related to the Liz Claiborne New York Brand (“LCNY”) across a variety of product categories.  The Company operates in two segments - (1) design and licensing and (2) retail. Our design and licensing segment operates in a “working capital light” business model, licensing the Isaac Mizrahi Brand and LCNY through its wholly-owned subsidiary IM Brands, LLC (“IM Brands”) and generating royalty and design and service fee revenues through licensing and other agreements with wholesale manufacturers, sourcing and design companies, and retailers under both the Isaac Mizrahi Brand and LCNY brand (the “Design and Licensing Business”). Our retail business was launched through the opening of our first retail store in Southampton, New York in June 2013 (the “Retail Business”).

The focus of our Design and Licensing Business is on designing products for a variety of categories under our brands (and, in certain cases, such as LCNY brand owned by others) and licensing its owned brands for promotion and distribution through an Omnichannel retail sales strategy including distribution through Direct-Response Television (i.e. QVC and The Shopping Channel), the internet, and traditional bricks-and-mortar retail channels. By partnering with licensing partners who have significant expertise in designing, sourcing, and selling products through wholesale and retail distribution channels, the Company is able to focus on licensing its brands, providing design direction and in certain cases, product designs to its licensees, coordinating merchandising among its licensees, and marketing through social medial marketing and other conventional means (advertising, public relations). The Company also opened its first retail store in June 2013 to be able to present the Isaac Mizrahi Brand as a full collection to consumers and to grow the distribution of certain categories of products under the brand, while the Company is exploring options to grow the Retail Business. The Company’s primary focus is on growing its licensing revenues related to the Isaac Mizrahi Brands and LCNY. Separately, the Company in the future may acquire and/or enter into licensing agreements with other brands in order to leverage its licensing, design, and/or marketing expertise to grow its revenues through its Omnichannel retail sales strategy.

Risk Factors

Our ability to operate our business successfully and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” beginning on page 3.

Any of such risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

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Corporate Information

We presently maintain our principal offices at 475 10th Avenue, 4th Floor, New York, New York 10018.  Our telephone number is (347) 727-2474.

The Offering

Common Stock offered by selling security holders	8,174,925 shares of our Common Stock. This includes (i) 6,731,447 shares of our Common Stock and (ii) 1,443,478 shares of Common Stock issuable upon the exercise of the Warrants.

Common Stock outstanding before the offering	10,167,427 shares of Common Stock as of November 8, 2013, including 2,347,487 shares of unvested restricted stock.

Common Stock outstanding after the offering	10,167,427 shares of Common Stock as of November 8, 2013, assuming that no warrants or options are exercised including the Warrants, but including 2,347,487 shares of unvested restricted stock.

Terms of the Offering	The selling security holders will determine when and how they will sell the Common Stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the Common Stock has been sold pursuant to the registration statement or (ii) such time as all of the Common Stock becomes eligible for resale without volume limitations pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds

We are not selling any shares of the Common Stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash. The proceeds from the exercise of such Warrants, if any, will be used for working capital and other general corporate purposes.

OTCQB Trading Symbol	XELB

Risk Factors	An investment in our Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. For further information see “Cautionary Statement Regarding Forward-Looking Statements.” If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Related to Our Business

We have a limited amount of cash to grow our operations.  If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

As of June 30, 2013, we had cash and cash equivalents of approximately $8.3 million.  Although we believe that our existing cash and our anticipated cash flow from operations will be sufficient to sustain our operations, at our current expense levels, for at least the following 12 months, we may require significant additional cash to expand our operations or acquire additional brands.  Our inability to finance our growth, either internally or externally, may limit our growth potential and our ability to execute our business strategy. If we issue securities to raise capital to finance operations and/or pay down debt, our existing stockholders may experience dilution or the new securities may have rights senior to those of our Common Stock.

We have a limited operating history and our historical operations were conducted as part of a larger, more diverse business.

Although the Isaac Mizrahi brand name has been an established brand for over 20 years, the Company has been operating the Design and Licensing Business only since September 2011, which was run by Isaac Mizrahi, our Chief Designer, and Marisa Gardini, our Executive Vice President of Strategic Planning prior to our acquisition of the Isaac Mizrahi Brands on September 29, 2011. Since September 2011, we have entered into additional licenses for the Isaac Mizrahi Brands, many such licensees have only started selling licensed products under the Isaac Mizrahi Brands starting in 2012 or 2013 and certain of our licensees have not yet sold licensed products under the Isaac Mizrahi Brand.  Accordingly, the operating results of the Design and Licensing Business are not necessarily indicative of the future and you should not place undue reliance on the Design and Licensing Business’s past performance.

The failure of our licensees to adequately produce, market and sell products bearing our brand names in their license categories or to pay their obligations under their license agreements could result in a decline in our results of operations and impact our ability to service our debt obligations.

Our design and licensing revenues are dependent on payments made to us under our licensing agreements. Although the licensing agreements for our brands typically require the advance payment to us of a portion of the licensing fees and in many cases provide for guaranteed minimum royalty payments to us, the failure of our licensees to satisfy their obligations under these agreements or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, their non-renewal of such agreements or our decision to amend such agreements to reduce the guaranteed minimums or sales royalties due thereunder, thereby eliminating some or all of that stream of revenue. Moreover, during the terms of the license agreements, we are substantially dependent upon the abilities of our licensees to maintain the quality and marketability of the products bearing our trademarks, as their failure to do so could materially tarnish our brands, thereby harming our future growth and prospects. In addition, the failure of our licensees to meet their production, manufacturing and distribution requirements could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above the guaranteed minimums) due to us. A weak economy or softness in the apparel and retail sectors could exacerbate this risk. This, in turn, could decrease our potential revenues. Moreover, the concurrent failure by several of our material licensees to meet their financial obligations to us could jeopardize our ability to meet the debt service coverage ratios required in connection with our debt facility or facilities.  Further, this failure may impact our ability to make required payments with respect to such indebtedness.  The failure to meet such debt service coverage ratios or to make such required payments may give the lenders thereunder the right to foreclose on the Company’s trademarks, license agreements, and other related assets securing such notes.

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We opened our first retail store in 2013 and committed to open our second store in 2014 and we have no history of operating a retail business; and the Retail Business may not become profitable.

In June 2013, we opened our first retail store under the Retail Business. We currently operate one store and there is no assurance that this store can operate profitably or will not have a negative effect on our earnings or cash flow. The Company entered into a lease for a second store which is expected to open in 2014. In addition, if we decide to open additional stores, it will require capital expenditures and could expose us to long-term lease obligations. The failure to operate the Retail Business profitably, combined with capital expenditures and long-term lease obligations, could have a negative impact on the Company’s operating results, cash flows and working capital.

We may not open additional retail stores in the future, and may decide to discontinue our Retail Business.

While we are currently exploring options to grow our Retail Business, there is no assurance that we will find appropriate locations, or be able to negotiate appropriate terms on potential leases, and may not decide to open any additional retail stores (and may close our existing retail store). While the Retail Business currently accounts for a nominal percentage of the sales at retail under the Isaac Mizrahi Brands, there is no assurance that this revenue will grow, which may impact the sales of products by our licensees under the Isaac Mizrahi Brands, our brand recognition, and indirectly, our revenues in our Design and Licensing Business.

Our business is dependent on continued market acceptance of the Isaac Mizrahi Brand and any future brands we acquire and the products of our licensees.

Although many of our licensees guarantee minimum net sales and minimum royalties to us, many of our licensees are not yet selling licensed products or currently have limited distribution of licensed products and a failure of our brands or of products bearing our brands to achieve or maintain market acceptance could cause a reduction of our licensing revenues and could further cause existing licensees not to renew their agreements. Such failure could also cause the devaluation of our trademarks, which are our primary assets, making it more difficult for us to renew our current licenses upon their expiration or enter into new or additional licenses for our trademarks. In addition, if such devaluation of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks could also occur and be charged as an expense to our operating results. Continued market acceptance of the Isaac Mizrahi Brand and our branded products, including our licensees’ products, as well as market acceptance of any future products bearing any future brands we acquire, is subject to a high degree of uncertainty, made more so by constantly changing consumer tastes and preferences. Creating and maintaining market acceptance of our branded products, including our licensees’ products and creating market acceptance of new products and categories of products bearing our marks may require substantial marketing efforts, which may, from time to time, also include our expenditure of significant additional funds to keep pace with changing consumer demands, which funds we may or may not have available to spend. Additional marketing efforts and expenditures may not, however, result in either increased market acceptance of, or additional licenses for, our trademarks or increased market acceptance, retail sales or sales, of our licensees’ products. Furthermore, while we believe that we currently maintain sufficient control over the products our licensees’ produce under our brand names through the provision of trend direction and our right to preview and approve a majority of such products, including their presentation and packaging, we do not actually design or manufacture all of the products bearing our marks and therefore have more limited control over such products’ quality and design than a traditional product manufacturer might have.

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Our debt obligations could impair our liquidity and financial condition, and in the event we are unable to meet our debt obligations we could lose title to our trademarks and/or other assets.

On August 1, 2013 we entered into a five-year senior secured term facility (the “Loan”) with Bank of Hapoalim B.M. pursuant to which we incurred $13.0 million principal amount of senior secured term debt.  In addition, as part of our acquisition of the Isaac Mizrahi Brands in September 2011, we issued to IM Ready a note in the principal amount of $7,377,432 with a current principal amount due of $6,877,432, subject to adjustment as set forth herein (the “Seller Note”) and our ability to pay the Seller Note in shares of our common stock, and have a contingent obligation of $11.5 million as of June 30, 2013, based on meeting certain royalty revenue targets, that would be owed to IM Ready in September 2014 and/or September 2015 payable in cash or shares of our common stock, at our discretion.  The Company may also assume or incur additional debt, including secured debt, in the future in connection with, or to fund, future acquisitions, subject to limited exceptions.   Our debt obligations:

☐	could impair our liquidity;

☐	could make it more difficult for us to satisfy our other obligations;

☐	require us to dedicate a substantial portion of our cash flow to payments on our debt obligations, which reduces the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

☐	could impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

☐	impose restrictions on us with respect to the use of our available cash, including in connection with future transactions;

☐	make us more vulnerable in the event of a downturn in our business prospects and could limit our flexibility to plan for, or react to, changes in our licensing markets; and

☐	could place us at a competitive disadvantage when compared to our competitors who have less debt.

While we believe that by virtue of the guaranteed minimum and percentage royalty payments due to us under certain of our licenses, we will generate sufficient revenues from our Design and Licensing Business to satisfy our obligations for the foreseeable future, in the event that we were to fail in the future to make any required payment under agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default regarding that indebtedness and the lenders could declare such indebtedness to be immediately due and payable.  A debt default could significantly diminish the market value and marketability of our common stock and could result in the acceleration of the payment obligations under all or a portion of our consolidated indebtedness, or a renegotiation of our Loan with more onerous terms and/or additional equity dilution. It may also enable our senior lender or lenders to foreclose on the Company’s and IM Brands’ assets and/or our membership interests in IM Brands, which currently constitutes substantially all of intangible assets.

We expect to achieve growth based upon our plans to expand the Design and Licensing Business. If we fail to manage our expected future growth, our business and operating results could be harmed.

We project growth in the Design and Licensing Business based upon growing the business of our licensed products for the Isaac Mizrahi Brands (our “Wholesale Licensees”), engaging additional Wholesale Licensees or partners for the Isaac Mizrahi Brands as well as projected growth of the IsaacMizrahiLIVE business with QVC, the Shopping Channel and other direct response television partners. We also project to grow the LCNY business on QVC.  We may also evaluate and pursue appropriate opportunities with other brands (including acquiring and/or entering into licensing and/or design agreements with such brands) to the extent we believe that such opportunities would be in the best interests of our company and our stockholders.

This expected growth will place considerable demands on our management and other resources. Our ability to compete effectively and to manage future growth, if any, will depend on the sufficiency and adequacy of our current resources and infrastructure and our ability to continue to identify, attract and retain personnel to manage our brands. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our operations and properly oversee our brands. The failure to support our operations effectively and properly oversee our brands could cause harm to our brands and have a material adverse effect on their fair values and our business, financial condition and results of operations. In addition, we may be unable to leverage our core competencies in managing apparel brands to managing brands in new product categories.

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Also, there can be no assurance that we will be able to achieve and sustain meaningful growth. Our growth may be limited by a number of factors including increased competition among branded products at bricks-and-mortar, internet, and direct-response retailers, decreased airtime on QVC or other direct response television partners, competition for retail license and brand acquisitions, insufficient capitalization for future transactions.

Because of the intense competition within our existing and potential licensees’ markets and the strength of some of their competitors, we and our licensees may not be able to continue to compete successfully.

We expect our existing and future licenses to relate to products in the apparel, fashion accessories, footwear, beauty and fragrance, home products and décor, pet products, fabrics and yarns, and other consumer industries, in which our licensees face intense competition, including from our other brands and licensees. In general, competitive factors include quality, price, style, name recognition and service. In addition, various fads and the limited availability of shelf space could affect competition for our licensees’ products. Many of our licensees’ competitors have greater financial, distribution, marketing and other resources than our licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to successfully compete in the markets for their products, and we may not be able to continue to compete successfully with respect to our licensing arrangements.

If our competition for licenses increases, or any of our current licensees elect not to renew their licenses or renew on term less favorable than today, our growth plans could be slowed.

We may face increasing competition in the future for licenses as other companies owning brands may decide to enter into licensing arrangements with licensees, retailers or interactive media companies similar to the ones we currently have in place. Furthermore, our current or potential licensees may decide to develop or purchase brands rather than renew or enter into license agreements with us. In addition, this increased competition could result in lower sales of products offered by our licensees under our brands. If our competition for licenses increases, it may take us longer to procure additional licenses which could slow our growth rate.

Our licensees are subject to risks and uncertainties of foreign manufacturing and the price, availability and quality of raw materials that could interrupt their operations or increase their operating costs, thereby affecting their ability to deliver goods to the market, reduce or delay their sales and decrease our potential royalty revenues.

Substantially all of the products sold by our licensees are manufactured overseas. There are significant risks associated with foreign manufacturing, including changes in laws relating to quotas, and the payment of tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays and international political, regulatory and economic developments. Further, our licensees may experience fluctuations in the price, availability and quality of fabrics and raw materials used by them in their manufactured apparel or purchased finished goods. Any of these risks could increase our licensees’ operating costs. Our licensees also import finished products and assume all risk of loss and damage with respect to these goods once they are shipped by their suppliers. If these goods are destroyed or damaged during shipment, the revenues of our licensees, and thus our royalty revenues over and above the guaranteed minimums, could be reduced as a result of our licensees’ inability to deliver or their delay in delivering their products.

Our failure to protect our proprietary rights could compromise our competitive position and decrease the value of our brands.

We own, through our wholly-owned subsidiary, IM Brands, U.S. federal trademark registrations and foreign trademark registrations for our Isaac Mizrahi Brands that are vital to the success and further growth of our business and which we believe have significant value. We will monitor, on an ongoing basis, unauthorized filings of our trademarks and imitations thereof, and rely primarily upon a combination of trademarks, copyrights and contractual restrictions to protect and enforce our intellectual property rights domestically and internationally. We believe that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by us to establish protect and enforce our trademarks and other proprietary rights will prevent infringement of our intellectual property rights by others, or prevent the loss of licensing revenue or other damages caused therefrom.

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For instance, despite our efforts to protect and enforce our intellectual property rights, unauthorized parties may attempt to copy aspects of our intellectual property, which could harm the reputation of our brands, decrease their value and/or cause a decline in our licensees’ sales and thus our revenues. Further, we and our licensees may not be able to detect infringement of our intellectual property rights quickly or at all, and at times, we or our licensees may not be successful in combating counterfeit, infringing or knockoff products, thereby damaging our competitive position. In addition, we depend upon the laws of the countries where our licensees’ products are sold to protect our intellectual property. Intellectual property rights may be unavailable or limited in some countries because standards of registerability vary internationally. Consequently, in certain foreign jurisdictions, we have elected or may elect not to apply for trademark registrations. While we generally apply for trademarks in most countries where we license or intend to license our trademarks, we may not accurately predict all of the countries where trademark protection will ultimately be desirable. If we fail to timely file a trademark application in any such country, we may be precluded from obtaining a trademark registration in such country at a later date. Failure to adequately pursue and enforce our trademark rights could damage our brands, enable others to compete with our brands and impair our ability to compete effectively.

In addition, in the future, we may be required to assert infringement claims against third parties or more third parties may assert infringement claims against us. Any resulting litigation or proceeding could result in significant expense to us and divert the efforts of our management personnel, whether or not such litigation or proceeding is determined in our favor. In addition, to the extent that any of our trademarks were ever deemed to violate the proprietary rights of others in any litigation or proceeding or as a result of any claim, we may be prevented from using them, which could cause a termination of our licensing arrangements, and thus our revenue stream, with respect to those trademarks. Litigation could also result in a judgment or monetary damages being levied against us.

A substantial portion of our licensing revenue is concentrated with a limited number of licensees such that the loss of any of such licensees could decrease our revenue and impair our cash flows.

A substantial portion of the Company’s revenues have been paid by QVC, either through the QVC Agreement or through the Design Agreement related to the LCNY Brand. Because we are dependent on these agreements with QVC for a significant portion of our revenue, if QVC were to have financial difficulties, or if QVC decides not to renew or extend its existing agreements with us, our revenue and cash flows could be reduced substantially. Additionally, we have limited control over the programming that QVC devotes to the IsaacMizrahiLIVE and LCNY Brand or its promotional sales with the IsaacMizrahiLIVE and LCNY Brand (such as Today’s Special Value sales). If QVC reduces or modifies its programming or promotional sales related to the Isaac MizrahiLIVE and/or the Liz Claiborne New York brands, our revenues and cash flows could be reduced substantially.

The current term of the Design Agreement, which was renewed on January 28, 2013, expires on July 31, 2016 and provides for four one-year renewal periods.  There can be no assurance that this agreement will be renewed upon expiration of the current term, that the minimum sales thresholds will be met or that QVC will not terminate our licensing agreement or its agreement with Fifth and Pacific Companies, Inc. (“FNP”) for non-performance. The Company’s has an agreement with Fifth & Pacific Companies, Inc. (formerly Liz Claiborne, Inc.) (“FNP”) (the “LCNY Agreement”) FNP that entitles the Company to royalties based primarily on a percentage of royalties FNP receives from QVC under a separate license agreement between FNP and QVC.

While our business with QVC has seen growth since the Isaac MizrahiLive and LCNY brands were launched in 2009 and 2010, respectively, there is no guarantee that they will continue to grow in the future. Additionally, while we have entered into additional wholesale license agreements for the Isaac Mizrahi Brands and entered into a license agreement with The Shopping Channel in Canada in order to diversify and grow our revenues, there are no guarantees that our new licensees will be able to generate sales of products under the Isaac Mizrahi Brands or grow their existing sales of products under the Isaac Mizrahi Brands, and if they do generate sales, there is no guarantee that they will not cause a decline in sales of product being sold through QVC.

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The QVC Agreement restricts us from selling Isaac Mizrahi branded product with certain retailers or into certain territories, which provides QVC with a right to terminate the QVC Agreement if we breach this provision.

Although all of our Wholesale License Agreements prohibit the sale of Isaac Mizrahi branded product to these restricted retailers and/or territories, one or more of our licensees could sell to a restricted retailer or territory, putting us in breach with QVC and exposing us to termination by QVC. A breach by QVC could result in QVC seeking monetary damages, seeking an injunction against us and our other licensees and/or terminate the QVC Agreement that could have a material adverse effect on the Company’s net income and cash flows.

We are dependent upon our Chief Executive Officer and other key executives. If we lose the services of these individuals we may not be able to fully implement our business plan and future growth strategy, which would harm our business and prospects.

Our success as a marketer and licensor of intellectual property is largely dependent upon the efforts of Robert W. D’Loren, our Chief Executive Officer and chairman of the board of directors. Our continued success is largely dependent upon his continued efforts and those of our other key executives. Although we entered into an employment agreement with Robert D’Loren, as well as employment agreements with other of our key executives and employees, including Isaac Mizrahi, there is no guarantee that we will not lose the services of our executive officers or key employees. To the extent that any of their services become unavailable to us, we will be required to hire other qualified executives, and we may not be successful in finding or hiring adequate replacements. This could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects.

We are dependent upon the promotional services of Isaac Mizrahi as it relates to the Isaac Mizrahi brand, which is currently our primary business.

If we lose the services of Isaac Mizrahi, we may not be able to fully comply with the terms of the QVC Agreement or our design agreements with FNP and QVC and it may result in significant reductions in the value of the Isaac Mizrahi Brands and our prospects, revenues and cash flows.  Isaac Mizrahi is a key individual in our continued promotion of the Isaac Mizrahi Brands and the principal salesperson of the Isaac Mizrahi brands on QVC and The Shopping Channel. Although we have entered into an employment agreement with Mr. Mizrahi and he is a significant shareholder of the Company, there is no guarantee that we will not lose his services. To the extent that any of Mr. Mizrahi’s services become unavailable to us, we will likely need to find a replacement to Mr. Mizrahi to become Chief Designer for the Isaac Mizrahi Brands. Competition for skilled designers or brand promoters is intense, and compensation levels may be high, and there is no guarantee that we would be able to identify and attract a qualified replacement, or if Mr. Mizrahi’s services are not available to us, that we would be able to promote the Isaac Mizrahi Brands as well as we are able to with Mr. Mizrahi as a spokesperson for the brand, and may not be able to obtain certain promotional or service agreement that we are able to obtain with Mr. Mizrahi as an employee. This could significantly affect the value of the Isaac Mizrahi Brands and our ability to market the brands, and could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects. Additionally, while we acquired all trademarks, image, and likeness of Isaac Mizrahi, pursuant to the acquisition of the Isaac Mizrahi Business and his employment agreement, Mr. Mizrahi has retained certain rights to participate in outside business activities, including hosting and appearing in television shows, movies and theater productions, and writing and publishing books and other publications.  Mr. Mizrahi’s participation in these personal business ventures could limit his availability to us and affect his ability to perform under this employment agreement.  Finally, there is no guarantee that Mr. Mizrahi will not take an action that the consumer views as negative, which may harm the Isaac Mizrahi Brands as well as our business and prospects.

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The termination of agreements related to design and other services would decrease our expected revenues and cash flows.

The Company provides design and other services for fixed or agreed upon fees. If the Company fails to perform these services or if these service agreements were terminated or not renewed, our expected revenues and cash flows would decrease.

The LCNY Agreement could be terminated by FNP and/or QVC in the event that QVC or FNP decides not to renew its licensing agreement with respect to the LCNY Brand, or if we were to lose the services of Isaac Mizrahi as the designer with respect to LCNY Brand branded products, thereby decreasing our expected revenues and cash flows.

We currently have the LCNY Agreement in place with FNP, pursuant to which we design the LCNY Brand line to be sold on QVC in exchange for the Company receiving a percentage of the royalties that FNP receives from QVC under a separate license agreement between FNP and QVC. The LCNY Agreement has a current term that runs through July 31, 2016. There is no guarantee that FNP or QVC will renew the agreement, which would impair our revenues and cash flows. Additionally, FNP has the right at its option to terminate the LCNY Agreement with us if the services of Isaac Mizrahi as designer for LCNY branded products are no longer available to FNP and we do not agree upon a replacement designer. Although we have entered into an employment agreement with Mr. Mizrahi, there can be no assurance that if his services are required by FNP he will provide such services or that in the event we, and thus QVC, were to lose the ability to draw on such services, FNP would continue its design agreement with us. The loss of the LCNY Agreement would significantly decrease our expected revenues and cash flows until we were able to enter into one or more replacement agreements.

Intangible assets, including our trademarks and goodwill represent a substantial portion of our assets. As a result of changes in market conditions and declines in the estimated fair value of these assets, we may, in the future, be required to write down a portion of our intangible assets and such write-down would, as applicable, either decrease our net income or increase our net loss.

Trademarks represent a significant portion of our assets. Under accounting standards generally accepted in the United States of America, indefinite lived intangible assets, including our trademarks, are not amortized, but must be tested for impairment annually or more frequently if events or circumstances indicate the asset may be impaired. The estimated useful life of an intangible asset must be evaluated each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Any write-down of intangible assets resulting from future periodic evaluations would, as applicable, either decrease our net income or increase our net loss and those decreases or increases could be material.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results.

Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or by a change in allocation of state and local jurisdictions, or interpretations thereof. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of recovering the amount of deferred tax assets recorded on the balance sheet and the likelihood of adverse outcomes resulting from examinations by various taxing authorities in order to determine the adequacy of our provision for income taxes. We cannot guarantee that the outcomes of these evaluations and continuous examinations will not harm our reported operating results and financial conditions.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations, which subjects us to inherent costs and risks associated with maintaining, upgrading, replacing and changing these systems, including impairment of our information technology, potential disruption of our internal control systems, substantial capital expenditures, demands on management time and other risks of delays or difficulties in upgrading, transitioning to new systems or of integrating new systems into our current systems.

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A decline in general economic conditions resulting in a decrease in consumer-spending levels and an inability to access capital may adversely affect our business.

Many economic factors beyond our control may impact our forecasts and actual performance. These factors include consumer confidence, consumer spending levels, employment levels, or availability of consumer credit, recession, deflation, inflation, a general slowdown of the U.S. economy or an uncertain economic outlook. Furthermore, changes in the credit and capital markets, including market disruptions, limited liquidity and interest rate fluctuations, may increase the cost of financing or restrict our access to potential sources of capital for future acquisitions.

The risks associated with our business are more acute during periods of economic slowdown or recession. In addition to other consequences, these periods may be accompanied by decreased consumer spending generally, as well as decreased demand for, or additional downward pricing pressure on, the products carrying our brands. Accordingly, any prolonged economic slowdown or a lengthy or severe recession with respect to either the U.S. or the global economy is likely to have a material adverse effect on our results of operations, financial condition and business prospects.

We have an ever-growing reliance on technology including web-based information, proprietary data storage and normal business operations, which creates increased risk for us to ensure these systems remain uncompromised.

As threats of cyber-attacks expand across industries, and given the potential material impact on operations, the security of these digital technologies from internal and external threat could disrupt services and lead to misusage and “leakage” that could lead to significant capital outlays.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

The recently enacted JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the first date of sales of securities pursuant to this registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated filer” under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. For so long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

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If we fail to maintain an effective system of internal controls, we may not be able to report our financial results accurately or in a timely fashion, and we may not be able to prevent fraud; in such case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our Annual Report on Form 10-K our assessment of the effectiveness of our internal controls over financial reporting. We have dedicated a significant amount of time and resources to ensure compliance with this legislation for the year ended December 31, 2012 and will continue to do so for future fiscal periods. Although we believe that we currently have adequate internal control procedures in place, we cannot be certain that future material changes to our internal controls over financial reporting will be effective. If we cannot adequately maintain the effectiveness of our internal controls over financial reporting, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our common stock. Moreover, if we discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

 Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until we are no longer an “emerging growth company.” At such time that an attestation is required, our independent registered public accounting firm may issue a report that is adverse or qualified in the event that it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

Management exercises significant control over matters requiring shareholder approval which may result in the delay or prevention of a change in our control.

The combined voting power of the Common Stock ownership of our officers and directors and key employees is approximately 62.1% of our voting securities, prior to the sale of any of the shares of Common Stock offered in this Prospectus. Additionally, pursuant to the Voting Agreement, IM Ready agreed to appoint a person designated by the board of directors as IM Ready’s irrevocable proxy and attorney-in-fact with respect to the shares of the Common Stock received by IM Ready in connection with the Merger.  The proxy holder shall vote in favor of matters recommended or approved by the board of directors.

As a result, our management and key employees through such stock ownership exercises significant control over all matters requiring shareholder approval, including the election of our directors and approval of significant corporate transactions. This concentration of ownership in management and key employees may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than management. There is also a risk that our existing management and a limited number of stockholders may have interests which are different from certain stockholders and that they will pursue an agenda which is beneficial to themselves at the expense of other stockholders.

There are limitations on the liabilities of our directors and executive officers. Under certain circumstances, we are obligated to indemnify our directors and executive officers against liability and expenses incurred by them in their service to us.

Pursuant to our amended and restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of the person’s services as one of our directors or executive officers. The costs associated with providing indemnification under these agreements could be harmful to our business.

The Company incurs increased costs as a result of being a public company, which may adversely affect its business.

As a public company, we incur significant legal, accounting and other expenses that private companies do not incur. In addition, the Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  These rules and regulations create legal and financial compliance costs and make some activities more time consuming and costly than if we were private. For example, as a public company, the Company has adopted policies regarding internal controls and disclosure controls and procedures in order to comply with public company internal control and disclosure standards.

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The market price of our Common Stock may be volatile, which could reduce the market price of our Common Stock.

The publicly traded shares of our Common Stock are not widely held, and do not have significant trading volume, and therefore may experience significant price and volume fluctuations. This market volatility could reduce the market price of the Common Stock, regardless of our operating performance. In addition, the trading price of the Common Stock could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us, our licensees or our respective competitors, factors affecting our licensees’ markets generally and/or changes in national or regional economic conditions, making it more difficult for shares of the Common Stock to be sold at a favorable price or at all. The market price of the Common Stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in the trademark licensing business or companies in the industries in which our licensees compete.

We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification would severely and adversely affect any market liquidity for our Common Stock.

 For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	The basis on which the broker or dealer made the suitability determination; and

•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock, if and when our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may decrease, with a corresponding decrease in the price of our Common Stock. Our Common Stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their Common Stock.

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Future sales of Common Stock in the public market or the issuance of Common Stock or securities senior to the Common Stock could adversely affect the trading price of our Common Stock.

Our Certificate of Incorporation currently authorizes our board of directors to issue shares of Common Stock in excess of the Common Stock currently outstanding.  Any additional issuances of any of our authorized but unissued shares will not require the approval of stockholders and may have the effect of further diluting the equity interest of stockholders.

We may issue Common Stock in the future for a number of reasons, including to attract and retain key personnel, to lenders, investment banks, or investors in order to achieve more favorable terms from these parties and align their interests with our common equity holders, to management and/or employees to reward performance to finance our operations and growth strategy, to adjust our ratio of debt to equity, to satisfy outstanding obligations or for other reasons. If we issue securities, our existing stockholders may experience dilution.  Future sales of the Common Stock, the perception that such sales could occur or the availability for future sale of shares of the Common Stock or securities convertible into or exercisable for our Common Stock could adversely affect the market prices of our Common Stock prevailing from time to time.  The sale of shares issued upon the exercise of our derivative securities could also further dilute the holdings of our then existing stockholders, including holders of the convertible notes that receive shares of the Common Stock upon conversion of their notes. In addition, future public sales of shares of the Common Stock could impair our ability to raise capital by offering equity securities.

We may issue a substantial number of shares of common stock upon exercise of outstanding warrants and options, as payment of our obligations under the Loan and to satisfy obligations to IM Ready if royalty revenue targets are met.

We have outstanding warrants and options to purchase 1,789,418 shares of common stock, of which warrants to purchase 582,428 shares are exercisable at a price of $0.01 per share.  The holders of warrants and options will likely exercise such securities at a time when the market price of our common stock exceeds the exercise price.  Therefore, exercises of warrants and options will result in a decrease in the net tangible book value per share of our common stock and such decrease could be material.  In addition, we may issue shares of common stock to satisfy up to $25,265,500 of earn-out payments to IM Ready if royalty revenue targets are met by the Isaac Mizrahi Business.

We may also satisfy our obligations under the remaining $6,877,000 principal amount Seller Note payable to IM Ready by issuing shares of common stock.  The number of shares which we issue to satisfy our earn-out payment obligations or obligations under the Note will be based on the future market price of our common stock and are currently not determinable, provided that there is a floor to the share price to satisfy the Seller Note of $4.50 per share, so the maximum number of shares that could be issued in exchange for the Seller Note is 1,528,000 shares.  The issuance of shares to satisfy such obligations and upon exercise of outstanding warrants and options will dilute our then-existing stockholders’ percentage ownership of our company, and such dilution could be substantial.  Sales or the potential for sale of a substantial number of such shares could adversely affect the market price of our common stock, particularly if our common stock remains thinly traded at such time.

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The Common Stock is not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

The Common Stock is currently traded, but with very low, if any, volume, based on quotations on the “OTCQX”, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that prior to September 29, 2011, we did not have an operating business, we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot provide any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that trading levels will be sustained.

Stockholders should be aware that, according to Commission Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

We do not anticipate paying cash dividends on the Common Stock.

You should not rely on an investment in our Common Stock to provide dividend income, as we currently do not plan to pay any in the foreseeable future.  Instead, we plan to retain any earnings to maintain and expand our existing licensing operations, further develop our trademarks and finance the acquisition of additional trademarks.  Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any return on their investment. In addition, the Loan prohibits us from paying any cash dividends while it is outstanding.

Provisions of our corporate charter documents could delay or prevent change of control.

Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of “blank check” preferred stock without stockholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock.  In addition, our Certificate of Incorporation divides our board of directors into three classes, serving staggered three-year terms.  Because of the staggered terms, at least two annual meetings, instead of one, would be required to effect a change in a majority of our board of directors.  The designation of preferred stock in the future, and the classification of our board of directors into three classes could make it difficult for third parties to gain control of our company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.

Historically, the SEC has taken the position that Rule 144 under the Securities Act, as amended, is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies like us, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC prohibits the use of Rule 144 for resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met: the issuer of the securities that was formerly a shell company has ceased to be a shell company; the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. As such, due to the fact that we had been a shell company prior to October 2005, holders of “restricted securities” within the meaning of Rule 144, when reselling their shares pursuant to Rule 144, shall be subject to the conditions set forth herein

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “ongoing,” “could,” “estimates,” “expects,” “intends,” “may,” “appears,” “suggests,” “future,” “likely,” “goal,” “plans,” “potential,” “projects,” “predicts,” “seeks,” “should,” “would,”, “guidance,””confident,” or “will” or the negative of these terms or other comparable terminology.  Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Moreover, we operate in a very competitive and rapidly changing environment.  New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.  All forward-looking statements included in this document are based on information available to us on the date hereof, and we assumes no obligation to update any such forward-looking statements.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about us include financial projections and future estimates and expectations about our business.  The projections, estimates and expectations are presented in this prospectus only as a guide about future possibilities and do not represent actual amounts or assured events.  All the projections and estimates are based exclusively on our management’s own assessment of our business, the industry in which we works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities.  The actual results may differ significantly from the projections.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All of the net proceeds from the resale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

A portion of the shares of Common Stock covered by this prospectus are issuable upon exercise of the Warrants. We may receive proceeds in the event some or all of the Warrants held by the selling security holders are exercised for cash. To the extent that the selling stockholders exercise, for cash, all of the Warrants covering the 1,443,478 shares of Common Stock registered for resale under this prospectus, we would receive approximately $4,353,474 in the aggregate from such exercises; however the holders of the Warrants may elect to exercise the Warrants utilizing a cashless exercise provision. Any proceeds received from the exercise of the warrants will be used for working capital and other general corporate purposes.

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DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the selling security holders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The selling security holders are offering for resale common shares underlying the outstanding Warrants. To the extent such Warrants are exercised, the existing stockholders will experience dilution to their ownership interests in us.

DESCRIPTION OF BUSINESS

Corporate Background

Xcel Brands, Inc. (the “Company”) was incorporated on August 31, 1989 in the State of Delaware under the name Houston Operating Company. On April 19, 2005, we changed our name to NetFabric Holdings, Inc. and on September 29, 2011 we changed our name to Xcel Brands, Inc. On September 29, 2011 Xcel Brands, Inc., a privately held Delaware corporation (“Old XCel”), Netfabric Acquisition Corp., a Delaware corporation (“Acquisition Corp.”) and wholly-owned subsidiary of the Company, and certain stockholders of the Company entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) pursuant to which Acquisition Corp. was merged with and into Old XCel, with Old XCel surviving as a wholly-owned subsidiary of the Company (the “Merger”).

Also in connection with the Merger and related transactions, the Company acquired (i) the “Isaac Mizrahi” brands (including the trademarks and brands “Isaac Mizrahi New York”, “Isaac Mizrahi” and “IsaacMizrahiLIVE”) (collectively, the “IM Trademarks”), (ii) the license agreements related to the IM Trademarks including a license agreement with QVC, Inc. (“QVC”) (the “QVC Agreement”), (iii) design agreements with Fifth and Pacific Companies, Inc, formerly known as Liz Claiborne, Inc. (“FNP”) (the “LCNY Agreement”) and QVC (the “Design Agreement”) to design the “Liz Claiborne New York” brand for sale exclusively at QVC and (iv) computers, design software, and other assets related to the licensing and design of the IM Trademarks and the design of the Liz Claiborne New York brand (together with the IM Trademarks, the QVC Agreement, the LCNY Agreement, the Design Agreement, the “Isaac Mizrahi Business”).

Overview of the Business

 The Company engages in the design, licensing, marketing and retail sales of the Isaac Mizrahi Brand, and has certain rights related to the Liz Claiborne New York Brand (“LCNY”) across a variety of product categories.  The Company operates in two segments - (1) our Design and Licensing Business, and (2) our Retail Business. Our Design and Licensing Business operates in a “working capital light” business model, licensing the Isaac Mizrahi Brand through its wholly-owned subsidiary IM Brands, LLC and generating royalty and design and service fee revenues through licensing and other agreements with wholesale manufacturers, sourcing and design companies, and retailers under both the Isaac Mizrahi Brand and the LCNY brand. Our Retail Business was launched through our wholly-owned subsidiary IMNY Store 1, LLC with the opening of our first retail store located in Southampton, New York in June 2013.

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The focus of the Company’s Design and Licensing Business is on designing products across a variety of categories under its brands (and in certain cases such as LCNY, brands owned by others), and licensing its owned brands for promotion and distribution through an Omnichannel retail sales strategy including distribution through Direct-Response Television (i.e. QVC and The Shopping Channel), the internet, and traditional bricks-and-mortar retail channels. This segment operates in a “working capital light” business model, licensing the Isaac Mizrahi Brands through its wholly-owned subsidiary IM Brands, LLC and generating royalty and design revenues through licensing and other agreements with wholesale manufacturers, sourcing and design companies, and retailers. By partnering with licensing partners who have significant expertise in designing, sourcing, and selling products through wholesale and retail distribution channels, the Company is able to focus on licensing its brands, providing design direction and in certain cases, product designs to its licensees, coordinating merchandising among its licensees, and marketing through social media marketing and other conventional means (advertising, public relations). The Company also opened its first retail store in June 2013 in order to be able to present the Isaac Mizrahi Brand as a full collection to consumers and to grow the distribution of certain categories of products under the brand. While the Company is exploring options to grow its Retail Business, the Company’s primary focus is on growing its licensing revenues related to the Isaac Mizrahi Brands and LCNY. Separately, the Company in the future may acquire and/or enter into licensing agreements with other brands in order to leverage its licensing, design, and/or marketing expertise to grow its revenues through its omnichannel retail sales strategy.

Licensing Business

Our Design and Licensing Business focuses on three primary businesses: (i) designing products across a variety of categories for and licensing the “IsaacMizrahiLIVE” brand for distribution through Direct-Response Television (i.e. QVC) and the Shopping Channel; (ii) providing design services for and licensing the Isaac Mizrahi Brands (excluding the IsaacMizrahiLIVE brand) to wholesale manufacturers, sourcing and design companies, and retailers for promotion and distribution through the internet and traditional bricks-and-mortar retail channels, and (iii) providing design services for and managing and promoting the LCNY brand for distribution through QVC. By licensing the Isaac Mizrahi Brands across Direct-Response Television, the internet, and traditional bricks-and-mortar retail channels, we pursue an “Omnichannel” retail sales strategy for the brand by which we are able to reach our customers and promote sales through all channels of distribution.

In connection with such licensing activities, we provide design support to licensees of the Isaac Mizrahi Brands and LCNY Brand where required and coordinate merchandising and sales efforts between our various licensees in each case where appropriate. We also conduct traditional marketing, advertising, public relations, and social media marketing campaigns for the Isaac Mizrahi Brands, and coordinate such activities with our licensees.

QVC Licensing Agreement.  Through its wholly-owned subsidiary, IM Brands, the Company acquired a direct-to-retail license agreement with QVC that was entered into in January 2009 with the Company’s acquisition of the Isaac Mizrahi Brands (as amended and restated, the “QVC Agreement”), and further amended in July 2013.  Pursuant to the QVC Agreement, IM Brands designs, and QVC sources and sells, various products under the “IsaacMizrahiLIVE” brand.  The IsaacMizrahiLIVE licensing program launched on QVC in 2010, and includes the sale of products across various categories including apparel, footwear, handbags, jewelry, accessories, kitchen, and home goods through QVC’s television media and related internet sites. While such sales have been primarily in the United States, we expect to grow sales in QVC’s international divisions, which currently include the United Kingdom, Italy, Germany, Japan and China.

Pursuant to the QVC Agreement, IM Brands has granted to QVC and its affiliates the exclusive, worldwide right to promote IsaacMizrahiLIVE products and the right to use and publish the related trademarks, service marks, copyrights, designs, logos and other intellectual property rights owned, used, licensed and/or developed by IM Brands for an initial term lasting until September 30, 2015, which was extended so the current term runs through September 30, 2020, with automatic one-year renewals thereafter, unless terminated by either party.  IM Brands has also granted to QVC and its affiliates, during the same period, worldwide rights to promote third party vendor “co-branded products” that, in addition to bearing and being marketed in connection with the trademarks and logos of such third party vendors, also bear or are marketed in connection with the IsaacMizrahiLIVE trademark and related logo.  In connection with the foregoing and during the same period, subject to the rights granted to the Company by QVC, QVC and its subsidiaries have the exclusive, worldwide right to use Isaac Mizrahi’s name, likeness, image, voice and performance to promote IsaacMizrahiLIVE products and co-branded products and QVC is permitted during this period to promote products that are in competition with IsaacMizrahiLIVE products and co-branded products.

In exchange for the rights granted to QVC pursuant to the QVC Agreement, QVC is obligated to pay to IM Brands, on a quarterly basis, royalty payments based upon the “Net Retail Sales” of IsaacMizrahiLIVE products and co-branded products.  Under the QVC Agreement, “Net Retail Sales” means the aggregate amount of all revenue generated through the sale of IsaacMizrahiLIVE products or co-branded products by QVC and its subsidiaries under the QVC Agreement, excluding freight, shipping and handling charges, customer returns, and sales, use or other taxes.

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Notwithstanding IM Brands’ grant of worldwide promotion rights to QVC, IM Brands may, with the permission of QVC, sell any of the IsaacMizrahiLIVE products to “Prestige Retailers” or via “Company Media” in exchange for making reverse royalty payments to QVC based on the net retail sales of such products to Prestige Retailers or via Company Media.  Under the QVC Agreement, (i) “Prestige Retailers” refers to the stores and the respective internet websites of high-end Bricks and Mortar Retailers (companies whose primary means of deriving revenue is marketing and selling consumer products to end-users of such consumer products at a physical location) such as Neiman Marcus, Bloomingdales and Macy’s Department Stores, but excluding discount divisions of such companies and any mass merchants such as drugstores, warehouse stores and companies such as Sears, JC Penney, Target, Walmart and Kmart; and (ii) “Company Media” refers to “Isaac Mizrahi” and “Isaac Mizrahi New York”-branded bricks and mortar retail stores and internet websites, if any. The Company does not currently sell any of the IsaacMizrahiLIVE products through any of these distribution channels.

Additionally, IM Brands is permitted to enter into agreements to market products through certain direct response television entities within certain identified geographic regions and with other non-QVC entities as may be approved by QVC. Any such agreements must expire no later than December 31, 2015, unless QVC consents to an extension to any such agreement. In consideration for QVC permitting the IM Brands to enter into such agreements, IM Brands will pay specified portions of the revenues earned from those agreements to QVC.

Under the QVC Agreement, IM Brands may also earn revenue third-parties related to (i) the sale, license, consignment or any other form of distribution of any products, bearing, marketed in connection with or otherwise associated with IM Brands’ trademarks and brands (including the Isaac Mizrahi Brands) and/or (ii) the licensing of any and all intellectual property rights with respect to any and all products, including IsaacMizrahiLIVE products, bearing, marketed in connection with or otherwise associated with IM Brands’ trademarks and brands; provided that it pays specified portions of the revenues earned from the foregoing activities to QVC.

Under the QVC Agreement, IM Brands is restricted from selling products under the Isaac Mizrahi Brands or any of its other trademarks and brands (including the trademarks, copyrights, designs, logos and related intellectual property themselves) to Kmart, Wal-Mart, Sears Roebuck & Co., or a direct competitor of QVC (defined as any entity other than QVC, including HSN, Inc. and Value Vision Media, Inc., whose primary means of deriving revenue is the transmission of Direct-Response Television programs, including the Home Shopping Network, ShopNBC, America's Store and Shop at Home Network), but excluding certain Direct Response Television companies approved by QVC. Additionally, to the extent that brands or other products (other than those under the IM Trademarks) are held directly by the Company or any subsidiary of the Company other than IM Brands, however, such brands or products may be sold to any Direct-Response Television retailer or other competitor of QVC.

In addition to the foregoing, the QVC Agreement provided for QVC removing certain restrictions that it had on the IM Trademarks (aside from the “IsaacMizrahiLIVE” trademarks) prior to the Merger; the payment to QVC of certain amounts on the closing of the Merger and related transactions as satisfaction of certain amounts that IM Ready and Earthbound, LLC (“Earthbound”) owed to QVC; and QVC permitting the Company to promote its bricks-and-mortar collections on QVC’s television program subject to certain terms and restrictions. The Company also agreed to provide QVC with a key-man life insurance policy to provide payment to QVC in the event of a death of Isaac Mizrahi.

At the time of the acquisition of the Isaac Mizrahi Business, the QVC Agreement generated more than half of the Company’s total revenues.  For the six months ended June 30, 2013, the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011 (the “Successor Prior Year Period”), the QVC Agreement accounted for 62%, 59% and 67% of the total revenues of the Company, respectively. For the year ended December 31, 2011, (which includes the Successor Prior Year Period and the period January 1, 2011 to September 28, 2011 (the “Predecessor Prior Year Period”)), the QVC Agreement accounted for 59% of revenues on an unaudited pro-forma basis.

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Wholesale Licensing Agreements.  As of June 30, 2013, the Company had entered into over 50 additional licensing agreements related to the Isaac Mizrahi Brands for sales and distribution through the internet and traditional bricks-and-mortar retailers (the “Wholesale Licensees”) in various categories, including but not limited to Womens’ Footwear, Accessories, Apparel, Outerwear, and Bridal Gowns; Fragrance, Bath and Body; Jewelry; Home Products; Mens’ Apparel and Accessories; Childrens’ and Infant Apparel, Footwear and Accessories; and Electronics Cases and Accessories. The terms of the agreements generally range from three to six years with renewal options. Revenue from the Wholesale Licensees represented approximately 15%, 11% and 10% of the Company’s total revenues for the six months ended June 30, 2013, the year ended December 31, 2012 and the Successor Prior Year Period.

The Company is also in negotiations and/or discussions with other potential licensees and partners to license and/or co-brand the Isaac Mizrahi Brands in additional categories. In certain cases, the Company has engaged licensing agents to assist in the procurement of such licenses for which IM Brands or our licensees pay such agents fees based upon a percentage of the net sales of licensed products by such licensees. While many of the new and proposed licensing agreements will likely require the Company to provide seasonal design guidance, most of our new and prospective licensing partners have their own design staff, and the Company therefore expects to have low incremental overhead related to expanding our licensing business. The Company will endeavor, where possible, to require licensees to provide guaranteed minimum royalties under their license agreements.

The Company’s licensees currently and/or plan to sell licensed products through bricks-and-mortar retailers, internet websites, and in certain cases will supply products to QVC and The Shopping Channel for sale through their Direct-Response Television programs and/or through their internet website. Based upon the time required to design, market, and produce products for sale through these distribution channels, there were a limited number of licensees who initiated sales of licensed products under the Isaac Mizrahi Brands in 2012, primarily in the Fall 2012 season. There are also a number of Wholesale Licensees which have not yet begun to sell products under the Isaac Mizrahi Brands as of June 2013. However, based upon guaranteed minimum royalties required under many of the license agreements, the Company is able to recognize revenue related to the Bricks-and-Mortar Licenses prior to the sale of licensed products. As licensees who have started to sell licensed products continue to grow their sales, and sales of licensed products commence in new categories in 2013 and future years, the Company expects that its revenue from its Wholesale Licenses will transition from being based on its guaranteed minimum royalties to being based on actual sales of licensed products by its licensees. The Company also intends to enter into distribution agreements and/or licensing agreements with international partners through which its licensees can sell products under the Isaac Mizrahi Brands internationally.

LCNY Agreement.   Pursuant to the LCNY Agreement, the Company provides certain promotional services related to the LCNY Brand, rights to use Isaac Mizrahi name as creative director for the LCNY Brand, and design services to FNP for the LCNY Brand, which is sold exclusively through QVC. Pursuant to the LCNY Agreement, Isaac Mizrahi or another spokesperson agreeable to the Company, QVC and FNP (any such person, the “Designer”), must be made available to act as creative director for the LCNY Brand and for print or other media campaigns (Isaac Mizrahi does not currently promote the products or line, but QVC and FNP may require that a Designer promote the products on QVC in the future).  As creative director, the Designer works with and directs a design staff employed by the Company, for which design services the Company is compensated under a separate agreement with QVC.  The current term of the LCNY Agreement runs until July 31, 2016, after which the LCNY Agreement automatically renews for four one-year renewal terms unless otherwise terminated by QVC.

Under the LCNY Agreement, the Company has absolute approval over any use of the Designer’s name and/or likeness, but it has otherwise granted to FNP all rights in any works (or contributions to works) comprised in design or advertising materials that are used in connection with products under the LCNY brand, other than the trademark, name, image, or likeness of the Designer.  The Company has also granted to FNP the right to use the Designer’s name, signature, photograph, voice or other sound effects, likeness, personality, endorsement, biography and statements in connection with the design, manufacture, importation, distribution, sale, marketing and advertising in any media of the products under the LCNY Brand.  Additionally, FNP and QVC may use the Isaac Mizrahi name, image, or likeness to promote the role of the Company in the design of products under the LCNY Brand, but may not use the Isaac Mizrahi name, image or likeness as part of the Liz Claiborne New York label itself.  Under the LCNY Agreement, the Company has agreed that neither it nor the Designer may, directly or indirectly, associate or affiliate the Designer’s name or trademark with Wal-Mart, Kmart and Sears.

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In consideration for the promotional and creative services, the rights to the designs created by the Company for the LCNY brand, and all other rights provided by the Company to FNP pursuant to the LCNY Agreement, FNP is obligated to pay to the Company a percentage of the royalty revenues FNP receives from QVC (pursuant to a separate license agreement by and between FNP and QVC) for sale of products under the LCNY brand through QVC-owned, -operated and -branded Direct-Response Television programs, website and retail stores, with the percentage equal to twenty-five percent (25%) of such royalties prior to July 31, 2013, and fifty percent (50%) of such royalties following July 31, 2013.  In the event that FNP uses the design and technical specifications of products for merchandise that is sold by FNP to international customers or through its own retail stores, the Company is entitled to additional royalty fees with respect to such merchandise to be agreed with FNP.  In addition to compensation to be paid by FNP to the Company as described above, FNP is also obligated to pay to the Company twenty-five percent (25%) of the royalty revenues FNP receives from Elizabeth Arden during the term of the LCNY Agreement for fragrance products bearing the LCNY Brand.  Finally, if FNP enters into any new licenses with respect to the LCNY Brand during the term of the LCNY Agreement, FNP has agreed to pay to the Company 25% of the royalty revenues FNP receives from such new licenses. For the six months ended June 30, 2013, the year ended December 31, 2012 and the Successor Prior Year Period, the LCNY Agreement accounted for 16%, 13% and 9% of the Company’s total revenues, respectively.   For the year ended December 31, 2011 (which includes the Successor Prior Year Period and the Predecessor Prior Year Period), the LCNY Agreement accounted for 9% of the Company’s revenues on an unaudited pro-forma basis.

Design and Promotional Services

The Company provides design and other services to certain of its licensees, and in some cases, to select brands owned by third parties. In particular, the Company provides full design services to QVC for products sold under both the QVC Agreement and LCNY Agreement, including seasonal design guidance, product development and merchandising, product design and sample review and approvals through its in-house design organization, and provides limited design services to its Wholesale Licensees which may include seasonal design guidance (such as style guides) and/or print and pattern development, for which certain of our licensees pay us fixed fees for such services as determined in their agreement. In general with the exception of the QVC Agreement and LCNY Agreement, the design of products under our Wholesale Licensees is expected to be completed by the licensees. The Company may also provide design services to other companies and/or brands in the future.

In certain cases, the Company provides promotional services to other brands or companies, which may include the use of Isaac Mizrahi or the Isaac Mizrahi Brands for the promotion of such company or brands through the internet, television, or other digital content, print media or other marketing campaigns featuring, in-person appearances by Mr. Mizrahi, the development of limited collections of products (which may include co-branded products) for such company, or other services as determined on a case-by-case basis.

In order to provide the design services for the Isaac Mizrahi Brands and under the LCNY Agreement, the Company employs a design team.  The Company may consider appropriate opportunities to leverage its resources to provide design services or other resources to selected brands that are not owned by the Company in the future.

Retail Stores

The Company through its wholly-owned subsidiary IMNY Store #1, LLC, opened our first retail store in June 2013 in Southampton, New York. We believe retail locations could provide the Company with a platform to present a common brand point of view for the Isaac Mizrahi brands and may provide an additional distribution channel for our Wholesale Licensees. The Company entered into a lease for a second store which is expected to open in 2014. Although there are no obligations to open additional stores, the Company is assessing the prospects of opening additional stores.

Future Brands

The Company may acquire or enter into licensing, joint venture, or other agreements for brands in the future that it believes it may be able to generate revenues by leveraging its licensing, design, and/or marketing expertise. In the event the Company does decide to enter into a transaction with other brands, the Company will analyze such potential transactions for their growth potential, ability to sell products across platforms, fit with the Company’s existing business and the economic and strategic impact on the Company.  The Company would also seek to leverage its existing operational infrastructure to operate any acquired business or intellectual property, and may need to hire additional design, marketing or other personnel or incur additional expenses to operate the business. Each acquisition opportunity will be analyzed on a case-by-case basis.  Based on its current cash position, a transaction may require the Company to raise additional equity financing, which may be dilutive, or debt financing, which may impose operating restrictions on the Company, unless substantially all of the consideration paid for a transaction is paid through the issuance of capital stock or a note to the other party, or such transaction does not require any up-front capital to be paid to the other party.

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Marketing

We believe that marketing is a critical element to maximize brand value to our licensees and the Company.  Therefore, we provide social media marketing and other marketing and public relations support for the Isaac Mizrahi Brands and LCNY brand.

Given the Company’s Omnichannel retail sales strategy focusing on the sale of branded products through various distribution channels (including internet, Direct-Response Television, and traditional bricks-and-mortar Sales Channels, our marketing efforts currently focus on social media campaigns, appearances, and digital content in order to drive retail sales of product and consumer awareness across our various sales distribution channels. As such, our marketing is currently conducted primarily through (i) Twitter campaigns, (ii) Facebook campaigns, and (iii) blogs, videos, images (i.e. Instagram, Pinterest) and other internet content that are all updated regularly. Our efforts also include promoting Isaac Mizrahi as a brand and personality through various media including television (Project Runway All-Stars, Live with Kelly), design for performances, and other events. We also work with QVC to leverage QVC’s internet resources including discussion boards, Facebook and Twitter campaigns, and QVC’s website and will work in a similar manner with The Shopping Channel. In order to drive smartphone and tablet sales of IsaacMizrahiLIVE products, QVC has developed an application for the I-Phone and I-Pad to enable customers to browse and purchase products under the IsaacMizrahiLIVE brand, and we have entered into a partnership with and developed a smartphone application in collaboration with Aurasma through which we offer customers an augmented reality experience and the ability to access content that we develop related to the Isaac Mizrahi Brands.

Many of our licensees make an advertising and marketing contribution to IM Brands under their license agreements, and will use such monies to paymarketing-related expenses and further promote the Isaac Mizrahi Brands as we deem appropriate. Certain of the Wholesale Licensees may have requirements to, or such licensees may elect to, provide advertising or marketing for the Isaac Mizrahii Brands under their license agreements with IM Brands. If we acquire additional brands, we would seek to expand our marketing efforts to address the specific needs of such acquired brands.

Competition

The Isaac Mizrahi Brands are, and additional brands that the Company may acquire will be, subject to extensive competition from various domestic and foreign brands.  Each of the Isaac Mizrahi Brands and any acquired brand will likely have many competitors within each of its specific distribution channels that span a broad variety of product categories, including the apparel, footwear, accessories, home furnishings and décor, food products and sporting goods industries. These competitors have the ability to compete with the Company and the Company’s licensees in terms of fashion, quality, price, products and/or marketing.

To the extent the Company seeks to acquire additional brands, it will face competition to retain licenses and to complete the acquisitions of additional brands.  The ownership, licensing, and management of brands is becoming a more widely utilized method of managing consumer brands as production continues to become commoditized and manufacturing capacity increases worldwide.  The Company will face competition from numerous direct competitors, including publicly and privately-held companies, including traditional apparel and consumer brand companies, other brand management companies and private equity groups.  Companies that traditionally focused on wholesale manufacturing and sourcing models are also exploring licensing as a way of growing their businesses through strategic licensing partners and direct-to-retail licensing arrangements.  Finally, the retailers and manufacturers to which the Company currently licenses (or may in the future license) its brands may decide to develop or purchase brands rather than entering into license agreements with the Company.

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Because the Company entered into the brand ownership, marketing, licensing and design business in 2011, and because many of its competitors have significantly more cash and revenues than it, the Company must work to differentiate itself from its direct and indirect competitors and successfully compete for market share with the brands it owns and for future acquisitions.  The Company believes that its management team (including its managers’ and directors’ historical track records and relationships within the industry) as well as its operating strategy of licensing brands with significant media presence in its Omnichannel retail sales strategy across Direct-Response Television, bricks-and-mortar and internet retail channels will help differentiate itself in an increasingly crowded competitive landscape.

Trademarks

The Company, through IM Brands, acquired the Isaac Mizrahi Brands which includes the trademarks and brands “Isaac Mizrahi”, “Isaac Mizrahi New York”, “Isaac Mizrahi Jeans”, “M.” and “IsaacMizrahiLIVE”. These trademarks and associated marks are registered or pending registration with the U.S. Patent and Trademark Office in block letter and/or logo formats, as well as in combination with a variety of ancillary marks for use with respect to a variety of product categories, including apparel, footwear and various other goods and services, including in some cases, home furnishings and decor. The Company intends to renew these registrations as appropriate prior to expiration. In addition, the Company registers its trademarks in certain other countries and regions around the world as it deems appropriate.

The Company and its licensees do not presently have a material amount of revenue from either the licensing of the Company’s trademarks internationally or the sale of products under its trademarks internationally.  If the Company or a licensee begins, or plans, to license or sell products under the Company’s trademarks in international territories, the Company will seek to register its trademarks in such international territories as it deems appropriate based upon factors including the revenue potential, prospective market and trademark laws in such territory or territories.

Generally, the Company is primarily responsible for monitoring and protecting its trademarks around the world. The Company engages the services of legal counsel to maintain and monitor its existing trademarks, and may register its existing trademarks or new trademarks in various territories around the world based upon its current and planned business strategy. Additionally, the Company seeks to require its licensing partners to advise the Company of any violations of its trademark rights of which its licensing partners become aware.  The Company monitors on an ongoing basis unauthorized use and filings of the Company’s trademarks, and the Company relies primarily upon a combination of federal, state, and local laws, as well as contractual restrictions to protect its intellectual property rights both domestically and internationally.

Employees

As of September 30, 2013, we had 33 full-time employees and 5 part-time employees.

Government Regulation

We are subject to federal, state and local laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission and various environmental laws and regulations. We believe that we are in compliance in all material respects with all applicable governmental regulations.

Properties

We do not own any real property. We currently lease and maintain our corporate offices and operations located at 475 Tenth Avenue, 4th Floor, New York, New York 10018.   Pursuant to the Purchase Agreement, we assumed a lease for such office of approximately 18,500 square feet of office space which lease is guaranteed by IM Brands.  Our base office rental expense on a monthly basis is approximately $44,000, plus annual increases to $51,076 during the last year of the lease, taxes and other fees payable under the lease. The office lease term expires in June 2016. We believe that this space will be sufficient to meet our current operating needs. We also lease and maintain a retail store in Southampton, New York of approximately 1,800 square feet, which has a one-year term with a two-year renewal option. The monthly rent expense is approximately $8,000. In addition we leased approximately 1,900 square feet of retail space in Woodstock, GA intended for our second retail store, which has a 10-year term with annual base rent of $50,112 for the first three years of the lease. Annual base rent escalates thereafter up to a maximum of $61,637 in year 10.

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LEGAL PROCEEDINGS

To the best of our knowledge, there are no material pending legal proceedings to which we are a party or of which any of our property is the subject.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this prospectus are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These risks are detailed in the Risk Factors Section of this prospectus. The words “anticipates,” “believes,” “can,” “continue,” “ongoing,” “could,” “estimates,” “expects,” “intends,” “may,” “appears,” “suggests,” “future,” “likely,” “goal,” “plans,” “potential,” “projects,” “predicts,” “seeks,” “should,” “would,”, “guidance,” “confident,” or “will” or the negative of these terms or other comparable terminology identify forward-looking statements.

Overview

On September 29, 2011 (the “Acquisition Date”), the Company merged with Xcel Brands, Inc. (“Old XCel”) and IM Brands, LLC (“IM Brands”), the Company’s wholly-owned subsidiary, acquired the Isaac Mizrahi Business (collectively, the “Transaction”).

The Company engages in the design, licensing, and marketing of the Isaac Mizrahi Brands with a focus on a variety of product categories featuring the Isaac Mizrahi Brands.  The Company operates in two segments - (1) design and licensing and (2) retail. Our design and licensing segment operates in a “working capital light” business model, licensing the Isaac Mizrahi Brand through its wholly-owned subsidiary IM Brands, LLC (“IM Brands”) and generating royalty and design and service fee revenues through licensing and other agreements with wholesale manufacturers, sourcing and design companies, and retailers under both the Isaac Mizrahi Brand and the LCNY brand (the “Design and Licensing Business”). Our retail business was launched through our wholly-owned subsidiary IMNY Store #1, LLC with the opening of our first retail store located in Southampton, New York in June 2013 (our “Retail Business”). Prior to our acquisition of the Isaac Mizrahi Business, the business was a division of IM Ready-Made, LLC (“IM Ready”).

Summary of Critical Accounting Policies

Several of our accounting policies involve management judgments and estimates that could be significant. The policies with the greatest potential effect on our consolidated results of operations and financial position include the estimate of contingent obligations to IM Ready, based on our revenue performance. Due to our licensing model, we do not have any inventory risk and have reduced our operating risks, and can reasonably forecast revenues and plan expenditures based upon guaranteed royalty minimums and sales projections provided by our retail licensees.

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The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We review all significant estimates affecting the financial statements on a recurring basis and record the effect of any adjustments when necessary.

In connection with our licensing model, we have entered into various trademark license agreements that provide revenues based on minimum royalties and additional revenues based on a percentage of defined sales. Minimum royalty revenue is recognized on a straight-line basis over each period, as defined, in each license agreement. Royalties exceeding the defined minimum amounts are recognized as income during the period corresponding to the licensee's sales. In addition, we also receive fees for design and other services. Design and service fees are recorded and recognized in accordance with the terms and conditions of each design fee contract, including the Company meeting its obligations and providing the relevant services under each contract.  Generally, we record on a straight line basis each base fee as stated in each design fee service agreement for the covered period and, if applicable, we recognize additional payments received that are related to a future period as deferred revenue, until service is provided or revenue is earned.

Inventories are stated at the lower of cost or market using the first in first out method. All inventory consists of finished goods and is located at the retail store location. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs, write-offs and shrinkage are charged to cost of goods sold.

The Company follows Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 350 for Intangibles, Goodwill, and Other. Under this standard, goodwill and indefinite lived assets are not amortized. The Company has deemed its trademarks to have indefinite lives, and are not amortized. Under this standard, the Company annually has the option to first assess qualitatively whether it is more likely than not that there is an impairment. Impairment losses are measured by comparing the fair value of the assets to their carrying amount. The Company’s definite lived intangible assets are amortized over their estimated useful lives.

The Company accounts for stock-based compensation in accordance with ASC Topic 718 by recognizing the fair value of stock-based compensation in the consolidated statements of operations.  The fair value of the Company’s stock option awards are estimated using the Black-Scholes option valuation model and restricted stock awards are valued at the fair value of the Company’s stock at the time of grant. The Black-Scholes model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award. In addition, the calculation of compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of stock-based awards is amortized over the service period of the awards.  Stock-based compensation that relates to contract performance is amortized over the term of the corresponding contract.

Compensation cost for restricted stock is measured using the fair value of the Company’s common stock at the date the common stock is granted. The compensation cost is recognized over the period between the grant date and the date any restrictions lapse. For stock-based awards that vest based on performance conditions (e.g. achievement of certain milestones), expense is recognized when it is probable that the condition will be met.

Management continues to analyze and quantify contingent obligations expected earn-out payments over the applicable pay-out period.  Management will assess no less frequently than each reporting period the fair value of contingent obligations. Any change in the expected obligation will result in an expense or income recognized in the period in which it is determined the fair market value of the obligation has changed.

Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted rates in effect during the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

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ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. Tax positions shall initially be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that has a probability of fifty percent (50%) or greater of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts.

Summary of Operating Results

The consolidated financial statements and related notes included elsewhere in this prospectus are as of, or for the six months ended June 30, 2013 (the “Current Six Months”), the six months ended June 30, 2012 (the “Prior Year Six Months”) the year ended December 31, 2012 (“2012”), and the year ended December 31, 2011 which includes on an unaudited pro forma basis, the aggregate results of the Company for the period September 29, 2011 to December 31, 2011 (the “Successor Prior Year Period”) and IM Ready for the period January 1, 2011 to September 28, 2011 (the “Predecessor Prior Year Period”, together with the Successor Prior Year Period (the “Prior Year”), as well as the six months ended June 30, 2013 and 2012.

The Current Six Months compared to the Prior Year Six Months.

Total Revenues.

Total revenues for the Current Six Months totaled $6.39 million compared to $5.70 million for the Prior Year Six Months. This increase was primarily related to an increase in net licensing revenues of $0.7 million.

Design and Licensing Segment – Almost all of the total revenues for the Current Six Months and all of the Prior Year Six Months consisted of net licensing revenues and design and service fees.

Retail Segment - The Company opened its first retail store in mid-June 2013 and reported net sales of $0.03 million in the Current Six Months. There are no comparative results for the Prior Year Six Months.

Gross Profit.

Gross profit for the Current Six Months was $6.38 million compared to $5.70 million for the Prior Year Six Months.

Design and Licensing Segment – Design and licensing gross profit was $6.36 million compared to $5.70 million for the Prior Year Six Months.

Retail Segment – Gross profit was $0.02 million, approximately 59% of net retail sales in the Current Six Months. There were no comparative results for the Prior Year Six Months.

Operating Expenses.

Operating expenses totaled $7.31 million for the Current Six Months compared to $5.83 million for the Prior Year Six Months, an increase of $1.48 million.

Design and Licensing Segment - Operating expenses totaled $7.20 million for the Current Six Months compared to $5.83 million for the Prior Year Six Months, an increase of $1.37 million. This increase was primarily related to an increase in stock-based compensation of $0.92 million and an increase in salaries of $0.53 million, and partly off-set by a decrease in other design and marketing and general and administrative expenses of $0.10 million. Depreciation and amortization increased in the Current Six Months by $0.02 million compared with the Prior Year Six Months.

Retail Segment – Operating expenses were $0.11 million for the Current Six Months. Although the store opened for business in mid-June, the Retail segment began operations in early May and included store preparation and merchandising costs. There are no comparative results for the Prior Year Six Months.

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Operating Loss.

Operating loss for the Current Six Months was $0.92 million compared to $0.12 million in the Prior Year Six Months.

Design and Licensing Segment - Operating loss for the Current Six Months was $0.83 million compared to $0.12 million in the Prior Year Six Months. The increase in loss was primarily the result of an increase in stock-based compensation expense and salaries, partially off-set by an increase in total revenues, as noted above.

Retail Segment – Operating loss for the Current Six Months was $0.09 million. The loss was primarily the result of having only a few weeks of sales while incurring the costs to develop the retail concept and prepare the store for opening.

Interest and Finance Expense.

Interest and finance expenses for the Current Six Months decreased to $1.04 million compared to $1.09 million in the Prior Year Six Months. The decrease was primarily (a) $0.03 million of interest expense relating to an installment obligation in the Prior Year Six Months that was fully satisfied in November 2012 and (b) $0.02 million decrease in the Current Six Months of amortization of discounted debt compared with the Prior Year Six Months.

Provision (benefit) for Income Taxes.

The effective income tax rate for the Current Six Months is approximately 40% resulting in a $0.79 million income tax benefit, as compared to an effective income tax rate of approximately 1% in the Prior Year Six Months which resulted in the $0.02 million income tax benefit. The Prior Year Six Months included a tax benefit from the effect of a state and local rate allocation change resulting in a (39)% adjustment to the effective tax rate by virtue of applying the rate differential to the opening net deferred tax liability.

Net Loss.

Our net loss was $1.18 million in the Current Six Months, compared to net loss of $1.19 million in the Prior Year Six Months, as a result of the factors discussed above.

Year ended December 31, 2012 Compared to the year ended December 31, 2011 Pro-forma.

The 2012 results are compared with the Prior Year on an unaudited pro-forma basis, as presented in the table below.

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Xcel Brands, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations and Pro-
forma Statements of Operations of the Predecessor

	Successor				Successor	Predecessor
	Year Ended December 31, 2012	Pro-forma Year Ended December 31, 2011 (1)		Adjustments	For the period Sept. 29, 2011 to December 31, 2011	For the period Jan. 1, 2011 to Sept. 28, 2011 (1)

Licensing revenue	$10,872,000	$10,527,000		$-	$2,616,000	$7,911,000
Design and service fee income	2,271,000	1,100,000		-	282,000	818,000
Total revenues	13,143,000	11,627,000		-	2,898,000	8,729,000
Direct licensing costs	440,000	252,000		-	252,000	-
Net licensing, design and service fee revenue	12,703,000	11,375,000		-	2,646,000	8,729,000

Operating expenses
Design and marketing costs	5,424,000	3,813,000		-	1,027,000	2,786,000
General and administrative expenses	7,452,000	2,807,000		-	1,423,000	1,384,000
Depreciation and amortization	856,000	816,000	(2)	394,000	211,000	211,000
Total operating expenses	13,732,000	7,436,000		394,000	2,661,000	4,381,000

Other expenses (income)
Acquisition and due diligence costs	-	-	(3)	(498,000)	498,000	-
Gain on extinguishment of debt	(422,000)	-		-	-	-
Gain on reduction of contingent obligations	(6,300,000)	-		-	-	-
Total other expenses (income)	(6,722,000)	-		(498,000)	498,000	-

Operating income (loss)	5,693,000	3,939,000		104,000	(513,000)	4,348,000

Interest and finance costs
Interest expenses - debt	1,148,000	1,148,000	(4)	852,000	296,000	-
Other interest and finance charges	1,027,000	988,000	(4)	738,000	250,000	-
Total interest and finance costs	2,175,000	2,136,000		1,590,000	546,000	-

Income (loss) before income taxes	3,518,000	1,803,000		(1,486,000)	(1,059,000)	4,348,000

Income tax provision (benefit)	(766,000)	721,000	(5)	736,000	(190,000)	175,000

Net income (loss)	$4,284,000	$1,082,000		$(2,222,000)	$(869,000)	$4,173,000

EPS
Basic	$0.62	$0.19
Diluted	$0.57	$0.17

Weighted average common shares
Basic	6,936,452	5,750,259	(6)
Diluted	7,577,561	6,546,252	(7)

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Footnotes to the Unaudited Pro-forma Consolidated Statement of Operations

[1] 2012 results are compared with the Prior Year on an unaudited pro-forma basis.

[2] This adjustment assumes the Company amortized intangible assets since January 1, 2011.

[3] This adjustment is designed to eliminate expenses that are not required in the operation of the business and non-recurring in nature.

[4] This adjustment is designed to state interest expense and other finance costs as if acquisition of the Isaac Mizrahi Business and related financing occurred January 1, 2011.

[5] Income tax expense is adjusted to reflect an effective 40% income tax rate.

[6] The weighted average number of basic common shares presented on a pro-forma basis for the Prior Years is equal to the number of shares that were outstanding immediately after the acquisition of the Isaac Mizrahi Business.

[7] The weighted average number of common shares, on a diluted basis presented on a pro-forma basis for the Prior Year is equal to the number of shares that were outstanding immediately after the acquisition of the Isaac Mizrahi Business plus options and warrants that could be exercised into additional common shares measured immediately after the acquisition of the Isaac Mizrahi Business.

Net Licensing, Design and Service Fee Revenue. Net revenue for 2012 increased by $1,328,000 to $12,703,000 compared to $11,375,000 in the Prior Year.  Revenue from the Company’s direct-response television business, consisting of Isaac Mizrahi and Liz Claiborne products sold through QVC increased by $938,000 over the Prior Year. Other licensing revenue increased by $1,155,000 over the Prior Year by virtue of the new licenses that commenced on or after October 1, 2011. Design and service fee income increased by $1,171,000 to $2,271,000 compared with the Prior Year. 2012’s design and service fee revenue included a $1,150,000 fee that was earned from a contract in which we met all of our obligations and recognized all of the revenues in the 2012. The combined increase stated above of $3,264,000 was partially off-set by $1,748,000 of licensing revenue recognized in the Prior Year from amortization of a one-time payment received by the Predecessor prior to 2011. The Company incurred direct licensing costs of $440,000 during 2012 compared to $252,000 in the Prior Year, which resulted in an increase in net licensing and design and service fee revenue of $1,328,000.

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Operating Expenses. Total operating expenses totaled $13,732,000 in 2012 compared to $7,436,000 in the Prior Year, an increase of $6,296,000. Design and marketing expenses increased to $5,424,000 from the Prior Year of $3,813,000. This increase was primarily related to the increase in compensation expenses, including an increase of $776,000 of stock-based compensation, and an increase in costs associated with the interactive media business increased sales volume and expanded licensing business. General and administrative expenses increased by $4,645,000 from the Prior Year to $7,452,000, mostly relating to executive management compensation expense, including an increase of stock-based compensation expense of $3,317,000, and other costs associated with being a public company. Total stock-based compensation expense of $4,623,000 increased by $4,093,000 compared with the Prior Year of $530,000. Depreciation and amortization increased by $40,000.

Other expenses (Income). The Company realized a $422,000 gain on extinguishment of debt and $6,300,000 gain on reduction of contingent obligations.

The gain on extinguishment of debt of $422,000 was the result of the early termination of the Earthbound obligation by a payment of a combination of cash and stock for an amount less than the carrying value of the obligation. The gain on reduction of contingent obligations of $6,300,000 was due to an adjustment of management’s projected assumptions which determine earn-out consideration for IM Ready. The revised revenue projections when compared with target levels of Isaac Mizrahi Business revenues required for earn-out consideration reduced the Company’s contingent obligation accordingly.

Operating Income. Operating income for 2012 was $5,693,000 compared to $3,939,000 for the Prior Year based on the information provided in the revenue and operating expense and other expenses (income) sections above.

Interest and Finance Costs. Interest and finance costs for 2012 increased by $39,000 to $2,175,000 compared to $2,136,000 in the Prior Year, although on an actual basis the Predecessor had no interest or other finance costs. Interest expense and other finance costs for the Prior Year are stated as if the acquisition of the Isaac Mizrahi Business and related financing occurred January 1, 2011.

Provision for Income Taxes. The effective income tax rate for 2012 was approximately (22%) resulting in a $766,000 income tax benefit. The effective income tax rate for the Prior Year was 40% which resulted in $721,000 of income tax expense.  2012’s deferred tax benefit has been adjusted by (72%) to account for permanent tax difference related to the gain on reduction of tax obligations and an additional 10% adjustment related to other permanent difference, deferred rate change and other miscellaneous adjustments.

Net Income. Our net income was $4,284,000 in 2012, compared to net income of $1,082,000 in the Prior Year, as a result of the factors discussed above.

Liquidity and Capital Resources

Liquidity

Our principal capital requirements have been to fund working capital needs, and to a lesser extent, capital expenditures. At June 30, 2013 our unrestricted cash and cash equivalents totaled $8.32 million.

On August 1, 2013, the Company extinguished its term debt with proceeds from a new $13.0 million 5-year term loan with Bank of Hapoalim B.M. (the “New Loan”). We used $12.67 million of the net proceeds of the New Loan to repay the credit facility with MidMarket Capital Partners, LLC, including a $0.19 million prepayment fee. The New Loan is secured by all of the assets of IM Brands and the Company’s membership interest in IM Brands and bears interest at an annual fixed rate of 4.44%, payable quarterly in arrears each calendar quarter. Quarterly principal payments of $250,000 begin on October 1, 2014, continue for each of the following three calendar quarters and increase thereafter.

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In addition, the Company is required to prepay the outstanding amount of the New Loan from excess cash flow for each fiscal year beginning in 2014, in arrears in an amount equal to twenty percent (20%) of such cash flow (“Cash Flow Recapture”). Under the New Loan, Cash Flow Recapture is defined as (without duplication), for any fiscal period, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all interest and principal (including indebtedness owed for the New Loan) paid or payable during such period less (c) all income tax payments made during such period.

We expect that existing cash and operating cash flows will be adequate to meet our operating needs, debt service obligations and capital expenditure needs for the next twelve months. We are dependent on our licensees for most of our revenues, and there is no assurance that the licensees will perform as projected.

The Company’s Seller Note and contingent obligations are payable in stock and/or cash, at the Company’s discretion. Payment of these obligations in stock would not affect the Company’s liquidity.

Our Design and Licensing Business does not require significant capital expenditures. However, we opened our first retail store in June 2013 for which $0.12 million of capital expenditures were incurred. In accordance with the terms of the New Loan, we are limited each year to $1.0 million of capital expenditures which is subject to increase by 10% of licensing revenues in excess of $15 million. We currently have no commitments to open additional retail stores, but we are evaluating retail opportunities. If we expand the Retail Business, this covenant would limit the number of stores we could open without the consent of our lender.

Operating Activities

Net cash provided by operating activities decreased approximately $0.44 million, from $1.02 million in the Prior Year Six Months to $0.58 million in the Current Six Months. This net decrease in net cash provided by operating activities of approximately $0.44 million was due to the decrease in net loss in the Current Six Months of $0.01 million compared with the Prior Year Six Months, offset by the net of (a) the aggregate net increase in use of cash from changes in operating assets and liabilities of $0.58 million compared with the Prior Year Six Months and (b) by an increase in the Current Six Months non-cash components to net loss of approximately $0.13 million compared with the Prior Year Six Months. The decrease in the net changes in operating assets and liabilities was primarily an increase in accounts receivables attributable to increased licensing and design and service fee revenues and an increase in inventory attributable to the launch of retail.

Net cash provided by operating activities for 2012 approximated $2,600,000 compared with the Successor Prior Year Period used cash in operations totaling $2,059,000.  2012 net income of $4,300,000 was off-set by adjustments for non-cash items of $(1,200,000) and a net change in operating assets and liabilities of $(500,000). The non-cash adjustments consisted of stock-based compensation of $4,600,000, non-cash interest expense and other finance costs of $900,000, depreciation and amortization of $900,000, less deferred income tax (benefit) of $900,000, gain on extinguishment of debt of $400,000, and gain on reduction of contingent obligations of $6,300,000.

Predecessor Prior Year Period cash flow requirements for the Isaac Mizrahi Business were funded by IM Ready, and cash management functions were not performed at the Isaac Mizrahi Business level. The Isaac Mizrahi Business did not maintain a separate cash account and it is not possible to determine the cash flows directly attributable to the Isaac Mizrahi Business.

Investing Activities

Net cash used in investing activities in the Current Six Months increased approximately $0.13 million, from $0.09 million in the Prior Year Six Months to $0.22 in the Current Six Months, attributable to capital expenditures. In the Current Six Months, $0.12 million of capital expenditures was attributable to developing the retail store.

Net cash used in investing activities was $117,000 for 2012 resulting from the purchase of equipment and fixtures.  The Company reduced restricted cash by $175,000 by depositing this sum into a refundable security deposit with our landlord.   Net cash used in investing activities for the Successor Prior Year Period was $12 million, primarily related to the acquisition of the Isaac Mizrahi Business.

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Financing Activities

Net cash provided by financing activities was $4.03 million for the Current Six Months compared with $0.01 million in the Prior Year Six Months.  Net cash provided by financing activities in the Current Six Months is attributable to $5.0 million of gross proceeds from the issuance of common stock, partly offset by $0.29 million in expenses related to the offering and $0.68 million of debt payments.

Net cash used in financing activities was $1,263,000 for 2012.  The Company received a refund of $22,000 for finance costs and received payments totaling $2,000 for warrants exercised during 2012. The Company made principal payments of $17,000 under its capital lease obligations, $556,000 under its debt obligation including the extinguishment of this obligation, incurred expenses related to equity and recapitalization of $3,000, and repurchased shares of restricted stock that had vested totaling $711,000. Net cash provided by financing activities for the Successor Prior Year Period was $16,800,000, primarily related to the equity and term debt proceeds, less associated costs relating to the acquisition of the Isaac Mizrahi Business and recapitalization of the Company.

Obligations and Commitments

Term Loan - Our New Term Loan requires us to pay current interest quarterly at 4.4% per annum. Quarterly principal payments of $250,000 begin on October 1, 2014, continue for each of the following three calendar quarters and increase thereafter. The following table presents the principal payments under the New Term Loan.

Date of Payment	Amount of Principal Payment
October 1, 2014, January 1, 2015, April 1, 2015 and July 1, 2015	$250,000
October 1, 2015, January 1, 2016, April 1, 2016 and July, 2016	$625,000
October 1, 2016, January 1, 2017, April 1, 2016 and July, 2017	$750,000
October 1, 2017, January 1, 2018 and April 1, 2018	$875,000
July 1, 2018	$3,875,000

In addition, the Company is required to prepay the outstanding amount of the New Loan from excess cash flow for each fiscal year beginning in 2014, in arrears in an amount equal to twenty percent (20%) of such cash flow.

We believe that cash from future operations as well as currently available cash will be sufficient to satisfy our anticipated working capital requirements for the foreseeable future, including the debt service on the Loan and making necessary upgrades to our infrastructure and technology.

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The Company’s Seller Note and the contingent obligations under the earn-out provisions described below are payable in stock and or cash, at the Company’s discretion. Payment of these obligations in stock would not affect the Company’s liquidity.

 Seller Note - The Company issued a promissory note (the “Seller Note”) in the principal amount of $7,377,000 to IM Ready as partial consideration for the acquisition of the Isaac Mizrahi Business.  The stated interest rate of the Seller Note is 0.25%.  Management has determined that this rate is below the Company’s expected borrowing rate, which is 9.25%.  Therefore, the Company has discounted the Seller Note by $1,740,000 using a 9.0%, imputed annual interest rate, resulting in an initial value of $5,637,000.  In addition, the Company pre-paid $123,000 of interest on the Seller Note on the Closing Date.  The discount is amortized into (increases) the basis of the Seller Note over the term of the Seller Note. The Seller Note initially matures on September 29, 2014 (the “Maturity Date”) subject to extension as described below (the date to which the maturity date of the Seller Note is extended is referred to as the “Subsequent Maturity Date”).  We have the right to pay the Seller Note at the Maturity Date in cash or, subject to the following conditions, in shares of Common Stock.  If we elect to repay the outstanding principal amount of the Seller Note on the Maturity Date by issuing shares of Common Stock, the number of shares issuable will be obtained by dividing the principal amount of the Seller Note then outstanding by the greater of (i) the fair market value of the Common Stock on the Maturity Date and (ii) $4.50 subject to certain adjustments; provided, however, that if the fair market value of the Common Stock is less than $4.50 as adjusted, IM Ready will have the option to extend the maturity of the Seller Note to the Subsequent Maturity Date. If the maturity date of the Seller Note is so extended, IM Ready will have the option to convert the Seller Note into Common Shares based on the greater of (i) the fair market value of the Common Stock on the Subsequent Maturity Date and (ii) $4.50, subject to certain adjustments. If the maturity date of the Seller Note is extended, we will also have the option to repay the outstanding principal amount of the Seller Note on the Subsequent Maturity Date in cash or by issuing the number of shares of Common Stock obtained by dividing the principal amount of the Note outstanding on the Subsequent Maturity Date by the fair market value of the Common Stock on the Subsequent Maturity Date.  In addition, at any time the Seller Note is outstanding, we have the right to convert the Note, in whole or in part, into the number of shares of Common Stock obtained by dividing the principal amount to be converted by the fair market value of the Common Stock at the time of the conversion, so long as the fair market value of our Common Stock is at least $4.50.

 Earn-out obligation - IM Ready is eligible to earn additional shares of Common Stock with a value of up to $7,500,000 (the “Earn-Out Value”) each year for the next three consecutive 12-month periods ending September 30, 2013, 2014 and 2015, with the number of shares to be issued based upon the greater of (i) $4.50 per share and (ii) the average stock price for the last twenty days in such period, and with such earn-out payment contingent upon the Isaac Mizrahi Business achieving net royalty income targets set forth below during those years (the Earn-out Obligation”). IM Ready was eligible to earn additional shares of Common Stock for the fiscal year ended September 30, 2012, but did not meet the minimum net royalty income target. The Earn-Out Obligation is recorded on the Company’s Consolidated Balance Sheet as an $8,700,000 long term liability. The amount is based on management’s estimated revenue over these periods. Any future change in the Earn-Out Obligation will result in an expense or income in the period in which it is determined fair market value of the carrying value has changed.  See Note 5, Debt, to the Notes to the December 31, 2012 Consolidated Financial Statements for the royalty targets and percentage of the potential earn-out value. The Earn-Out Value is payable solely in stock.

QVC Earn-out - The QVC Earn-Out payment requires the Company to pay IM Ready $2,800,000, payable in cash or Common Stock, at the Company’s option, contingent upon the Isaac Mizrahi Business receiving aggregate net royalty income of at least $2,500,000 from QVC in the 12-month period ending September 30, 2015 with such stock based upon the greater of (x) $4.50 per share, and (y) the average stock price for the last twenty days prior to the time of such issuance (the “QVC Earn-out”). The current term of the QVC Agreement runs through September 30, 2015.  Management has determined that it is probable that the $2,500,000 in net royalty income from QVC will be met.   The QVC Earn-Out is recorded on the Company’s June 30, 2013 and December 31, 2012 Consolidated Balance Sheets as an $2,766,000 long-term liability. Any change in the expected obligation will result in an expense or income in the period in which it is determined fair market value has changed.

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Other Factors

 We continue to seek to expand and diversify the types of licensed products being produced under the Isaac Mizrahi Brands, as well as diversify the distribution channels within which licensed products are sold, in an effort to reduce dependence on any particular retailer, consumer or market sector. The success of our company, however, will still remain largely dependent on our ability to build and maintain brand awareness and contract with and retain key licensees and on our licensees’ ability to accurately predict upcoming fashion trends within their respective customer bases and fulfill the product requirements of their particular retail channels within the global marketplace. Unanticipated changes in consumer fashion preferences, slowdowns in the U.S. economy, changes in the prices of supplies, consolidation of retail establishments, and other factors noted in “Risk Factors,” could adversely affect our licensees’ ability to meet and/or exceed their contractual commitments to us and thereby adversely affect our future operating results.

  Income taxes

Our income tax provision (benefit) is based on an effective income tax rate, which is comprised of the federal statutory rate and a state and local tax rate, net of federal effect. Our state and local tax rate is affected by the location of earned revenue and certain incurred expenses in determining state and local income tax allocations. Accordingly, our state and local tax rate, net of federal effect may vary and could have a material impact on the fair value of our deferred tax assets and liabilities.

 Effects of Inflation

We do not believe that the relatively moderate rates of inflation experienced over the past two years in the United States, where we primarily compete, have had a significant effect on revenues or profitability.  If there were an adverse change in the rate of inflation by less than 10%, the expected effect on net income would be immaterial.

 Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations or liquidity.

SELLING SECURITY HOLDERS

The resale shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information, to our knowledge, regarding each selling stockholder’s beneficial ownership of shares of our common stock as of November 8, 2013, and as adjusted to give effect to the assumed sale of all of the resale shares registered hereby. As of November 8, 2013, we had 10,167,427 shares of common stock outstanding. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from November 8, 2013. Accordingly, each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not held by any other person) and which are exercisable within 60 days from November 8, 2013 have been exercised. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his name. The address for each selling shareholder, unless otherwise noted, is c/o Xcel Brands, Inc. at 475 Tenth Avenue, 4th Floor, New York, NY 10018.

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	Beneficial Ownership of Shares of Common Stock			Shares Beneficially Owned Assuming Sale of Shares Registered
Name of Shareholder	Number of Shares	Percentage	Number of Shares Registered for Resale	Number of Shares	Percentage
Isaac Mizrahi (2)	1,428,049	14.0%	1,428,049	-	-
Irrevocable Trust of Rose Dempsey (3)	526,283	5.2%	526,283	-	-
Marisa Gardini (4)(9)	575,744	5.7%	437,950	137,794	1.4%
Jeffrey Cohen (5)	688,765	6.8%	372,110	316,655	3.1%
Slocum & Worth, LLC (6)	170,089	1.7%	170,089	-	-
Robert D'Loren Family Trust (7)	271,116	2.7%	271,116	-	-
Earthbound LLC (1)(8)	260,000	2.6%	260,000	-	-
Great American Life Insurance Company (10)	255,100	2.4%	255,100	-	-
Robert D'Loren (11)	3,999,464	38.4%	239,250	3,760,214	36.1%
Gerard Guez (1)	225,000	2.2%	225,000	-	-
James F. Haran (12)	513,900	5.0%	213,703	300,197	2.9%
Seth Burroughs (13)	406,360	4.0%	199,469	206,891	2.0%
MBF Invest LLC (1)(14)	150,000	1.5%	150,000	-	-
Mark X. DiSanto Investment Trust (1)(15)	485,715	4.7%	485,715	-	-
Adam Dweck	134,479	1.3%	134,479	-	-
Great American Insurance Company (10)	109,328	1.1%	109,328	-	-
Giuseppe Falco (16)	290,338	2.8%	100,000	190,338	1.9%
Thomas M. Butkiewicz (1)	65,000	*	65,000	-	-
Edward McBride (1)	60,000	*	60,000	-	-
Richard Tavoso (1)	60,000	*	60,000	-	-
Lori Shea (17)	153,910	1.5%	48,617	105,293	1.0%
Ann Cole-Hatchard	47,132	*	47,132	-	-
Benjamin Dweck	40,010	*	40,010	-	-
Beth and Steven Solferino (1)	30,000	*	30,000	-	-
Cloudbreak Group, LLC (1)(18)	30,000	*	30,000	-	-
John Ripley (1)	30,000	*	30,000	-	-
Glenn Nussdorf	25,000	*	25,000	-	-
Christopher K. Lindsey (1)	15,000	*	15,000	-	-
Alana Dweck	10,000	*	10,000	-	-
Maggie Listhaus	10,000	*	10,000	-	-
Mike Anderson	10,000	*	10,000	-	-
Fred Paliani	10,000	*	10,000	-	-
Flynn Coffey	7,000	*	7,000	-	-
Aiden Coffey	7,000	*	7,000	-	-
Paul Coffey	7,000	*	7,000	-	-
Lisa A Coffey	7,000	*	7,000	-	-
Jennifer Mullarkey (1)	6,000	*	6,000	-	-
Mitch Littman	5,000	*	5,000	-	-
Shawn Rubin	5,000	*	5,000	-	-
Hal Kestenbaum (1)	3,000	*	3,000	-	-
Della Institutional, LP(19)	1,890,319	18.2%	1,890,319
Delta Onshore, LP(20)	169,206	1.7%	169,206

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* Less than 1%.

(1)	Consists of shares of Common Stock and shares of Common Stock issuable upon exercise of warrants purchased by investors in an offering that closed on September 29, 2011 raising gross proceeds of approximately $4.3 million (the “Private Placement”).
(2)	Isaac Mizrahi is the Chief Design Officer for the Isaac Mizrahi Brand and a key employee of the Company.
(3)	Robert D’Loren, our Chairman of the Board and Chief Executive Officer, and Mark X. DiSanto, our director, are the trustees of the Irrevocable Trust of Rose Dempsey, and Robert D’Loren has sole voting and dispositive power over and is deemed the beneficial owner of the shares beneficially owned by the Irrevocable Trust of Rose Dempsey.
(4)	Marisa Gardini is our Executive Vice President of Strategic Planning and Marketing and a director. Ms. Gardini is also a shareholder of IM Ready, LLC.
(5)	Jeffrey Cohen is our former director.
(6)	Jack Dweck, our director, is the sole member and manager of Slocum & Worth, LLC, and has voting and dispositive power over the shares beneficially owned by Slocum & Worth, LLC.
(7)	Mark X. DiSanto, our director, is the trustee and has sole voting and dispositive power over the shares beneficially owned by the Robert D'Loren Family Trust.
(8)	Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over and are deemed to be the beneficial owner of the shares held by Earthbound LLC (“Earthbound”). Jack Dweck is a director of the Company and Jeffrey Cohen is a former director of the Company.
(9)	In connection with an asset purchase agreement with IM Ready-Made, LLC, Isaac Mizrahi and Marisa Gardini, we acquired certain assets pursuant to a contribution agreement with Earthbound, and had certain payment obligations to Earthbound under a services agreement.
(10)	Consists of shares of Common Stock issuable upon exercise of warrants held by our former lenders under a credit facility. Great American Life Insurance Company/Great American Insurance Company is a wholly-owned subsidiary of American Financial Group, Inc. The board of directors of American Financial Group, Inc., consisting of Carl H. Linder III, S. Craig Linder, Kenneth C. Ambrecht, John B. Berding, Joseph E. Consolino, Virginia C. Drosos, James E. Evans, Terry S. Jacobs, Gregory G. Joseph, William W. Verity and John I. Von Lehman, exercises voting and investment control over the shares held by each of those two shareholders.
(11)	Robert D’Loren is our Chairman of the Board of Directors, Chief Executive Officer and President. Includes warrants to purchase 239,250 shares of Common Stock.
(12)	James F. Haran is our Chief Financial Officer and Assistant Secretary. Includes warrants to purchase 49,500 shares of Common Stock.
(13)	Seth Burroughs is our Executive Vice President of Business Development and Treasury and Secretary. Includes warrants to purchase 50,000 shares of Common Stock.
(14)	Marc Fisher has sole voting and dispositive power over and is deemed the beneficial owner of the shares beneficially owned by MBF Invest LLC. Marc Fisher is also principal of MBF Licensing, LLC, which is our footwear licensee for the IM Trademarks.
(15)	Includes Warrants to purchase 62,500 shares of Common Stock issuable to Mark X. DiSanto, our director, is the trustee and has sole voting and dispositive power over and is deemed the beneficial owner of the shares beneficially owned by the Mark X. DiSanto Investment Trust.
(16)	Giuseppe Falco is the President and Chief Operating Officer of the Isaac Mizrahi Brand. Includes warrants to purchase 50,000 shares of Common Stock.
(17)	Includes warrants to purchase 25,000 shares of Common Stock.
(18)	Thomas Butkiewicz is the manager of Cloudbreak Group, LLC, and has voting and dispositive power over and is deemed the beneficial owner of the shares beneficially owned by Cloudbreak Group, LLC. Cloudbreak Group, LLC is also our licensee for the IM Trademarks for fragrance, home fragrance, and bath & body.
(19)	Includes Warrants to purchase 227,291 shares of Common Stock. Trafelet Capital Management, L.P. (“TCM”) serves as investment manager to Delta Institutional, LP (the “Fund”) and two other private investment vehicles and, in such capacity, exercises voting and investment control over the shares of Common Stock of the Issuer held for the accounts of the Fund and such other private investment vehicles. Trafelet & Company Advisors, LLC (“TCA”) serves as the general partner to the Fund and such other private investment vehicles. Trafelet & Company, LLC (“TC”) serves as the general partner of TCM. Remy W. Trafelet (“Mr. Trafelet”), the managing member of TC and TCA may be deemed to have indirect beneficial ownership of the shares reported herein based on his relationship with TCM and TCA. Each of the Fund, TC, TCA, TCM and Mr. Trafalet disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest in such shares.
(20)	Includes Warrants to purchase 22,704 shares of Common Stock. Trafelet Capital Management, L.P. (“TCM”) serves as investment manager to Delta Institutional, LP (the “Fund”) and two other private investment vehicles and, in such capacity, exercises voting and investment control over the shares of Common Stock of the Issuer held for the accounts of the Fund and such other private investment vehicles. Trafelet & Company Advisors, LLC (“TCA”) serves as the general partner to the Fund and such other private investment vehicles. Trafelet & Company, LLC (“TC”) serves as the general partner of TCM. Remy W. Trafelet (“Mr. Trafelet”), the managing member of TC and TCA may be deemed to have indirect beneficial ownership of the shares reported herein based on his relationship with TCM and TCA. Each of the Fund, TC, TCA, TCM and Mr. Trafalet disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest in such shares.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 8,174,925, including (i) 6,731,447 shares of our Common Stock and (ii) 1,443,478 shares of Common Stock issuable upon the exercise of the Warrants.

Each Selling Security holder (the “Selling Security Holder”) of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.

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A Selling Security Holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The Selling Security Holders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Security Holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred incident to the registration of the shares.  We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares have been resold, or (ii) may be resold without regard to any volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Security Holders or any other person.  We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company’s common stock has been quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the trading symbol "XELB", and effective February 6, 2013, the Company’s common stock has also been quoted for trading on the OTCQX Marketplace operated by the OTCQX. Our common stock was previously quoted on the OTC Markets under the ticker symbol “NFBH” during the period from May 7, 2008 through September 29, 2011.

The table below sets forth the range of quarterly high and low closing sales prices for our common stock for 2012 and 2011. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low

Year Ending December 31, 2013
First Quarter	$5.00	$1.50
Second Quarter	$5.50	$4.90
Third Quarter	$10.00	$4.80
Fourth Quarter (through November 8, 2013)	$3.77	$2.80

YEAR ENDED DECEMBER 31, 2012
First Quarter	$2.56	$1.21
Second Quarter	$3.25	$3.25
Third Quarter	$3.25	$3.25
Fourth Quarter	$3.25	$1.50

YEAR ENDED DECEMBER 31, 2011
First Quarter	$26.04	$5.73
Second Quarter	$18.23	$6.25
Third Quarter	$12.34	$4.17
Fourth Quarter	$2.60	$0.710

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Holders

As of October 11, 2013 the number of stockholders of record was approximately 532 (excluding beneficial owners and any shares held in street name or by nominees).

Dividends

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. In addition, the Loan limits us from paying cash dividends from operations of IM Brands. . Furthermore, we expect to retain any future earnings to finance it’s operations and expansion. The payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Securities authorized for issuance under equity compensation plans

2011 Equity Incentive Plan

On September 29, 2011, the Company assumed the 2011 Equity Incentive Plan (the “Plan”) of Old XCel as approved by Old XCel’s board of directors and stockholders. The purpose of the Plan is to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are, or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The following is a description of the Plan, as amended.

•	The Plan provides for the grant of stock options or restricted stock (any grant under the Plan, an “Award”). The stock options may be incentive stock options or non-qualified stock options.

•	A total of 5,000,000 shares of Common Stock are eligible for issuance under the Plan, and the maximum number of shares of Common Stock with respect to which incentive stock options may be granted under the Plan is 2,000,000.

•	The Plan may be administered by the Board of Directors or a committee consisting of two or more members of the Board of Directors appointed by the Board (for purposes of this description, any such committee, a “Committee”).

•	Officers and other employees of our Company or any parent or subsidiary of our Company who are at the time of the grant of an Award employed by us or any parent or subsidiary of our Company are eligible to be granted options or other Awards under the Plan. In addition, non-qualified stock options and other Awards may be granted under the Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the Board or the Committee, as the case may be, believes has contributed or will contribute to our success.

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•	With respect to incentive stock options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of a parent or subsidiary of our Company immediately before the grant (each, a “10% Stockholder”), such incentive stock option shall not be exercisable more than 5 years from the date of grant.

•	The exercise price of an incentive stock option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an incentive stock option granted to a 10% Stockholder may not be less than 110% of such fair market value.

•	The exercise price of a non-qualified stock option may not be less than fair market value of the shares of Common Stock underlying the option on the date the option is granted.

•	Under the Plan, we may not, in the aggregate, grant incentive stock options that are first exercisable by any individual optionee during any calendar year (under all such plans of the optionee’s employer corporation and its “parent” and “subsidiary” corporations, as those terms are defined in Section 424 of the Internal Revenue Code) to the extent that the aggregate fair market value of the underlying stock (determined at the time the option is granted) exceeds $100,000.

•	Restricted stock awards give the recipient the right to receive a specified number of shares of Common Stock, subject to such terms, conditions and restrictions as the Board or the Committee, as the case may be, deems appropriate. Restrictions may include limitations on the right to transfer the stock until the expiration of a specified period of time and forfeiture of the stock upon the occurrence of certain events such as the termination of employment prior to expiration of a specified period of time.

•	Certain Awards made under the Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder) and are exempt from the deduction limitation imposed by Code Section 162(m) (these Awards are referred to as “Performance-Based Awards”). Under Internal Revenue Code Section 162(m), our tax deduction may be limited to the extent total compensation paid to the chief executive officer, or any of the four most highly compensated executive officers (other than the chief executive officer) exceeds $1 million in any one tax year. Among other criteria, Awards only qualify as performance-based awards if at the time of grant the compensation committee is comprised solely of two or more “outside directors” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder). In addition, we must obtain stockholder approval of material terms of performance goals for such “performance-based compensation.”

•	All stock options and certain stock awards, performance awards, and stock units granted under the Plan, and the compensation attributable to such Awards, are intended to (i) qualify as performance-based awards or (ii) be otherwise exempt from the deduction limitation imposed by Internal Revenue Code Section 162(m).

•	No options or other Awards may be granted on or after the tenth anniversary of the effective date of the Plan.

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 From time to time, the Company issues stock-based compensation to its officers, directors, employees and consultants. The maximum term of options granted is generally 10 years and generally options vest over a period of six months to four years. However, the Board of Directors of the Company may approve other vesting schedules. Options may be exercised in whole or in part. The exercise price of stock options granted is generally the fair market value of the Company's common stock as determined by the Board of Directors on the date of grant, considering factors such as the sale of stock, results of operations, and consideration of the fair value of comparable private companies in the industry.

The fair value of each stock option award is estimated using the Black-Scholes option pricing model based on certain assumptions. The assumption for expected term is based on evaluations of expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected term at the grant date. The historical volatility of comparable companies' stock is used as the basis for the volatility assumption. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus assumed a 0% dividend yield.

 The following table sets forth information as of December 31, 2012 regarding compensation plans under which our equity securities are authorized for issuance.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation Plans (1)	345,000	4.54	3,330,840

(1) Pursuant to our 2011 Equity Incentive Plan.

The preceding table excludes stock options to purchase 576 shares of common stock with an exercise price of $728.77 per share issued pursuant to the Company’s 2005 Stock Option Plan. We do not intend to issue any further grants from this plan.

Purchases of equity securities by the issuer and affiliated purchasers

The following table provides information with respect to common stock repurchased by us during the year ended December 31, 2012

Period	Total Number of Shares of Common Stock Purchased		Average Price per Share	Total Number of Shares of Common Stock Purchased as Part of a Publicly Announced Plan or Program
November 1, 2012 to November 30, 2012	218,163	(1)	$3.00	-
December 1, 2012 to December 31, 2012	18,870	(1)	3.00	-
Total	237,033		3.00	-

(1)	The shares repurchased were acquired from employees and directors in connection with the settlement of income tax withholding obligations on behalf of such employees and directors from the vesting of restricted stock.

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Purchases of equity securities by the issuer and affiliated purchasers

None

DESCRIPTION OF SECURITIES

The following information describes the capital stock and provisions of our certificate of incorporation and bylaws.  This description is only a summary.

General

Our authorized capital stock consists of 25,000,000 shares of Common Stock at a par value of $.001 per share and 1,000,000 shares of preferred stock at a par value of $.001 per share.

Common Stock

Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and subject to any contractual agreement entered into by any holder of shares. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our Common Stock that are present in person or represented by proxy. Holders of our Common Stock representing a majority of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.  Upon liquidation, dissolution, or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders.  In the event of any merger or consolidation with or into another company in connection with which shares of our Common Stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).  Holders of our Common Stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

As of the date hereof, there are no shares of Preferred Stock outstanding.  Our board of directors, without further stockholder approval, may issue preferred stock in one or more classes or series as the board may determine from time to time.  Each such class or series shall be distinctly designated.  All shares of any one class or series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative.  The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series outstanding at any time.  Our board of directors has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.  The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of Common Stock and issuance of preferred stock may delay, defer or prevent a change in our control.

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Warrants

As of October 22, 2013, as of aggregate of 1,443,478 shares of Common Stock are issuable upon the exercise of outstanding Warrants, at a weighted average exercise price of $3.01.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of our executive officers and directors as of the date hereof. Executive officers are elected annually by our board of directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION

Robert W. D’Loren	55	Chairman of the Board of Directors and Chief Executive Officer and President

James F. Haran	52	Chief Financial Officer and Assistant Secretary, and Principal Financial and Accounting Officer

Giuseppe “Joe” Falco	42	President and Chief Operating Officer of the Isaac Mizrahi Brand

Marisa Gardini	46	Executive Vice President of Strategic Planning and Marketing and Director

Seth Burroughs	33	Executive Vice President of Business Development and Treasury and Secretary

Jack Dweck	57	Director

Mark DiSanto	51	Director

Todd Slater	50	Director

Edward Jones, III	64	Director

Howard Liebman	71	Director

Below are the biographies of each of our officers and directors as of March 15, 2012.

 Robert W. D’Loren is our Chairman of the Board of Directors, Chief Executive Officer and President. He serves as Chairman and CEO of IPX Capital, LLC and related subsidiaries, a consumer products advisory firm from 2009 to present.  Mr. D’Loren previously served as a Director and President and Chief Executive Officer of Nexcen Brands, Inc., a global brand acquisition and management company from June 2006 until August 2008.  Prior to NexCen Brands, he served as President and Chief Executive Officer of UCC Capital Corporation (“UCC”) from 2004 to 2006. Prior to forming UCC, Mr. D’Loren served as President and Chief Operating Officer of CAK Universal Credit Corporation, an intellectual property finance company from 1998 to 2003.  Mr. D’Loren’s career debt and equity investments in intellectual property centric and consumer branded products companies exceed $1.0 billion.  From 1985 to 1997, Mr. D’Loren served as President and Chief Executive Officer of the D’Loren Organization, an investment and restructuring firm responsible for aggregate transactions in excess of $2 billion.  Prior to that, Mr. D’Loren served as an asset manager for Fosterlane Management where he managed in excess of $1.0 billion in assets, and previously served as a manager with Deloitte and Touche, LLP.  Mr. D’Loren is a Certified Public Accountant and holds a Master’s degree from Columbia University and a B.S. from New York University.

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Mr. D’Loren has served on the board of directors of Iconix Brand Group, Longaberger Company, Business Loan Center, Achilles Track Club International and served as a board advisor to The Athletes Foot and Bill Blass, Ltd.

 James F. Haran is our Chief Financial Officer, principal financial and accounting officer.  Mr. Haran served as CFO of IPX Capital, LLC and related subsidiaries, a consumer products advisory firm from 2009 to 2011. Mr. Haran was the Executive Vice President, Capital Markets for Nexcen Brands, Inc. from 2006 to 2008 and Chief Financial Officer and Chief Credit Officer for UCC Capital Corp. and its predecessor company, CAK Universal Credit Corp. from 1998 to 2006.  Prior to joining UCC, Mr. Haran was a partner at Sidney Yoskowitz and Company P.C., a registered diversified certified public accounting firm. During his tenure, which began in 1987, his focus was on real estate and financial services companies. Mr. Haran served his clients on an array of strategic and operational levels.  Mr. Haran is a Certified Public Accountant and holds a Bachelor of Science degree from State University of New York at Plattsburgh.

 Giuseppe “Joe” Falco is our President and Chief Operating Officer of the Isaac Mizrahi Brand.  Mr. Falco is a merchant with almost two decades of experience in managing lifestyle brands and business development.  Mr. Falco served as President of Misook, a division of HMX from 2009 to 2010, as Worldwide President and Chief Merchant for Elie Tahari from 2007 to 2009 and as President of Sixty USA from 2005 to 2006. Prior to that position, Mr. Falco was Senior Vice President for Dolce & Gabbana from 1998 to 2004, where he was responsible for North American development and operations.  Mr. Falco started his career with the luxury retailer Barneys New York where he became a student of product, merchandising, and brand communication.

 Marisa Gardini is our Executive Vice President of Strategic Planning and Marketing and member of our board of directors.  Since 2006, Ms. Gardini has served as President and Chief Executive Officer of IM Ready. During this tenure, she has led all segments of the business including managing all media and public relations, licensing, design, and merchandising for Isaac Mizrahi, and has worked to help launch Isaac Mizrahi at Target, LC, and QVC. Ms. Gardini has a B.A. from Barnard College and a J.D. from Brooklyn Law, and currently serves on the board of trustees of Brearley School in New York City.

 Seth Burroughs is our Executive Vice President of Business Development and Treasury. From 2006 to 2010, Mr. Burroughs served as Vice President of NexCen Brands, Inc., where he was responsible for M&A and Strategic initiatives for the Company.  At NexCen, Mr. Burroughs oversaw over $300 million in acquisitions. Prior to his role at NexCen, from 2003 to 2006 Mr. Burroughs served as Director of M&A Advisory and Investor Relations at UCC Capital Corp., a financing company specializing in consumer branded products M&A and the securitization of intellectual property, where he worked on an additional $500 million in acquisitions and $300 million in specialty financing as an advisor to consumer branded products companies in the franchising and apparel industries. From 2001 to 2003, Mr. Burroughs worked as a Senior Financial Analyst at The Pullman Group where he was involved with structuring the first securitizations of music royalties including the Bowie Bonds, and as a Financial Analyst at Merrill Lynch’s private client group. Mr. Burroughs is a graduate of The Wharton School of Business at the University of Pennsylvania.

 Jack Dweck has served as a member of our Board of Directors since November 2012. From 1999 to the present, Mr. Dweck has served as the leader of sales, business development and global brand expansion initiatives for Earthbound, LLC. Earthbound is a full service brand management company. Prior to founding Earthbound in 1999, he served for 30 years as Executive Vice President and eventually Chief Executive Officer of Arrow Trading Company a manufacturing and import company which specialized in Hardlines and held several major licenses including Givenchy, Pierre Cardin, Coca-Cola, Hershey’s, English Leather, Burger King, and Anheuser Busch.  Since 1985, he has assisted in the creation of major consumer promotions for Fortune 500 companies such as American Express, Phillip Morris, Time-Warner, Estee Lauder, Calvin Klein, and Kraft-General Foods.

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 Mark DiSanto has served as a member of our board of directors since October 2011. From 1988 to the present, Mr. DiSanto has served as the Chief Executive Officer of Triple Crown Corporation a regional real estate development and investment company with commercial and residential development projects exceeding 7 million square feet. Mr. DiSanto received a degree in business administration from Villanova University’s College of Commerce and Finance, a Juris Doctorate from the University of Toledo College of Law and an MS degree from Columbia University.

 Todd Slater has served as a member of our board of directors since October 2011. Mr. Slater has a broad and distinguished background in the retail and branded consumer sectors, serving most recently as a Managing Director at Lazard Capital Markets. At Lazard and then Lazard Capital Markets, Mr. Slater led the retail and branded consumer research team from 1996-2011, where he won numerous industry awards, including the #1 “Best Analyst” ranking by Starmine and the Financial Times in Specialty Retail, and the #2 “Best On The Street” in the Clothing and Accessory sectors over a period of many years. Prior to joining Lazard, Mr. Slater was a Vice President and headed the retail and consumer research team at UBS Securities from 1992-1996, where he was ranked by Institutional Investor as #1 “Up and Comer” in the Textile and Apparel space. During this period, Mr. Slater was President of the Textile and Apparel Analyst Group in NY from 1999-2002. Before becoming a top retail and consumer industry analyst, Mr. Slater began his career at Macy’s New York, where he started in the Executive Training Program, rising to senior executive positions in merchandising, buying, and store management from 1984-1992. Mr. Slater received a B.A. in French Literature from Tufts University, and also completed a year of studies at Science Po (Institute d’Etudes Politiques) in Paris, France.

Edward Jones, III has served as a member of our board of directors since October 2011. In a career that has spanned over thirty-five years in the fashion industry, Mr. Jones has been recognized as a marketing and brand visionary.  Mr. Jones began his career in retail in Dallas, Texas with Hartmarx. Mr. Jones then moved on to Neiman Marcus where he spent five years in various men’s merchandising and buying positions. In his career Edward Jones has held positions in major companies that include CEO (Perry Ellis Men’s, Women’s & International; Segrets Inc., GM Design Inc.), President (Calvin Klein, Esprit, Haggar Women’s), Director International Licensing (Perry Ellis, Calvin Klein), Creative Director (Haggar Women’s), Chief Merchandising Officer (Haggar Men’s & Women’s). For the past four years, he has been active as an advisor in the fashion apparel, accessory and footwear markets in numerous brand and company strategies and M&A assignments. During this period he has participated in the review and analysis of over sixty companies or brands. He has advised on brand and business model strategy in over half of these companies.

Howard Liebman has served as a member of our board of directors since October 2011. From 2008 to the present, Mr. Liebman has served as a Director and member of the Executive Committee of Federation Employment and Guidance Services (FEGS) and as the chairman of its audit committee.  FEGS is a large not-for-profit health and human services organization providing a vast array of services to individuals and families throughout the greater New York area.  Mr. Liebman was a director of Sharper Image Corporation and served as chairman of its audit committee from 2006 to 2008.  In February 2008, Sharper Image filed for bankruptcy under Chapter 11 of Title 11 of the Bankruptcy Code.

 Howard Liebman was President, Chief Operating Officer and a director of Hobart West Group, a provider of national court reporting and litigation support services from 2007 until the sale of the business in 2008.  Mr. Liebman served as a consultant to Hobart from 2006 to 2007.  Mr. Liebman was President, Chief Financial Officer and director of Shorewood Packaging Corporation, a New York Stock Exchange multinational manufacturer of high-end value-added paper and paperboard packaging for the entertainment, tobacco, cosmetics and other consumer products markets.  Mr. Liebman joined Shorewood in 1994 as Executive Vice President and Chief Financial Officer and served as its President from 1999 until Shorewood was acquired by International Paper in 2000.  Mr. Liebman continued as Executive Vice President of Shorewood until his retirement in 2005.  Mr. Liebman is a Certified Public Accountant and was an audit partner with Deloitte and Touche, LLP (and its predecessors) from 1974 to 1994.

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Directors’ Qualifications

In furtherance of our corporate governance principles, each of our directors brings unique qualities and qualifications to our board.  We believe that all of our director nominees and directors have a reputation for honesty, integrity, and adherence to high ethical standards.  They each have demonstrated business acumen, leadership and an ability to exercise sound judgment, as well as a commitment to serve XCel and our Board.  The following descriptions demonstrate the qualifications of each director:

 Robert W. D’Loren has extensive experience in and knowledge of the licensing and commercial business industries and financial markets.  This knowledge and experience, including his experience as director, president and chief executive officer of a global brand management company provide us with valuable insight to formulate and create the Company’s acquisition strategy and how to manage and license acquired brands.

 Marisa Gardini has operated and co-owned the Isaac Mizrahi Brand for over nine years and has a unique knowledge of the brand and its position in the marketplace.

 Jack Dweck has a strong retail industry background with experience in licensing, consumer brand management and merchandising and has developed relationships with various retailers.  His background includes the management of the Isaac Mizrahi Brand through his positions with Earthbound.

 Mark DiSanto has experience in building and running businesses and brings his strong business acumen to the Board.

 Todd Slater has extensive knowledge and experience in the retail and branded consumer sector industry, through his senior positions at investment banking firms, focusing on retail and consumer research, and his senior positions at Macy’s.  Mr. Slater also brings relationships with various retailers and businesses in the consumer products markets.

 Edward Jones III brings over 35 years of experience in the fashion industry, as well as relationships in the fashion and apparel industries.

 Howard Liebman brings extensive knowledge of accounting, the capital markets, mergers and acquisitions, financial reporting and financial strategies from his extensive public accounting experience and prior service as Chief Financial Officer of a public company.

Key Employees

Isaac Mizrahi is Chief Design Officer for the Isaac Mizrahi Brand.  Mr. Mizrahi founded the Isaac Mizrahi New York brand in 1987 and has been the President and Chief Designer of IM Ready.  As Chief Design Officer, Mr. Mizrahi is responsible for design and design direction for all brands under the Isaac Mizrahi Business, including the Isaac Mizrahi New York brand, which is still sold in Bergdorf Goodman and other luxury retailers.  In December 2009, Mr. Mizrahi launched his lifestyle collection, Isaac Mizrahi Live! on QVC for IM Ready.  Under IM Ready’s design agreement with LC, Mr. Mizrahi also serves as the creative director for the Liz Claiborne New York line at QVC.  Previously, Mr. Mizrahi teamed with Target in 2003 to launch an innovative collection of chic and stylish clothing and accessories for women.  Mr. Mizrahi has received four awards from the Council of Fashion Designers of America (CFDA), including two awards for Designer of the Year and an award in 1996 for the documentary “Unzipped”. Mr. Mizrahi’s media presence includes publishing the book “How to Have Style” in 2008, and appearances and roles in films and television shows, including “Sex and the City,” “Ugly Betty” and “Celebrity Jeopardy” and has hosted his own series, Bravo’s “The Fashion Show,” as well as series on the Oxygen Network and the Style Network. Mr. Mizrahi is also the host of the media program Project Runway All-Stars which began airing in the first quarter of 2012.  Mr. Mizrahi has also designed costumes and/or directed productions for the Metropolitan Opera, the Mark Morris Dance Company, the Opera Theatre of St. Louis, and the Brooklyn Youth Choir, and has served on the board of directors of and is actively involved with the Good Shepherd Services, which provides services to underserviced children.

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Employment Agreements with Executives and Key Employees

Robert W. D’Loren.   On September 22, 2011, and effective as of September 16, 2011, the Company entered into a three-year employment agreement with Robert D’Loren for him to serve as our Chief Executive Officer. Following is a description of Mr. D’Loren’s agreement, as amended to date.

Pursuant to the agreement, we agreed to use our reasonable best efforts to cause Mr. D’Loren to be nominated to our Board of Directors and to serve as our Chairman of the Board during the term of the agreement.  Following the initial three-year term, the agreement automatically renews for one year terms thereafter unless either party gives written notice of intent to terminate at least 90 days prior to such termination.  Mr. D’Loren’s current annual salary is $580,000.  The board or the compensation committee may approve increases (but not decreases) from time to time.  Following the initial three-year term, the base salary shall be reviewed at least annually.  We will also reimburse Mr. D’Loren for up to $50,000 of undocumented expenses each calendar year through 2013 and $100,000 for each calendar year thereafter. Commencing September 16, 2013 we agreed to reimburse Mr. D’Loren up to $25,000 per twelve month period for memberships in business, social and athletic clubs and related expenses. In addition, Mr. D’Loren will receive an allowance for an automobile appropriate for his level of position, and the Company shall pay (in addition to monthly lease or other payments) all of the related expenses for gasoline, insurance, maintenance, repairs or any other costs with Mr. D’Loren’s automobile.

Bonus.  Mr. D’ Loren is eligible for an annual cash bonus of up to $450,000 for the 2012 calendar year and $1,500,000 for any calendar year commencing 2013, based on annual adjusted EBITDA targets.  The cash bonus is a portion of five percent of all income generated by the trademarks and other intellectual property owned by the Company (“IP Income”) in excess of $8,000,000 earned and received by us, in accordance with the following schedule:

Annual Level of Target EBITDA Achieved for each fiscal year ending December 31, 2011 and thereafter	Percentage of 5% of the lIP Income earned by the Company in excess of $8 million

0%-49%	0%

50%-69%	60%

70%-89%	80%

90%-100%	100%

Severance.  If Mr. D’Loren’s employment is terminated by us without “cause”, or if Mr. D’Loren resigns with “good reason”, or if we fail to renew the term, then Mr. D’Loren will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to the base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term.  Additionally, Mr. D’Loren would be entitled to two times the average annual cash bonuses paid in the preceding 12 months.  Mr. D’Loren would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 18 months from the termination date.

Change of Control.  In the event Mr. D’Loren’s employment is terminated within twelve months following a change of control by the Company without cause or by Mr. D’Loren with good reason, he would be entitled to a lump sum payment equal to two times (i) his base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term and (ii) two times the average annual cash bonuses paid in the preceding 12 months, minus $100.  “Change of control,” as defined in Mr. D’Loren’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions.

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Warrants.  On September 29, 2011, Mr. D’Loren received a warrant to purchase 239,250 shares of our common stock with an exercise price equal to $5.00 per share.  The warrant vested and became exercisable on September 29, 2011 and has a ten-year term.  The shares of common stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation.  During the term of his employment by the Company and for a one-year period after the termination of such employment (unless Mr. D’Loren’s employment was terminated without cause or was terminated by him for good reason, in which case only for his term of employment and a six-month period after the termination of such employment), Mr. D’Loren may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries.  Also during his employment and for a one-year period after the termination of such employment, Mr. D’Loren may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

James Haran.  On September 22, 2011, and effective as of September 16, 2011, the Company entered into a two-year employment agreement with James Haran for him to serve as our Chief Financial Officer.  Following is a description of Mr. Haran’s employment agreement as amended to date.

Following the initial two-year term, the agreement automatically renews for one-year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Mr. Haran’s current annual salary is $300,000.  The board or the compensation committee may approve increases (but not decreases) from time to time.   Following the initial two year term, the base salary shall be reviewed at least annually. In addition, Mr. Haran receives a car allowance of $1,500 per month.

Bonus.  Mr. Haran is eligible for a cash bonus of up to $50,000 in 2013 and $60,000 in each thereafter based upon the following: 50% of the cash bonus shall be paid to Mr. Haran if we achieve at least 70% of our budgeted adjusted EBITDA and 100% of the cash bonus shall be paid to Mr. Haran if we achieve at least 90% of our budgeted adjusted EBITDA.

Severance.  If Mr. Haran’s employment is terminated by us without “cause”, or if Mr. Haran resigns with “good reason”, or if we fail to renew the term, then Mr. Haran will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for 12 months.  Mr. Haran would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Change of Control.  In the event Mr. Haran’s employment is terminated within twelve months following a change of control by the Company without cause or by Mr. Haran with good reason, Mr. Haran would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination.  “Change of control,” as defined in Mr. Haran’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions.

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Warrants.  On the September 29, 2011, Mr. Haran received a warrant to purchase 49,500 shares of our common stock with an exercise price equal to $5.00 per share.  The warrant vested and became exercisable on the September 29, 2011 and has a ten-year term. The shares of common stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation.  During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Haran may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries.  Also during his employment and for a one-year period after the termination of such employment, Mr. Haran may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Giuseppe “Joe” Falco. As of August 1, 2011, and effective as of September 16, 2011, the Company entered into a two-year employment agreement with Joe Falco for him to serve as the President, Chief Operating Officer of the Isaac Mizrahi Brand.  Following is a description of Mr Falco’s employment agreement, to date.

Following the initial two-year term, the agreement automatically renews for a one-year term, unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Mr. Falco’s current annual salary is $375,000.  The board or the compensation committee may approve increases (but not decreases) from time to time, and his base salary shall be reviewed at least annually.

Bonus.  Mr. Falco is eligible for a cash bonus of up to $50,000 based upon the following: one half of one percent (0.5%) of all Isaac Mizrahi Live net sales in excess of $60 million on QVC as reported by QVC to the Company.  Commencing 2014, Mr. Falco is eligible for a cash bonus up to $75,000 based on targets established for (1) adjusted EBITDA, (2) direct response revenues and (3) wholesale royalty revenues. Each of the separate targets make up one-third of the cash bonus payable to Mr. Falco as follows: 50% if we achieve at least 70% of the budgeted target and 100% if we achieve at least 90% of the budgeted target.

Severance.  If Mr. Falco’s employment is terminated by us without “cause”, or if Mr. Falco resigns with “good reason”, or if we fail to renew the term, then Mr. Falco will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for six months.  Mr. Falco would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of six months from the termination date.

Warrants.  On the Closing Date, Mr. Falco received a warrant to purchase 100,000 shares of our common stock with an exercise price equal to $5.00 per share.  The warrant shall vest one half on the first anniversary of the Closing Date, and one half on the second anniversary of the Closing Date.  The warrant has a ten-year term. The shares of common stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation.  During the term of his employment by the Company and for a six-month period after the termination of such employment, Mr. Falco may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries.  Also during his employment and for a six-month period after the termination of such employment, Mr. Falco may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.  Such non-solicitation provisions, however, do not apply to any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries with whom Mr. Falco had a prior business relationship before he started performing services for the Company.

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Marisa Gardini.   On May 19, 2011 and effective on the September 29, 2011, and as Amended and Restated as of February, 15, 2012, the Company entered into a three-year employment agreement with Marisa Gardini such that she will serve as the Senior Vice President of Strategic Planning of the Company.  Following the initial three-year term, the agreement will be renewable, at the option of the Company, for two successive one-year periods on the same terms and conditions as those in effect during the third year of the initial term.  Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Ms. Gardini’s salary will be $250,000, $250,000 and $500,000 per annum, respectively, in the first three successive 12-month periods following the effective date of the agreement.  The Board or the compensation committee may approve increases (but not decreases) in Ms. Gardini’s base salary from time to time, and it shall be subject to review on the third anniversary of Ms. Gardini’s employment agreement and each anniversary thereafter during the term of the agreement.

Bonus.  Ms. Gardini has the right to participate in all employee bonus plans offered to other executives and senior management and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion.

Severance.  If Ms. Gardini’s employment is terminated by us without “cause”, or if Ms. Gardini resigns with “good reason”, or if we fail to renew the term, then Ms. Gardini will be entitled to receive her unpaid base salary and cash bonuses through the termination date and an amount equal to her base salary in effect on the termination date for the longer of six months and the remainder of the then-current term, but in no event exceeding 18 months.  Ms. Gardini would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for the same period of time for which she would continue to receive her base salary pursuant to the terms of the agreement.

Non-Competition and Non-Solicitation.  During the term of her employment by the Company and for a one-year period after the termination of such employment (unless Ms. Gardini’s employment was terminated without cause or was terminated by him for good reason), Ms. Gardini may not permit her name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 3% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business anywhere in the world other than the Company and its subsidiaries.  Also during her employment and for a one-year period after the termination of such employment, Ms. Gardini may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Seth Burroughs.   On September 22, 2011, and effective as of September 16, 2011, the Company entered into a two-year employment agreement with Seth Burroughs for him to serve as our Executive Vice President – Business Development and Treasury.  Following is a description of Mr. Burroughs’ employment agreement as amended to date.

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Following the initial two-year term, the agreement automatically renews for one-year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Mr. Burrough’s current annual salary is $275,000.  The board or the compensation committee may approve increases (but not decreases) from time to time.   Following the initial two-year term, the base salary shall be reviewed at least annually.

Bonus.  Mr. Burroughs is eligible for a cash bonus of up to $50,000 in 2013 and $60,000 in each thereafter based upon the following: 50% of the cash bonus shall be paid to Mr. Burroughs if we achieve at least 70% of our budgeted adjusted EBITDA and 100% of the cash bonus shall be paid to Mr. Burroughs if we achieve at least 90% of our budgeted adjusted EBITDA.

Severance.  If Mr. Burroughs’ employment is terminated by us without “cause”, or if Mr. Burroughs resigns with “good reason”, or if we fail to renew the term, then Mr. Burroughs will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for 12 months.  Mr. Burroughs would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

 Warrants.  On the Closing Date, Mr. Burroughs received a warrant to purchase 50,000 shares of our common stock with an exercise price equal to $5.00 per share.  The warrant vested and became exercisable on the Closing Date and has a ten-year term. The shares of common stock underlying the warrant have customary piggy back registration and cashless exercise rights.

 Non-Competition and Non-Solicitation.  During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Burroughs may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries.  Also during his employment and for a one-year period after the termination of such employment, Mr. Burroughs may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

 Isaac Mizrahi.   On May 19, 2011 and effective on the Closing Date, the Company entered into a three-year employment agreement with Isaac Mizrahi such that he will serve as the Chief Design Officer of Isaac Mizrahi Brand.  Following the initial three-year term, the agreement will be renewable, at the option of the Company, for two successive one-year periods on the same terms and conditions as those in effect during the third year of the initial term.  Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Mr. Mizrahi’s salary will be $500,000, $500,000 and $1,000,000 per annum, respectively, in the first three successive 12-month periods following the effective date of the agreement.  The Board or the compensation committee may approve increases (but not decreases) in Mr. Mizrahi’s base salary from time to time, and it shall be subject to review on the third anniversary of Mr. Mizrahi’s employment agreement and each anniversary thereafter during the term of the agreement.

 Mr. Mizrahi is required to devote his full business time and attention to the business and affairs of the Company and its subsidiaries; however, Mr. Mizrahi is the principal of IM Ready and Laugh Club, Inc., and accordingly, he may undertake promotional activities related thereto (including the promotion of his name, image, and likeness) through television, video, and other media (and retain any compensation he receives for such activities) (referred to as “Retained Media Rights”) so long as such activities (i) do not utilize the IM Trademarks or interfere with his employment duties or (ii) are consented to by the Company.  The Company believes that it benefits from Mr. Mizrahi’s independent promotional activities by increased brand awareness of IM Brands and the IM Trademarks.

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 Bonus.  Mr. Mizrahi has the right to a bonus if the net royalty income exceeds Twenty-Five Million Dollars ($25,000,000) in the twelve-month period commencing on the first day of the calendar quarter in which the effective date of the agreement occurs, or in any successive twelve-month period thereafter. The bonus, if any, is equal to five-percent (5%) of the net royalty income in such twelve-month period in excess of Twenty-Five Million Dollars ($25,000,000).  As soon as practicable, and not later than 60 days after the end of such twelve-month period, the Company shall deliver to Mr. Mizrahi: (i) an independently audited statement certifying the net royalty income for the period, (ii) a statement from the Company calculating the amount of the bonus, and (iii) at Mr. Mizrahi’s request, supporting documentation of the determination of the net royalty income amount for the period.  The bonus, if any, shall be paid to Mr. Mizrahi no later than 30 days after the delivery of the statements described above in (i) and (ii). In addition to, and not in lieu of, the foregoing, Mr. Mizrahi has the right to participate in all employee bonus plans offered to other executives and senior management and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion.

 Under Mr. Mizrahi’s employment agreement with the Company, “Net Royalty Income” means booked revenue for the Company’s business (acquiring and licensing consumer brands worldwide), less the sum of advertising royalties, commissions paid to third parties, payments under royalty sharing or participation agreements, and international withholding (solely to the extent the Company or its affiliates are unable to claim a federal tax credit with respect to such international withholding) and other transfer taxes, in each case to the extent related to such booked revenue, calculated in accordance with U.S. GAAP accounting standards; provided, however, that, (i) Net Royalty Income shall not include any deferred revenues recognized during the period for which Net Royalty Income is being calculated for which the Company and IM Brands have not received the related payment, and (ii) in the event of the termination of a license agreement with respect to the Company’s business, the calculation of Net Royalty Income shall not include any revenue accelerated as a result of termination for which termination the Company or its affiliates have not received the related payment.

 Severance.  If Mr. Mizrahi’s employment is terminated by us without “cause”, or if Mr. Mizrahi resigns with “good reason”, or if we fail to renew the term, then Mr. Mizrahi will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for the longer of six months and the remainder of the then-current term, but in no event exceeding 18 months.  Mr. Mizrahi would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for the same period of time for which he would continue to receive his base salary pursuant to the terms of the agreement.

 Non-Competition and Non-Solicitation.  During the term of his employment by the Company and for a one-year period after the termination of such employment (unless Mr. Mizrahi’s employment was terminated without cause or was terminated by him for good reason), Mr. Mizrahi may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 3% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business anywhere in the world other than the Company and its subsidiaries.  Also during his employment and for a one-year period after the termination of such employment, Mr. Mizrahi may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Family Relationships

 There are no family relationships among our directors or officers.

 Board Classification

Our Restated & Amended Bylaws provide that our board of directors be divided into three classes (Class I, Class II and Class III). Commencing with the first annual meeting of stockholders held after the adoption of the Restated & Amended Bylaws, the Class I directors will serve until the following annual meeting of stockholders, the Class II directors until the next successive annual meeting of stockholders, and the Class III directors until the third annual meeting of stockholders, in each case, until their successor(s) are duly elected and qualified or until their earlier resignation or removal. At each annual meeting of stockholders commencing with the first annual meeting following the adoption of the Restated & Amended Bylaws, each of the successors to the directors of the Class whose term shall have expired that year shall be elected for a three-year term.

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Board Compensation

There are no agreements with respect to the election of Directors. Other than described in Section 10 below, we have not compensated our directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors.

 Independence of the Board of Directors

We are not a “listed issuer” as such term is defined in Rule 10A-3 under the Exchange Act. We use the definition of independence of The NASDAQ Stock Market LLC. The board has determined that Messrs. Todd Slater, Howard Liebman, Edward Jones, III, Jeffrey Cohen and Mark DiSanto are independent.  Each current member of the Audit Committee, Compensation Committee and Nominating Committee is independent and meets the applicable rules and regulations regarding independence for such committee, including those set forth in pertinent NASDAQ listing standards, and that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

 Code of Ethics

On September 29, 2011, we adopted a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and senior executives. Our Code of Ethics can be accessed on our website, www.xcelbrands.com.

Audit Committee and Audit Committee Financial Expert

Our board of directors has appointed an Audit Committee which consists of Messrs. Liebman and DiSanto.  Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Capital Market, which is the independence standard that was adopted by our board of directors.  The Board has determined that Mr. Liebman meets the requirements to serve as the Audit Committee Financial Expert by our board of directors.  The Audit Committee operates under a written charter adopted by our board of directors.  The Audit Committee assists the board of directors by providing oversight of our accounting and financial reporting processes, appoints the independent registered public accounting firm, reviews with the independent registered public accounting firm the scope and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.

Compensation Committee

Our board of directors has appointed a Compensation Committee consisting of Messrs. DiSanto and Jones.  Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Capital Market.  Our board of directors has adopted a written Compensation Committee Charter that sets forth the committee’s responsibilities.  The committee is responsible for determining all forms of compensation for our executive officers, and establishing and maintaining executive compensation practices designed to enhance long-term stockholder value.

Nominating Committee

Our board of directors has appointed a Nominating Committee consisting of Messrs. DiSanto and Jones.  Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Capital Market.  Our board of directors has adopted a written Nominating Committee Charter that sets forth the committee’s responsibilities.

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EXECUTIVE COMPENSATION

 The following table sets forth information regarding all cash and non-cash compensation earned by or paid to all of the executive officers of the Company and former executive officers served during the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011, for services in all capacities to the Company:

Summary Compensation Table

Executive	Title	Year	Salary	Bonus (2)	Stock Awards (3), (4)	Option & Warrant Awards (5)	All Other Compensation	Total
Robert W. D’Loren (1)	CEO,	2012	$374,583	$200,900	$2,497,155	$-	$17,127	$3,089,765
	Chairman	2011	$92,733	$14,034	$-	$205,313	$7,543	$319,623
James F. Haran (1)	CFO, Assist	2012	$232,292	$50,000	$532,170	$-	$6,716	$821,178
	Sec.	2011	$65,625	$14,583	$-	$42,478	$2,328	$125,014
Seth Burroughs (1)	Sec, EVP	2012	$183,333	$50,000	$383,001	$-	$-	$616,334
		2011	$51,042	$10,000	$-	$42,908	$-	$103,950

(1)	Executives did not receive compensation prior to the Merger on September 29, 2011.

(2)	Bonuses are in accordance with Executive’s employment agreements.

(3)	On April 17, 2012, the named executive officers were issued an aggregate of 950,000 shares of restricted stock. The vesting date of the 950,000 shares of restricted stock was November 15, 2012, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2012, 443,978 of these shares have vested. The shares were valued at $3.00 per share at the date of the grant.

(4)	On June 1, 2012, the named executive officers were issued an aggregate of 187,442 shares of restricted stock. The vesting date of the 187,442 shares of restricted stock was December 1, 2012, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2012, none of these shares have vested and was valued at $3.00 per share at the date of the grant.

(5)	Warrants were issued to Executives on the closing date of the Merger providing for each warrant to purchase one common share of stock for $5.00 per share, exercisable immediately. The detail for these awards is included in ‘Outstanding Equity Awards at Fiscal Year-End’ table below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Options and Warrant Awards					Stock Awards
Executive	Title	Number of Securities Underlying Unexercised Options & Warrants, Exercisable	Number of Securities Underlying Unexercised Options & Warrants, Unexercisable	Exercise Price	Option or Warrant Expiration Date	Number of Shares of Stock Not Vested	Value of Shares of Stock Not Vested
Robert W. D’Loren (1)	CEO, Chairman	239,250	-	$5.00	9/29/2021	507,480	$1,522,440
James F. Haran (2)	CFO, Assist Sec.	49,250	-	$5.00	9/29/2021	108,149	$324,447
Seth Burroughs (3)	Sec, EVP	50,000	-	$5.00	9/29/2021	77,835	$233,505

(1)	Mr. D’Loren received a total of 832,385 shares of restricted stock during 2012. 324,905 vested, of which the Company repurchased 134,453 shares in satisfying the grantees tax withholding obligation.

(2)	Mr. Haran received a total of 177,390 shares of restricted stock during 2012. 80,759 vested, of which the Company repurchased 27,193 shares in satisfying the grantees tax withholding obligation.

(3)	Mr. Burroughs received a total of 127,667 shares of restricted stock during 2012. 50,168 vested, of which the Company repurchased 20,776 shares in satisfying the grantees tax withholding obligation.

Compensation of Directors

The following table sets forth information with respect to director's compensation for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011.

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DIRECTORS COMPENSATION

Director	Year	Fees earned or paid in cash	Stock Awards (2)	Option & Warrant Awards (1)	Nonqualified Deferred Compensation Earnings	Total
Edward Jones	2012	$6,000	$83,001	$-	$-	$89,001
	2011	$-	$-	$21,131	$-	$21,131
Howard Liebman	2012	$16,000	$83,001	$-	$-	$99,001
	2011	$-	$-	$21,131	$-	$21,131
Jeff Cohen (3)	2012	$2,000	$83,001	$-	$-	$85,001
	2011	$-	$-	$21,131	$-	$21,131
Mark DiSanto	2011	$12,000	$83,001	$-	$-	$95,001
	2011	$-	$-	$21,131	$-	$21,131
Todd Slater	2011	$4,000	$83,001	$-	$-	$87,001
	2011	$-	$-	$21,131	$-	$21,131
Jack Dweck (3)	2012	$-	$-	$-	$-	$-

(1)	On October 17, 2011, each independent director was granted an option to purchase 50,000 shares of common stock exercisable for a period of five years at an exercise price of $5.00 per share. Such options vested one-third upon issuance and vest an additional one-third on each of the following two anniversaries of the issuance date.

(2)	On June 1, 2012, each independent director was granted 27,667 shares of restricted stock pursuant to the terms and conditions of the Plan. Each restricted share vests on December 1, 2012, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2012, restrictions on 53,995 shares have lapsed. On November 15, 2012 the Company repurchased 18,870 shares on vesting of restricted stock in satisfying the grantees tax withholding obligation. Each share was valued at $3.00 per share at the date of the grant.

(3)	Elected as a director December 2012.

Director Compensation

The Company intends to pay its non-executive directors $2,000 for each Board and committee meeting attended up to a maximum of $8,000 per year, except that the chairman of each committee shall receive $3,000 for each such committee meeting attended up to a maximum of $12,000 per year.   So long as a principal of Earthbound serves as a member on the board of directors of the Company (Jack Dweck, a principal of Earthbound, has agreed to serve as a director), Earthbound has the right to appoint a board observer.  Earthbound appointed Jeff Cohen, a principal of Earthbound and a principal stockholder of the Company, to be its observer on the board of directors of the Company.  As an observer, Mr. Cohen has the right to attend and observe all general meetings of the board of directors, but he has no other rights (including voting rights) and receives no compensation from the Company.

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2011 Equity Incentive Plan

The Company’s 2011 Equity Incentive Plan (the “Plan”) is designed and utilized to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The Company, with the approval of a majority of its shareholders and Board of Directors, amended and restated the Plan effective November 26, 2012.

•	The Plan provides for the grant of stock options or restricted stock (any grant under the Plan, an “Award”). The stock options may be incentive stock options or non-qualified stock options.

•	A total of 5,000,000 shares of Common Stock are eligible for issuance under the Plan, and the maximum number of shares of Common Stock with respect to which incentive stock options may be granted under the Plan is 2,000,000.

•	The Plan may be administered by the Board of Directors or a committee consisting of two or more members of the Board of Directors appointed by the Board (for purposes of this description, any such committee, a “Committee”).

•	Officers and other employees of our Company or any parent or subsidiary of our Company who are at the time of the grant of an Award employed by us or any parent or subsidiary of our Company are eligible to be granted options or other Awards under the Plan. In addition, non-qualified stock options and other Awards may be granted under the Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the Board or the Committee, as the case may be, believes has contributed or will contribute to our success.

•	With respect to incentive stock options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of a parent or subsidiary of our Company immediately before the grant (each, a “10% Stockholder”), such incentive stock option shall not be exercisable more than 5 years from the date of grant.

•	The exercise price of an incentive stock option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an incentive stock option granted to a 10% Stockholder may not be less than 110% of such fair market value.

•	The exercise price of a non-qualified stock option may not be less than fair market value of the shares of Common Stock underlying the option on the date the option is granted.

•	Under the Plan, we may not, in the aggregate, grant incentive stock options that are first exercisable by any individual optionee during any calendar year (under all such plans of the optionee’s employer corporation and its “parent” and “subsidiary” corporations, as those terms are defined in Section 424 of the Internal Revenue Code) to the extent that the aggregate fair market value of the underlying stock (determined at the time the option is granted) exceeds $100,000.

•	Certain Awards made under the Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder) and are exempt from the deduction limitation imposed by Code Section 162(m) (these Awards are referred to as “Performance-Based Awards”). Under Internal Revenue Code Section 162(m), our tax deduction may be limited to the extent total compensation paid to the chief executive officer, or any of the four most highly compensated executive officers (other than the chief executive officer) exceeds $1 million in any one tax year. Among other criteria, Awards only qualify as performance-based awards if at the time of grant the compensation committee is comprised solely of two or more “outside directors” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder). In addition, we must obtain stockholder approval of material terms of performance goals for such “performance-based compensation.”

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•	All stock options and certain stock awards, performance awards, and stock units granted under the Plan, and the compensation attributable to such Awards, are intended to (i) qualify as performance-based awards or (ii) be otherwise exempt from the deduction limitation imposed by Internal Revenue Code Section 162(m).

•	No options or other Awards may be granted on or after the tenth anniversary of the effective date of the Plan.

Item 12. Security Ownership of Certain Beneficial Owners and Management And Related Stockholder Matters

The following table lists, as of November 8, 2013, the number of shares of Common Stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of the Company, and (iii) all officers and directors as a group.  Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 10,167,427 shares of Common Stock issued and outstanding.

	Common Stock Beneficially Owned
Named executive officers and directors:	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Robert W. D’Loren (1)	2,163,465	20.8%
James F. Haran (2)	513,900	5.0%
Marisa Gardini (3) (4)	575,744	5.7%
Seth Burroughs (5)	406,360	4.0%
Todd Slater (6)	93,321	*
Howard Liebman (7)	94,643	*
Edward Jones, III (8)	94,643	*
Jack Dweck (9)	450,089	4.4%
Mark DiSanto (10)	850,368	8.3%
Giuseppe Falco (11)	340,338	3.3%
All directors and executive officers as a group (10 persons)	5,582,871	51.4%
5% Shareholders:
Isaac Mizrahi (12)	1,428,049	14.0%
Jeffrey Cohen (13)	705,431	6.9%
Trafelet Capital (14)	2,059,525	19.8%

 * Less than 1%.

(1)	Represents (i) 190,452 shares, (ii) 526,283 shares owned by Irrevocable Trust of Rose Dempsey (the “ Irrevocable Trust ”) of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, (iii) 239,250 shares issuable upon exercise of immediately exercisable warrants, and (iv) 1,207,480 restricted shares. Does not include 271,116 shares held by the D’Loren Family Trust (the “Family Trust”) of which Mark DiSanto is a trustee and has sole voting and dispositive power.

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(2)	Includes (i) 206,251 shares, (ii) 258,149 restricted shares and (iii) immediately exercisable warrants to purchase 49,500 shares.

(3)	Represents 455,019 shares and 120,725 restricted shares.

(4)	Ms. Gardini has agreed to appoint Robert W. D’Loren, our Chairman and Chief Executive Officer as her irrevocable proxy and attorney-in-fact with respect to 137,950 shares of the Company’s common stock pursuant to a voting agreement, IM Ready and its principals entered into with the Company.

(5)	Includes (i) 178,525 shares, (ii) 177,835 restricted shares and (iii) immediately exercisable warrants to purchase 50,000 shares.

(6)	Represents (i) 6,453 shares, (ii) 36,868 restricted shares and (iii) 50,000 shares issuable upon exercise of options that have vested.

(7)	Represents (i) 7,775 shares, (ii) 36,868 restricted shares and (iii) 50,000 shares issuable upon exercise of options that have vested.

(8)	Represents (i) 7,775 shares, (ii) 36,868 restricted shares and (iii) 50,000 shares issuable upon exercise of options that have vested.

(9)	Represents (i) 170,089 shares held by Mr. Dweck, (ii) 20,000 restricted shares, (iii) 260,000 shares held by Earthbound, Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC.

(10)	Includes (i) 271,116 shares held by the Family Trust, of which Mark DiSanto is trustee and has sole voting and dispositive power over the Shares held by the Family Trust, (ii) 23,537 shares and 20,000 restricted shares held by DiSanto, (iii) 423,215 shares and 62,500 shares issuable upon the exercise of warrants held by the Mark X DiSanto Investment Trust, of which Mr. DiSanto is trustee, and has sole voting and dispositive power over the shares held by the Mark X DiSanto Investment Trust and (iv) 50,000 shares issuable upon exercise of options that have vested.

(11)	Includes (i) 21,240 shares, (ii) 219,098 restricted shares and (iii) 100,000 shares issuable upon exercise of warrants that has vested. Does not include 37,500 shares of restricted stock but will not vest within 60 days of November 8, 2013.

(12)	Mr. Mizrahi has agreed to appoint Robert W. D’Loren, our Chairman and Chief Executive Officer as his irrevocable proxy and attorney-in-fact with respect to 1,428,049 shares of the Company’s common stock pursuant to a voting agreement, IM Ready and its principals entered into with the Company.

(13)	Represents (i) 50,000 shares issuable upon exercise of options that have vested (ii) 378,563 shares held by Jeffrey Cohen, (iii) 16,868 restricted shares and (iv) 260,000 shares held by Earthbound LLC. Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC.

(14)	Trafelet Capital Management, L.P. (“TCM”) serves as investment manager to Delta Institutional, LP (the “Fund”) and two other private investment vehicles and, in such capacity, exercises voting and investment control over the shares of Common Stock of the Issuer held for the accounts of the Fund and such other private investment vehicles. Trafelet & Company Advisors, LLC (“TCA”) serves as the general partner to the Fund and such other private investment vehicles. Trafelet & Company, LLC (“TC”) serves as the general partner of TCM. Remy W. Trafelet (“Mr. Trafelet”), the managing member of TC and TCA may be deemed to have indirect beneficial ownership of the shares reported herein based on his relationship with TCM and TCA. Each of the Fund, TC, TCA, TCM and Mr. Trafalet disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest in such shares.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IPX Capital, LLC

Overview

Old XCel and its wholly owned subsidiary IM Brands, collectively the “Buyers,” entered into the Purchase Agreement with IM Ready, whereby the Buyers acquired certain assets and assumed certain obligations of IM Ready. IPX Capital, LLC (“IPX”) entered into certain agreements with Old XCel and IM Ready whereby IPX provided services to both Old XCel and IM-Ready.  IPX and Old XCel have common ownership and common management.

IPX Capital, LLC – IM Ready-Made, LLC Advisory Service Agreement

IPX and IM Ready entered into an Advisory Service Agreement dated November 16, 2010 whereby IPX provided various advisory and consulting services to IM Ready including conducting an operational review of IM Ready, reviewing strategic alternatives for IM Ready’s business including the potential to complete a transaction with Old XCel, developing and preparing a brand positioning presentation including brand architecture strategy, conducting a review of the “IsaacMizrahiLIVE” and Liz Claiborne New York businesses on QVC and the related agreements, and conducting a due diligence review of IM Ready’s retail and couture operations and making restructuring recommendations on such retail and couture operations.  IPX’s service fees under the Advisory Service Agreement were based on its actual hourly billing rates, with a cap of $500,000.  IPX’s aggregate hourly billing exceeded $500,000, resulting in a payment to IPX from IM Ready of $500,000 on the Closing Date.

IPX Capital, LLC – Xcel Brands, Inc., Due Diligence Service Agreement

IPX and Old XCel entered into a Due Diligence Service Agreement dated December 3, 2010 whereby IPX provided various due diligence tasks relating to the Purchase Agreement including financial review of IM Ready, preparing business plans, financial projections and other documents required in connection with the transaction, advise the Buyers regarding the corporate, legal and financial structure of the transaction and assist the Buyers with the negotiation of documentation relating to the transaction. Market service fees for this type of engagement are typically either a fixed dollar amount or based upon hourly billing rates, plus reimbursement of direct expenses. IPX waived all of its fees it would have otherwise been entitled to, but not reimbursement of its direct expenses. Direct expenses incurred by, and reimbursable to, IPX by Old XCel of approximately $240,000 were paid following the Closing Date.

Reimbursements to Mr. D’Loren

Robert D’Loren, Chairman and Chief Executive Officer and a principal stockholder of the Company, has advanced certain expenses including but not limited to legal fees, banking fees, lender fees and appraisals on behalf of Old XCel.  Following the Closing Date, Mr. D’Loren was reimbursed approximately $162,000 for these expenses.

Todd Slater

On August 12, 2011, Old XCel entered into a one year agreement which was amended on October 4, 2011, with Todd Slater, who has agreed to serve as a director of the Company commencing on the Appointment Date, for services related to the Company’s licensing strategy and introduction of potential licensees.  If during the term of the agreement or during the year following the expiration of the term of the agreement, the Company enters into a license or distribution agreement with a licensee introduced by Mr. Slater, Mr. Slater will receive a commission equal to fifteen percent (15%) of all net royalties received by the Company during the first term of such agreement, payable within thirty days of receipt of the net royalties.

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On July 10, 2012, the Company and Mr. Slater, entered into an amendment (the “Amendment”) to the agreement. Pursuant to the Amendment, the Company paid to Mr. Slater $163,000 as payment in full for (i) the cancellation of all amounts which are or may otherwise become due or payable to Mr. Slater under the terms of the agreement for licensees already introduced to the Company by Mr. Slater and which Mr. Slater was entitled to fifteen percent (15%) of the revenues from such licensees under the agreement, and (ii) the assignment to the Company of all such amounts payable directly to Mr. Slater pursuant to such license agreements.

In addition, Mr. Slater earned $31,000 and $53,000 in fees for procuring licenses, separate from the payment under the Amendment, during the year ended December 31, 2012 and period September 29, 2011 to December 3, 2011, respectively.

 June 2013 Offering

 On June 5, 2013, the Company entered into subscription agreements with (i) Mark X. DiSanto Investment Trust (the “Trust”), of which Mark X. DiSanto, a director and principal stockholder of the Company, is trustee, and (ii) two funds as to which Trafalet Capital Management, L.P. (a principal stockholder of the Company) serves as the investment manager (collectively, “Trafalet”). Pursuant to the subscription agreements, the Company issued (i) to the Trust 285,715 shares of its common stock and warrants (the “Warrants”) to purchase 62,500 shares of common stock of the Company for an aggregate purchase price of $1,000,002 and (ii) to Trafalet 1,142,858 shares of its common stock and Warrants to purchase 250,000 shares of its common stock for an aggregate purchase price of $4,000,003.

 On June 5, 2013, the Company entered into an engagement agreement with Threadstone LP, (“Threadstone”), pursuant to which the Company agreed to pay to Threadstone, a cash fee of 7% of the gross proceeds from Trafalet in the June 2013 offering introduced by Threadstone. The Company paid to Threadstone a fee of $280,000 in connection with the June 2013 offering. Todd Slater, a director of the Company, is a Managing Director of Threadstone.

 Jones Texas, LLC

The Company and Jones Texas Inc. (“JT”) entered into a consulting agreement on March 28, 2012 whereby JT shall pursue and introduce licensing opportunities for the Company. Ed Jones, is a principal shareholder and chief executive officer of Jones Texas, Inc. JT procured a license for the Company during 2012 which the Company agreed to remit 15% of the license revenues for the initial term of the license. JT earned $3,000 in fees for the year ended December 31, 2012.

Earthbound

Earthbound entered into a service agreement with Laugh Club, Inc. (“Laugh Club”) on November 6, 2001 whereby Laugh Club engaged Earthbound to provide brand management and design services for mass-merchandised retail products for the Isaac Mizrahi Business (the “Earthbound Agreement”).  Isaac Mizrahi, individually, is the controlling member and manager of Laugh Club and IM Ready-Made, LLC.  On September 3, 2002, Laugh Club assigned all of the rights and obligations in the Earthbound Agreement to IM Ready. Earthbound has no common ownership, direct or indirect, with either IM Ready or Laugh Club.

Effective as of September 29, 2011, IM Ready and Earthbound entered into an agreement pursuant to which Earthbound provided transitional services to IM Ready prior to the closing of the Transaction, for which Earthbound received from IM Ready $600,000 in cash on the Closing Date and IM Ready agreed to pay Earthbound a total of $1,500,000 in additional consideration over the next five years. As part of the Transaction, the Company assumed this obligation as part of the consideration for the acquisition of the Isaac Mizrahi Business. Jeff Cohen and Jack Dweck are principal owners of Earthbound and Jeff Cohen was a director of the Company through December 2012 and Jack Dweck has served as a director since December 2012.

In connection with the consummation of the Isaac Mizrahi Business, Old XCel and Earthbound entered into the Contribution Agreement pursuant to which Earthbound contributed to Old XCel the Earthbound Agreement and the Earthbound Assets in exchange for 944,688 shares of Common Stock, and Earthbound agreed to purchase one Unit in the Private Placement. Old XCel terminated the Earthbound Agreement effective as of the Closing Date.  Additionally, so long as a principal of Earthbound serves as a member on the board of directors of the Company, Earthbound will have the right to appoint a board observer.

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Licensing Agent Agreement

On August 2, 2011, Old XCel entered into a licensing agent agreement with Adam Dweck (“AD”) who is an Executive Vice President of Earthbound pursuant to which AD is entitled to a five percent (5%); commission on any royalties we receive under any new license agreements that he procures for us during the initial term of such license agreements. We are obligated to grant to AD 5-year warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share, subject to the AD generating $0.5 million of accumulated royalties and an additional 5-year warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share, subject to the AD generating $1.0 million of accumulated royalties. Additionally, the AD shall be entitled to receive 5-year warrants to purchase 25,000 shares of common stock priced at the fair market value at the time of issuance, subject to the AD generating $2.0 million of accumulated royalties. AD is the son of Jack Dweck, who is a principal of Earthbound and is on the Company’s board of directors. As of December 31, 2012, the AD has not met any of the above royalty targets, therefore no warrants have been issued.

AD procured several licenses for the Company earning the AD $13,000 and $2,000 in fees for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011, respectively. There were no fees earned by AD in the Predecessor period.

Private Placement

Marisa Gardini, our Executive Vice President of Strategic Planning and Marketing and, commencing on the Appointment Date, a director;  the Irrevocable Trust of Rose Dempsey; the D’Loren Family Trust; James Haran, our Chief Financial Officer; Seth Burroughs, our Executive Vice President of Business Development and Treasury; and Mark DiSanto, who has agreed to serve as a member of our board of directors commencing on the Appointment Date, purchased 2; .495; .255; .15; .10 and .25 Units in the Private Placement, respectively, for purchase prices of $1,000,000; $247,500; $127,500; $75,000; $50,000; and $125,000, respectively, on the same terms and conditions as other investors in the September 2011 private placement.

IM Ready-Made, LLC

The Company and IM Ready had balances between the companies relating to the transition of the Isaac Mizrahi Business and certain payments assigned to IM Ready by QVC under the QVC Agreement. The Company owed the Seller $74,000 and $217,000 as of June 30, 2012 and December 31, 2012, respectively. The Company did not earn any revenue or incur any expenses with IM Ready-Made, LLC since September 29, 2011.

Review, Approval and Ratification of Related Party Transactions

Prior to the Merger, the Company had not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above.  The Company intends that transactions with its executive officers, directors and significant shareholders will, on a going-forward basis, be subject to the review, approval or ratification of its board of directors, or an appropriate committee thereof.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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Legal Matters

Blank Rome LLP, New York, New York, has issued legal opinions as to the validity of the issuance of the shares of Common Stock offered under this prospectus.

Experts

The consolidated balance sheet of XCel Brands, Inc. and Subsidiaries as of December 31, 2012 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2012 have been included herein in reliance upon the report of CohnReznick LLP, independent registered public accounting firm, appearing elsewhere herein and in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated balance sheet of Xcel Brands, Inc. and Subsidiaries (the “Successor”) as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from September 29, 2011 to December 31, 2011 (referred to as the Successor period), as well as the statements of operations, changes in parent’s equity in unit, and cash flows for the periods January 1, 2011 to September 28, 2011 (referred to as the Predecessor periods) have been included herein in reliance upon the report of Rothstein, Kass, independent registered public accounting firm, appearing elsewhere herein and in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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Index to Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of June 30, 2013 (unaudited) and December 31, 2012	F-2

Unaudited Condensed Consolidated Statements of Operations for the six months ended June 30, 2013 and 2012	F-3

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and 2012	F-4

Notes to Unaudited Condensed Consolidated Financial Statements	F-5 – F-18

Reports of Independent Registered Public Accounting Firms	F-19 – F-20

Consolidated Balance Sheets as of December 31, 2012 and 2011	F-21

Consolidated Statements of Operations for the year ended December 31, 2012 and the periods from January 1, 2011 through September 28, 2011 and September 29, 2011 through December 31, 2011	F-22

Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2012 and the period from September 29, 2011 through December 31, 2011	F-23

Consolidated Statements of Cash Flows for the year ended December 31, 2012 and the periods from January 1, 2011 through September 28, 2011 and September 29, 2011 through December 31, 2011	F-24

Notes to Consolidated Financial Statements	F-25 – F-50

F-1

Xcel Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)	(See Note 1)
Assets
Current Assets:
Cash and cash equivalents	$8,319,000	$3,929,000
Accounts receivable, net	3,718,000	3,428,000
Inventory	97,000	-
Prepaid expenses	278,000	329,000
Total current assets	12,412,000	7,686,000
Property and Equipment:
Leasehold improvements, furniture and equipment	1,731,000	1,516,000
Less: accumulated depreciation	581,000	403,000
Total property and equipment	1,150,000	1,113,000
Other Assets:
Trademarks and other intangibles, net	45,572,000	45,835,000
Goodwill	12,371,000	12,371,000
Deferred finance costs, net	390,000	450,000
Other assets	375,000	349,000
Total other assets	58,708,000	59,005,000
Total Assets	$72,270,000	$67,804,000

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$1,219,000	$1,421,000
Deferred revenue, net of long-term portion	172,000	221,000
Other current liabilities	161,000	144,000
Current portion of term loan	1,688,000	1,350,000
Total current liabilities	3,240,000	3,136,000
Long-Term Liabilities:
Long-term liabilities, less current portion	28,438,000	29,046,000
Deferred tax liability	9,251,000	10,177,000
Deferred revenue, net of short-term portion	488,000	480,000
Total long term liabilities	38,177,000	39,703,000
Total Liabilities	41,417,000	42,839,000

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $.001 par value, 25,000,000 shares authorized, 10,168,302 and 7,339,979 issued and outstanding at June 30, 2013 and December 31, 2012, respectively.	10,000	7,000
Paid-in capital	29,034,000	21,966,000
Retained earnings	1,809,000	2,992,000
Total stockholders' equity	30,853,000	24,965,000

Total Liabilities and Stockholders' Equity	$72,270,000	$67,804,000

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-2

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Net licensing revenue	$2,885,000	$2,456,000	$5,788,000	$5,050,000
Design and service fee income	289,000	368,000	574,000	654,000
Net retail sales	32,000	-	32,000	-
Total revenues	3,206,000	2,824,000	6,394,000	5,704,000
Cost of goods sold	13,000	-	13,000	-
Gross profit	3,193,000	2,824,000	6,381,000	5,704,000

Operating expenses
Salaries, benefits and employment taxes	1,502,000	1,307,000	3,067,000	2,533,000
Other design and marketing costs	88,000	161,000	286,000	315,000
Other selling, general and administrative expenses	550,000	543,000	1,154,000	1,118,000
Stock-based compensation	2,292,000	1,408,000	2,357,000	1,436,000
Depreciation and amortization	224,000	215,000	441,000	424,000
Total operating expenses	4,656,000	3,634,000	7,305,000	5,826,000

Operating loss	(1,463,000)	(810,000)	(924,000)	(122,000)

Interest and finance expense
Interest expense - term loan	273,000	286,000	549,000	572,000
Other interest and finance charges	247,000	259,000	489,000	516,000
Total interest and finance expense	520,000	545,000	1,038,000	1,088,000

Loss before income taxes	(1,983,000)	(1,355,000)	(1,962,000)	(1,210,000)

Income tax benefit	(787,000)	(1,000)	(779,000)	(18,000)

Net loss	$(1,196,000)	$(1,354,000)	$(1,183,000)	$(1,192,000)

Loss per share:
Basic and diluted	$(0.13)	$(0.19)	$(0.14)	$(0.19)

Weighted average number of common shares outstanding:
Basic and diluted	9,138,085	6,981,216	8,243,999	6,395,698

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-3

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Six Months Ended June 30,
	2013	2012

Cash flows from operating activities
Net loss	$(1,183,000)	$(1,192,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	441,000	424,000
Amortization of deferred finance costs	60,000	62,000
Stock-based compensation	2,357,000	1,436,000
Allowance for doubtful accounts	4,000	-
Amortization of seller note discount	289,000	264,000
Amortization of senior note discount	119,000	117,000
Deferred income tax benefit	(920,000)	(82,000)
Changes in operating assets and liabilities:
Accounts receivable	(295,000)	(483,000)
Inventory	(97,000)	-
Other assets	32,000	101,000
Accounts payable and accrued expenses	(204,000)	88,000
Deferred revenue	(41,000)	184,000
Other liabilities	21,000	106,000
Net cash provided by operating activities	583,000	1,025,000

Cash flows from investing activities
Purchase of property and equipment	(215,000)	(91,000)
Increase in long-term security deposit	(8,000)	(175,000)
Reduction of restricted cash for security deposit	-	175,000
Net cash used in investing activities	(223,000)	(91,000)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	5,000,000	-
Repayment of long-term debt	(675,000)	-
Payment of expenses related to equity and recapitalization	(292,000)	(3,000)
(Acquisition) reduction deferred finance costs	-	22,000
Repayment of lease obligation	(3,000)	(8,000)
Net cash provided by financing activities	4,030,000	11,000

Net increase in cash and cash equivalents	4,390,000	945,000

Cash and cash equivalents, beginning of period	3,929,000	2,718,000

Cash and cash equivalents, end of period	$8,319,000	$3,663,000

Supplemental disclosure of non-cash information
Restricted stock grants to employees and directors	$5,403,000	$4,635,000
Warrants issued to licensee	$-	$23,000
Forfeiture of employee stock grants	$-	$(2,000)

Supplemental disclosure of non-cash information

Supplemental disclosure of cash flow information,
Cash paid during the period for income taxes	$227,000	$62,000
Cash paid during the period for interest	$562,000	$606,000

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-4

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

1.	NATURE OF OPERATIONS, BACKGROUND AND BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of Xcel Brands, Inc., (“Xcel”, the "Company", “we”, “us”, or “our”), all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. The Condensed Consolidated Balance Sheet as of December 31, 2012 has been derived from audited consolidated financial statements. Operating results for the three months (the “Current Quarter”) and six months (the “Current Six Months”) ended June 30, 2013 are not necessarily indicative of the results that may be expected for a full fiscal year.

The Company engages in the design, licensing, marketing and retail sales of the Isaac Mizrahi Brand and certain rights of the Liz Claiborne New York Brand (“LCNY”) with a focus on a variety of product categories.  The Company operates in two segments - (1) design and licensing and (2) retail. Our design and licensing business operates in a “working capital light” business model, licensing the Isaac Mizrahi Brand and LCNY through its wholly-owned subsidiary IM Brands, LLC (“IM Brands”) and generating royalty and design and service fee revenues through licensing and other agreements with wholesale manufacturers, sourcing and design companies, and retailers. Our retail business was launched through its wholly-owned subsidiary IMNY Store #1, LLC in the Current Quarter with the opening of our first retail store in mid-June, located in Southampton, New York.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (“2012”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Trademarks, Goodwill and Other Intangible Assets

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) for Intangibles, Goodwill and Other (“ASC Topic 350”). Under this standard, goodwill and indefinite lived assets are not amortized. The Company’s definite lived intangible assets are amortized over their estimated useful lives. No triggering events or indicators of impairment were noted in the Current Six Months.

Under this standard, the Company annually has the option to first assess qualitatively whether it is more likely than not that there is an impairment. The Company completed its annual quantitative assessment of trademarks, goodwill and other intangibles at December 31, 2012 and determined that no impairment charges were required.

Contingent Obligations

Management analyzes and quantifies the expected earn-out payments over the applicable pay-out period.  Management assesses no less frequently than each reporting period the status of contingent obligations and any expected changes in the fair market value of such contingent obligations.  Any change in the expected obligation will result in expense or income recognized in the period in which it is determined fair market value of the carrying value has changed. There was no change in the contingent obligation for the Current Six Months.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could be affected by those estimates.

F-5

Fair Value

ASC Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Subtopic 820-10 outlines a valuation framework, creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements, and details the disclosures that are required for items measured at fair value. We have contingent obligations that are required to be measured at fair value on a recurring basis. Our contingent obligations were measured using inputs from Level 3 of the fair value hierarchy, which states:

Level 3 – unobservable inputs that reflect our assumptions that market participants would use in pricing assets or liabilities based on the best information available. The Company’s earn-out obligation (See Note 5) is based upon future net royalty revenues.

Income Taxes

Income tax expense consists of the tax payable for the period and the change during the period in deferred tax assets and liabilities. Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted rates in effect during the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. Tax positions shall initially be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that has a probability of fifty percent (50%) or greater of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts.

The Company has no unrecognized tax benefits as of June 30, 2013 and December 31, 2012. The Company’s U.S. Federal and state and local income tax returns are closed prior to fiscal year 2009 and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

If applicable, the Company would recognize interest and penalties associated with tax matters as part of the income tax provision, and include accrued interest and penalties with accrued expenses in the condensed consolidated balance sheets.

Revenue Recognition

Licensing revenue is generated from licenses and is based on reported sales of licensed products bearing our trademarks, at royalty rates specified in the license agreements. These agreements are also subject to contractual minimum levels.

Design and service fees are recorded and recognized in accordance with the terms and conditions of each service contract, including the Company meeting its obligations and providing the relevant services under each contract.  Generally, we record on a straight line basis, each base fee as stated in each service agreement for the covered period and, if applicable, we recognize additional payments received that relate to a future period as deferred revenue, until service is provided or revenue is otherwise earned.

We recognize revenue from our retail store upon sale of our products to retail consumers, net of estimated returns.

Accounts Receivable

Accounts receivable represent amounts that are due to the Company by its licensees and other operating account debtors in the normal course of business. As of June 30, 2013 the Company has $3,718,000 of accounts receivable, net of allowance for doubtful accounts of $29,000. As of December 31, 2012 the Company had $3,428,000 of accounts receivable, net of allowance for doubtful accounts of $25,000. The accounts receivable balance includes $1,147,000 and $699,000 of earned revenue that has been accrued but not billed as of June 30, 2013 and December 31, 2012, respectively.

Inventory

Inventories are stated at the lower of cost or market using the first in first out (“FIFO”) method. All inventory consists of finished goods and is located at the retail store location. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs, write-offs and shrinkage are charged to cost of goods sold. In the Current Six Months, the Company experienced shrinkage of $4,000.

F-6

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718 - Stock Compensation, by recognizing the fair value of stock-based compensation in the unaudited condensed consolidated statements of operations. Stock-based compensation can include stock options and restricted stock grants.

Stock Options - The fair value of the Company’s stock option awards are estimated using the Black-Scholes option valuation model. This model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award.

Restricted Stock - Compensation cost for restricted stock is measured using the fair value of the Company’s common stock at the date the common stock is granted. The compensation cost is recognized over the period between the grant date and the date any restrictions lapse. For stock-based awards that vest based on performance conditions (e.g. achievement of certain milestones), expense is recognized when it is probable that the condition will be met.

The calculation of compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of stock-based compensation is amortized over the service period of the awards.

F-7

Earnings (loss) per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and warrants. The difference between basic and diluted weighted-average common shares results from the assumption that all dilutive stock options, warrants and restricted stock outstanding were exercised into common stock, except when there is a net loss, in which case basic and diluted weighted average common shares shall be the same.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

3. Trademarks, Goodwill and Other Intangibles

Trademarks and other intangibles, net consist of the following:

	June 30, 2013	December 31, 2012
Trademarks	$44,500,000	$44,500,000
Licensing agreements	2,000,000	2,000,000
Accumulated amortization, licensing agreements	(928,000)	(665,000)
Net carrying amount	$45,572,000	$45,835,000

Amortization expense for intangible assets for both the Current Quarter and the quarter ended June 30, 2012 (the “Prior Year Quarter”) was $132,000. Amortization expense for intangible assets for the Current Six Months and the six months ended June 30, 2012 (the “Prior Year Six Months”) was $263,000 and $264,000, respectively. The trademarks of the Isaac Mizrahi Brand and related goodwill have been determined to have an indefinite useful life and accordingly, consistent with ASC Topic 350, no amortization has been recorded in the Company's unaudited consolidated statements of operations.

The Company has $12,371,000 of goodwill that represents the excess of the purchase price over the fair value of net assets acquired accounted for under the acquisition method of accounting relating to the acquisition of the Isaac Mizrahi Business. There was no change in goodwill during the Current Six Months.

4.  Significant Contracts

QVC Agreement

In connection with the Company’s agreement with QVC, Inc. (“QVC”), QVC is required to pay fees based primarily on a percentage of its net sales of Isaac Mizrahi branded merchandise. QVC royalty revenue represents a significant portion of the Company’s total revenues. Royalties from QVC totaled $1,992,000 and $1,900,000 for the Current Quarter and the Prior Year Quarter, respectively, representing 62% and 67% of the Company’s total revenues, respectively. Royalties from QVC totaled $3,984,000 and $3,800,000 for the Current Six Months and the Prior Year Six Months, respectively, representing 62% and 67% of the Company’s total revenues, respectively. As of June 30, 2013 and December 31, 2012, the Company had a receivable from QVC for each period in the amount of $1,901,000, representing 51% and 55% of the Company’s receivables, respectively.

LCNY Agreement

In connection with the Company’s agreement with Fifth & Pacific Companies, Inc. (formerly Liz Claiborne, Inc.) (“FNP”) (the “LCNY Agreement”) FNP is required to pay the Company royalties based primarily on a percentage of royalties FNP receives from QVC under a separate license agreement between FNP and QVC. Revenues from the LCNY Agreement totaled $500,000 and $375,000 for the Current Quarter and the Prior Year Quarter, respectively, representing 16% and 13% of the Company’s total revenues, respectively. Revenues from the LCNY Agreement totaled $1,000,000 and $750,000 for the Current Six Months and the Prior Year Six Months, respectively, representing 16% and 13% of the Company’s total revenues, respectively. As of June 30, 2013 and December 31, 2012, the Company had a receivable from FNP in the amount of $1,397,000 and $699,000, representing 38% and 20% of the Company’s receivables, respectively.

F-8

5.  Debt

The Company’s net carrying amount of debt is comprised of the following:

	June 30, 2013	December 31, 2012
Term Loan	$12,023,000	$12,579,000
Seller Note	6,595,000	6,306,000
Contingent obligation – Seller	11,466,000	11,466,000
Other long term liabilities	42,000	45,000
Total	30,126,000	30,396,000
Current portion	1,688,000	1,350,000
Total long term liabilities	$28,438,000	$29,046,000

Term Loan

On September 29, 2011 (the “Closing Date”), IM Brands, a wholly-owned subsidiary of the Company, entered into a five-year senior secured facility (the “Loan”) with MidMarket Capital Partners, LLC (“MidMarket”) and Noteholders in the aggregate principal amount of $13,500,000. The Loan is secured by all of the assets of IM Brands and the Company’s membership interests in IM Brands.

The principal amount of the Loan is payable quarterly as follows:  2.5% on January 5, 2013 through October 5, 2013; 3.75% on January 5, 2014 through October 5, 2014; 6.25% on January 5, 2015 through October 5, 2015; 12.5% on January 5, 2016 through the maturity date, which is the date that is 5 years after the Closing Date.

The interest rate on the Loan was a fixed rate of 8.5%, payable in cash.

Optional Prepayment.  IM Brands may prepay the Loan in whole or in part in increments of $500,000, provided that IM Brands pay the following premiums in connection with the prepayment: (See Note 11, Subsequent Events)

Period	Applicable Premium
Prior to September 29, 2013	2%
Prior to September 29, 2014	1%
On or After September 29, 2014	0%

Mandatory Prepayments.   IM Brands is required to prepay the Loan under the following conditions:  (1) if certain indebtedness is incurred by the Company; (2) if IM Brands undertakes certain asset sales or sales of capital stock, with limited exceptions; or (3) if there is a payment of the benefits of a life insurance policy for Isaac Mizrahi held by the Company. On June 5, 2013, the Company issued common stock (See Note 6, Stockholders’ Equity) in excess of the limitations imposed by item (2). MidMarket waived the prepayment requirement.

Loan Redemption. On August 1, 2013 the Loan was paid in full (See Note 11, Subsequent Events).

Excess Cash Flow Sweep.   In addition to the Mandatory Prepayments described above, if for any fiscal year ending on or subsequent to December 31, 2012, there is excess cash flow (as defined in the Loan agreements) for such year, then on the payment date following the end of such year, IM Brands is required to make a principal payment on the Loan equal to the lesser of (i) 50% of the excess cash flow or (ii) the positive result of the unencumbered cash and cash equivalents of the Company minus the greater of (x) the Excess Liquidity required to be maintained by IM Brands and (y) $3,000,000. For the period ended June 30, 2013, there was no Excess Cash Flow Sweep payment due. By virtue of the Loan being satisfied on August 1, 2013 there was no amount for Excess Cash Flow Sweep reflected in current portion of long-term debt on the Company’s June 30, 2013 Condensed Consolidated Balance Sheet.

Lender Warrants. On September 29, 2011, the Company issued warrants to purchase 364,428 shares of the Company’s Common Stock, valued at $1,214,000 (the “Loan Discount”) to the Noteholders of the Loan. The Company used the Black-Scholes method to determine the value of the Loan Discount and discounted the carrying value of the Loan by this amount, resulting in an initial net loan balance of $12,286,000. The Loan Discount is being amortized over the term of Loan and recorded as other interest and finance charges on the Company’s Unaudited Condensed Consolidated Statements of Operations.  The Loan balance as of June 30, 2013 and December 31, 2012 was $12,023,000 and $12,579,000, net of debt discount of $802,000 and $921,000, respectively.

F-9

Financial Covenants. The Company is required to maintain minimum EBITDA, fixed charge ratio, and liquidity covenants, a maximum leverage ratio covenant and other non-monetary covenants, including reporting requirements and trademark preservation in accordance with the terms and conditions of the Loan. As of June 30, 2013, the Company and IM Brands were in full compliance with all of the covenants under the Loan.

Seller Note

On September 29, 2011, as part of the consideration for the purchase of the Isaac Mizrahi Business, the Company issued to IM Ready-Made, LLC (the “Seller”) a promissory note (the “Seller Note”) in the principal amount of $7,377,000.  The stated interest rate of the Seller Note is 0.25%.  Management has determined that this rate was below the Company’s expected borrowing rate, which was estimated at 9.25%.  Therefore, the Company discounted the Seller Note by $1,740,000 using a 9.0% imputed annual interest rate, resulting in an initial value of $5,637,000.  Also on September 29, 2011, the Company prepaid $123,000 of interest on the Seller Note.  The imputed interest amount is being amortized over the term of the Seller Note and recorded as other interest expense on the Company’s Unaudited Condensed Consolidated Statements of Operations. The Seller Note balance at June 30, 2013 and December 31, 2012 was $6,595,000 and $6,306,000, net of debt discount of $782,000 and $1,071,000, respectively.

The Seller Note initially matures three years from the Closing Date (the “Seller Maturity Date”) subject to extension as described below (the date to which the maturity date of the Seller Note is extended is referred to as the “Subsequent Seller Maturity Date”).  The Company has the right to pay the Seller Note at the Seller Maturity Date in cash or, subject to the following conditions, in shares of Common Stock.  If the Company elects to repay the outstanding principal amount of the Seller Note on the Seller Maturity Date by issuing shares of Common Stock, the number of shares issuable will be obtained by dividing the principal amount of the Seller Note then outstanding by the greater of (i) the fair market value of the Common Stock on the Seller Maturity Date and (ii) $4.50 subject to certain adjustments; provided, however, that if the fair market value of the Common Stock is less than $4.50 as adjusted, the Seller will have the option to extend the maturity of the Seller Note to the Subsequent Seller Maturity Date. If the maturity date of the Seller Note is so extended, the Seller will have the option to convert the Seller Note into Common Shares based on the greater of (i) the fair market value of the Common Stock on the Subsequent Seller Maturity Date and (ii) $4.50, subject to certain adjustments. If the maturity date of the Seller Note is extended, we will also have the option to repay the outstanding principal amount of the Seller Note on the Subsequent Seller Maturity Date in cash or by issuing the number of shares of Common Stock obtained by dividing the principal amount of the Seller Note outstanding on the Subsequent Seller Maturity Date by the fair market value of the Common Stock on the Seller Maturity Date.  In addition, at any time the Seller Note is outstanding, the Company has the right to convert the Seller Note, in whole or in part, into the number of shares of Common Stock obtained by dividing the principal amount to be converted by the fair market value of the Common Stock at the time of the conversion, so long as the fair market value of our Common Stock is at least $4.50.

Contingent Obligations

Earn-out obligation

The Seller is eligible to earn additional consideration for the sale of the Isaac Mizrahi Business contingent upon the Isaac Mizrahi Brand achieving net royalty income targets set forth below during the twelve month periods ending September 30, 2013, 2014 and 2015. The Seller was eligible to earn additional consideration for the fiscal year ended September 30, 2012, but did not meet the minimum net royalty income target. This consideration is payable with shares of Common Stock by the greater of (i) the fair market value of the Common Stock for the average stock price for the last twenty days in such period and (ii) $4.50 up to $7,500,000 (the “Earn-Out Value”).  The Seller will receive a percentage of the Earn-Out Value based upon the percentage of the actual net royalty income of the Isaac Mizrahi Business to the royalty target as set forth below. The fair value of the percentage of the Earn-Out Value was based primarily on projected future net royalty income related to the Isaac Mizrahi Brand (the “Earn-Out Obligation”). Any future change in the Earn-Out Obligation will result in an expense or income in the period in which it is determined that the fair market value of the carrying value has changed.  The royalty targets and percentage of the potential Earn-Out Value are as follows:

ROYALTY TARGET PERIODS	ROYALTY TARGET	EARN-OUT VALUE
Second Royalty Target Period (October 1, 2012 to September 30, 2013)	$20,000,000	$7,500,000
Third Royalty Target Period (October 1, 2013 to September 30, 2014)	$22,000,000	$7,500,000
Fourth Royalty Target Period (October 1, 2014 to September 30, 2015)	$24,000,000	$7,500,000

APPLICABLE PERCENTAGE	% OF EARN-OUT VALUE EARNED
Less than 76%	0%
76% up to 80%	40%
80% up to 90%	70%
90% up to 95%	80%
95% up to 100%	90%
100% or greater	100%

F-10

In accordance with ASC Topic 480 "Distinguishing Liabilities from Equity", the Earn-Out Obligation is treated as a liability in the accompanying Condensed Consolidated Balance Sheets because of the variable number of shares payable under the agreement. The Earn-Out Obligation fair value at June 30, 2013 and December 31, 2012 was $8.7 million for period end and recorded as long term liabilities on the Company’s Condensed Consolidated Balance Sheets. There was no expense or income recognized for the Current Quarter and or the Prior Year Quarter.

QVC Earn-out

The Company is required to pay the Seller $2.766 million, payable in cash or Common Stock, at the Company’s option, contingent upon the Company receiving aggregate net royalty income of at least $2.5 million from QVC for the Isaac Mizrahi Brand in the twelve-month period ending September 30, 2015 with such stock based upon the greater of (x) $4.50 per share, and (y) the average stock price for the last twenty days prior to the time of such issuance (the “QVC Earn-Out”). The current term of the QVC Agreement runs through September 30, 2015.  Management has determined that it is probable that the $2.5 million in net royalty income from QVC will be met. In accordance with ASC Topic 480, the QVC Earn-Out obligation is treated as a liability in the accompanying Condensed Consolidated Balance Sheets because of the variable number of shares payable under the agreement. Management will assess no less frequently than each reporting period the status of this contingent obligation.  Any change in the expected obligation will result in an expense or income in the period in which it is determined fair market value has changed.

The Earn-Out Obligation of $8.7 million and the QVC Earn-Out of $2.766 million, which combined is equal to $11.466 million and represents the total contingent obligation to the Seller as of June 30, 2013 and December 31, 2012 is reported as long term debt on the Company’s Condensed Consolidated Balance Sheets.

6.           Stockholders’ Equity

Private Offering of Equity Securities

On June 5, 2013 in a private offering to an existing shareholder and a director of the Company, each of which is an accredited investor, the Company issued and sold an aggregate of 1,428,573 shares of its common stock (the “Shares”) and Warrants to purchase an aggregate of 312,500 shares of the Company’s common stock for aggregate gross proceeds of $5,000,000 (the “Offering”). The Warrants are exercisable at a price of $5.00 per share, at any time on or prior to June 5, 2018.

In consideration of doing a private offering, we concluded that there is a discounted component to the Offering as compared to the market value of our common stock, primarily due to the limited liquidity in our shares. Based on the Company’s analysis, the Company concluded that such discount was 10% and therefore grossed up the offering price based on the discount, resulting in a fair value of $3.86 per common share.

The fair value for the Warrants was estimated $.12 for each warrant to purchase one share of common stock using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected Volatility (i)	22%
Expected Dividend Yield	0%
Expected Life (Term) (ii)	2.5 years
Risk-Free Interest Rate	0.39%

(i)	Due to the Company’s limited trading activity, the Company used the average volatility of similar companies in its industry.
(ii)	Due to the Company’s limited history, the expected life of options was calculated using the ‘simplified method’ in accordance with Staff Accounting Bulletin (“SAB”) Topic 14.02 in accordance with SAB 110.

The proceeds of the Offering were accounted for as the par value of the common stock ($.001 per share) issued and the balance ($3.499 per share) as additional paid in-capital, inclusive of the value of the Warrants.

F-11

2011 Equity Incentive Plan

The Company’s 2011 Equity Incentive Plan, as amended and restated (the “Plan”) is designed and utilized to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. A total of 5,000,000 shares of common stock are eligible for issuance under the Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards. The Plan is administered by the Board, or, at the Board's discretion, a committee of the Board.

On April 17, 2012, the Company issued to management an aggregate of 1,100,000 shares of restricted stock. The vesting date of 1,025,000 shares of restricted stock was November 15, 2012, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his or her sole discretion, prior to the date the restrictions would lapse. The vesting date of 37,500 shares of restricted stock is May 15, 2013, provided however, the executive has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. The vesting date of 37,500 shares of restricted stock is May 15, 2014, provided however, the executive has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of June 30, 2013, restrictions on 509,488 shares have lapsed and 551,747 and 38,765 restricted shares are scheduled to vest on November 15, 2013 and May 15, 2014, respectively. On November 15, 2012 the Company repurchased 209,623 shares upon vesting of restricted stock in satisfying the grantees’ tax withholding obligation.

Also, on April 17, 2012, the Company issued 50,000 shares of restricted stock to a non-executive employee. The vesting date of the 50,000 shares of restricted stock is November 15, 2013, provided however, the employee has the right to extend the vesting date by nine-month increments in her sole discretion, prior to the date the restrictions would lapse. As of June 30, 2013, restrictions on 24,916 shares have lapsed and 25,084 restricted shares are scheduled to vest on November 15, 2013. On November 15, 2012 the Company repurchased 8,540 shares upon vesting of restricted stock in satisfying the grantees’ tax withholding obligation.

On May 1, 2012, the Company granted options to purchase an aggregate of 105,500 shares of Common Stock to non-executive employees of the Company. The exercise price per share of the options is $3.00 per share, and 50% of the options will vest on each of the first and second anniversaries of the grant date. Of these awards, 26,750 options were forfeited in 2012, and reverted to, and are eligible for re-grant under the Plan.

On June 1, 2012, the Company issued to non-management directors 138,335 shares of restricted stock. The vesting date of 138,335 shares of restricted stock was December 1, 2012, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of June 30, 2013, restrictions on 70,863 shares have lapsed and 67,472 restricted shares are scheduled to vest on December 1, 2013. On November 15, 2012 the Company repurchased 18,870 shares on vesting of restricted stock in satisfying the grantees’ tax withholding obligation.

On June 1, 2012, the Company issued to management 242,775 shares of restricted stock. The vesting date of 242,775 shares of restricted stock was December 1, 2012, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of June 30, 2013, none of these shares have vested and these restricted shares are scheduled to vest on December 1, 2013.

On April 1, 2013, the Company issued to management 1,270,000 shares of restricted stock. The vesting date of 1,075,000 shares of restricted stock is September 30, 2013, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. The remaining 195,000 shares of restricted stock will vest evenly over 2 years, whereby 50% shall vest on March 31, 2014 and 50% shall vest on March 31, 2015. Notwithstanding the foregoing, each grantee may extend the first anniversary of all or a portion of the Restricted Shares by 6 months and, thereafter one or more times may further extend such date with respect to all or a portion of the Restricted Shares until the next following September 30th or March 31st, as the case may be, by providing written notice of such election to extend such date with respect to all or a portion of the Restricted Shares prior to such date.

On April 1, 2013, the Company issued to non-management directors 100,000 shares of restricted stock. The shares of restricted stock will vest evenly over two years, whereby 50% shall vest on March 31, 2014 and 50% shall vest on March 31, 2015. Notwithstanding the foregoing, each grantee may extend the first anniversary of all or a portion of the Restricted Shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the Restricted Shares until the next following September 30th or March 31st, as the case may be, by providing written notice of such election to extend such date with respect to all or a portion of the Restricted Shares prior to such date.

On May 1, 2013, the Company issued to non-executive employees 29,750 shares of restricted stock. The shares of restricted stock will vest evenly over 2 years, whereby 50% shall vest on April 30, 2014 and 50% shall vest on April 30, 2015.

F-12

Stock Options and Warrants

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

The fair value for all options and warrants was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected Volatility (i)	35-42%
Expected Dividend Yield	0%
Expected Life (Term) (ii)	3 – 5.75 years
Risk-Free Interest Rate	0.42% - 0.98%

The options that the Company granted under its plans expire at various times, either five, seven or ten years from the date of grant, depending on the particular grant.

(i)	Due to the Company’s limited trading activity, the Company used the average volatility of similar companies in its industry.
(ii)	Due to the Company’s limited history, the expected life of options was calculated using the ‘simplified method’ in accordance with Staff Accounting Bulletin (“SAB”) Topic 14.02 in accordance with SAB 110.

Stock Options

A summary of the Company’s stock options for the Current Six Months is as follows:

		Weighted-Average
	Options	Exercise Price
Outstanding at January 1, 2013	345,000	$4.54
Granted	-	-
Canceled	-	-
Exercised	-	-
Expired/Forfeited	(125)	-
Outstanding at June 30, 2013	344,875	$4.55
Exercisable at June 30, 2013	214,233	$4.63

Compensation expense related to stock option grants for the Current Quarter and the Prior Year Quarter was $20,000 and $19,000, respectively. Compensation expense related to stock option grants for the Current Six Months and the Prior Year Six Months was $39,000 and $29,000, respectively. Compensation expense related to stock options is reported as stock-based compensation under operating expenses in the Unaudited Condensed Consolidated Statements of Operations.  An additional amount of $44,000 is expected to be expensed over a period of 10 months from July 1, 2013 through April 30, 2014.

The preceding table does not include options to purchase 576 shares of Common Stock for $728 per share issued under the Company’s former equity plan. The Company does not expect to issue any equity awards under this plan.

Warrants

A summary of the Company’s warrants for the Current Six Months is as follows:

		Weighted-Average
	Warrants	Exercise Price
Outstanding at January 1, 2013	1,132,043	$2.47
Granted (See private offering of equity securities above)	312,500	5.00
Canceled	-	-
Exercised	-	-
Expired/Forfeited	-	-
Outstanding at June 30, 2013 and expected to vest.	1,444,543	$3.01
Exercisable at June 30, 2013	1,394,543	$2.94

F-13

Compensation expense related to warrants for the Current Quarter and the Prior Year Quarter was $11,000 and $11,000, respectively. Compensation expense related to warrants for the Current Six Months and the Prior Year Six Months was $22,000 and $22,000, respectively. Compensation expense related to warrants, except those warrants issued to a licensee (see below) is reported as stock-based compensation under operating expenses in the Unaudited Condensed Consolidated Statements of Operations.  An additional amount of $11,000 is expected to be expensed over a period of 3 months from July 1, 2013 through September 30, 2013.

The Company values other warrants issued to non-employees at the commitment date at the fair market value of the instruments issued, a measure which is more readily available than the fair market value of services rendered, using the Black-Scholes model. The fair market value of the instruments issued is expensed over the vesting period.

The Company issued to a licensee warrants to purchase 75,000 shares of common stock with an exercise price of $5.50 per share and a term of 5-years. Compensation expense related to warrants in connection with the licensing agreement is amortized over the 5-year initial term of the license agreement and is recorded as a discount to licensing revenues. The stock-based licensing revenue-discount for the Current Quarter and the Prior Year Quarter was $1,000 and $1,000, respectively.  The stock-based licensing revenue-discount for the Current Six Months and the Prior Year Six Months was $2,000 and $2,000, respectively. An additional amount of $15,000 is expected to be amortized over a period of 39 months from July 1, 2013 through September 30, 2016.

Restricted Stock

Compensation cost for restricted stock is measured using the fair value of the Company’s common stock at the date the common stock is granted. The compensation cost, net of projected forfeitures, is recognized over the period between the grant date and the date any restrictions lapse, with compensation cost for grants with a graded vesting schedule recognized using the treasury method. The restrictions do not affect voting and dividend rights.

A summary of the Company’s restricted stock for the Current Six Months is as follows:

	Restricted Shares	Weighted-Average Grant Date Fair Value
Outstanding at January 1, 2013	964,607	$3.00
Granted	1,399,750	3.86
Canceled	-	-
Vested	(16,868)	3.00
Expired/Forfeited	-	-
Outstanding at June 30, 2013	2,347,489	$3.51

Compensation expense related to restricted stock grants for the Current Quarter and Prior Year Quarter was $2,261,000 and $1,379,000, respectively. Compensation expense related to restricted stock grants for the Current Six Months and Prior Year Six Months was $2,296,000 and $1,386,000, respectively. Compensation expense related to restricted stock grants is reported as stock-based compensation under operating expenses in the Unaudited Condensed Consolidated Statements of Operations.  An additional amount of $2,694,000 is expected to be expensed over the remainder of 2013 and an additional $584,000 expensed over a period of 15 months from January 1, 2014 through March 31, 2015.

Shares Available Under the Company’s 2011 Equity Incentive Plan

At June 30, 2013, there were 1,931,090 common shares available for issuance under the Company’s 2011 Equity Incentive Plan.

Shares Reserved for Issuance

At June 30, 2013, there were 3,721,084 common shares reserved for issuance pursuant to warrants, stock options and availability for issuance under the Company’s 2011 Equity Incentive Plan.

F-14

Dividends

The Company has not paid any dividends to date.

7.	Loss Per Share

Basic loss per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period, including stock options and warrants, using the treasury stock method, and convertible debt, using the if-converted method. Diluted EPS excludes all potentially dilutive shares of common stock if their effect is anti-dilutive.

Shares used in calculating basic and diluted loss per share are as follows:

	Three Months ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012
Basic and diluted	9,138,085	6,981,216	8,243,999	6,395,698

The computation of basic and diluted EPS excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	Three Months ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012
Stock options and warrants	583,084	646,345	583,084	692,980

8.	Income Taxes

The Company’s effective income tax rate for the Current Quarter and the Prior Year Quarter was approximately 40% and 0%, respectively. The Prior Year Quarter’s effective tax rate has been adjusted by a tax benefit from the effect of a state and local rate allocation change resulting in a (40)% adjustment to the effective tax rate by virtue of applying the rate differential to the opening net deferred tax liability. The Company’s effective income tax rate for the Current Six Months and the Prior Year Six Months was approximately 40% and 1%, respectively. The Prior Year Six Months effective tax rate has been adjusted by a tax benefit from the effect of a state and local rate allocation change resulting in a (39)% adjustment to the effective tax rate by virtue of applying the rate differential to the opening net deferred tax liability.

9.	Segment Information

Since the Company opened its first retail store in June 2013, it operates in two segments - (1) design and licensing and (2) retail, which are based on its business activities and organization. The operating segments are segments of the Company for which separate discrete financial information is available and for which operating results are evaluated regularly by the chief operating decision makers, made up of the Company’s executive management team, in deciding how to allocate resources, as well as in assessing performance. The primary key performance indicators are net sales or revenue (in the case of licensing and design fees) and operating income for each segment. The design and licensing segment includes royalties earned on licensed products and use of the Company’s trademarks, and rights granted to third parties for the right to sell the Company’s products and related design and other service fees. The retail segment represents sales of Isaac Mizrahi New York branded products through its retail store. All intercompany revenues are eliminated in consolidation and are not reviewed when evaluating segment performance. Corporate overhead expenses are allocated to the segments based upon specific usage or other allocation methods.

F-15

The following table presents the key performance information of the Company’s reportable segments (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenue:
Net licensing revenue	$2,885,000	$2,456,000	$5,788,000	$5,050,000
Design and service fee income	289,000	368,000	574,000	654,000
Design and licensing revenues	3,174,000	2,824,000	6,362,000	5,704,000
Retail sales	32,000	-	32,000	-
Total revenues	$3,206,000	$2,824,000	$6,394,000	$5,704,000

Operating loss:
Design and licensing	$(1,370,000)	$(810,000)	$(831,000)	$(122,000)
Retail	(93,000)	-	(93,000)	-
Total operating loss	$(1,463,000)	$(810,000)	$(924,000)	$(122,000)

	Three Months Ended		Six Months Ended
Capital Expenditures	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Property and equipment:
Design and licensing	$46,000	$47,000	$97,000	$91,000
Retail	118,000	-	118,000	-
Total capital expenditures	$164,000	$47,000	$215,000	$91,000

Long Lived Assets	June 30, 2013	December 31, 2012
Trademarks and other intangibles, net:
Design and licensing	$45,572,000	$45,835,000
Retail	-	-
Total Trademarks and other intangibles, net	$45,572,000	$45,835,000

Property and equipment:
Design and licensing	$1,033,000	$1,113,000
Retail	117,000	-
Total property and equipment	$1,150,000	$1,113,000

10.	Related Party Transactions

Todd Slater

On September 29, 2011, the Company adopted a a one-year agreement which was amended on October 4, 2011, with Todd Slater, who was appointed as a director of the Company commencing on October 17, 2011, for services related to the Company’s licensing strategy and introduction of potential licensees. During the term of the agreement or during the year following the expiration of the term of the agreement, if the Company enters into a license or distribution agreement with a licensee introduced by Mr. Slater, Mr. Slater was entitled to receive a commission equal to fifteen percent (15%) of all net royalties received by the Company during the first term of such agreement, payable within thirty days of receipt of the net royalties.

On July 10, 2012, the Company and Mr. Slater entered into an amendment (the “Amendment”) to the agreement. Pursuant to the Amendment, the Company paid to Mr. Slater $163,000 as payment in full for (i) the cancellation of all amounts which are or may otherwise become due or payable to Mr. Slater under the terms of the agreement for licensees already introduced to the Company by Mr. Slater and which Mr. Slater was entitled to fifteen percent (15%) of the revenues from such licensees under the agreement, and (ii) the assignment to the Company of all such amounts payable directly to Mr. Slater pursuant to such license agreements. The Company has capitalized this payment and amortizes the expense in accordance with the revenue earned from the respective licensing agreements on which this payment was based upon.

The Company incurred direct licensing costs with Mr. Slater from amortization of the one-time payment stated above and fees paid for the Current Quarter and the Prior Year Quarter of $11,000 and $11,000, respectively and for the Current Six Months and for the Prior Year Six Months the $23,000 and $18,000, respectively.

F-16

On June 5, 2013, the Company paid Threadstone Advisors, LLC (“Threadstone”) a fee of $280,000 for the placement of $4,000,000 of proceeds from the Offering (See Note 6, Stockholders’ Equity). This placement fee was recorded as a reduction in paid in capital and reflected in the stockholders’ equity section of the Condensed Consolidated Balance Sheet. Mr. Slater is an officer and a 5% owner of Threadstone.

Licensing Agent Agreement

On August 2, 2011, Old XCel entered into a licensing agent agreement with Adam Dweck (“AD”) who is an Executive Vice President of Earthbound, LLC (“Earthbound”) and the son of Jack Dweck, who is a principal of Earthbound and is on the Company’s board of directors, pursuant to which he is entitled to a five percent (5%) commission on any royalties we receive under any new license agreements that he procures for us during the initial term of such license agreements. AD earned $6,000 and $3,000 in fees for the Current Quarter and Prior Year Quarter, respectively, and earned $9,000 and $5,000 in fees for the Current Six Months and the Prior Year Six Months, respectively.

Jones Texas, Inc.

Edward Jones, III, a principal shareholder and chief executive officer of Jones Texas, Inc. (“JT”) is on the Company’s board of directors. The Company and JT entered into a consulting agreement on March 28, 2012 whereby JT shall pursue and introduce licensing opportunities for the Company. JT procured a license for the Company during 2012 which the Company agreed to remit 15% of the license revenues for the initial term of the license. JT earned $0 and $1,000 in fees for the Current Quarter and Prior Year Quarter, respectively and earned $0 and $1,500 in fees for the Current Six Months and Prior Year Six Months, respectively.

Earthbound, LLC

As part of the consideration for the acquisition of the Isaac Mizrahi Business, the Company assumed a $1.5 million non-interest obligation owed to Earthbound, payable over five years commencing on September 29, 2011. Jeff Cohen is a principal owner of Earthbound and was a director of the Company through December 2012. Jack Dweck, a current board member of the Company, is also a principal owner of Earthbound. The Company made payments of $37,500 and $75,000 in the Prior Year Quarter and Prior Year Six Months, respectively, of which $27,000 and $53,000 was recorded as interest expense in the Prior Year Quarter and Prior Year Six Months, respectively. The Company extinguished this debt on November 21, 2012.

IM Ready-Made, LLC

The Company and the Seller had balances owed between the companies relating to the transition of the Isaac Mizrahi Business and certain payments assigned to the Seller by QVC under the QVC Agreement. As of June 30, 2013, the Company owed the Seller $74,000 and as of June 30, 2012 the Seller owed the Company $79,000. The Company did not earn any revenue or incur any expenses with IM Ready-Made, LLC since the Closing Date.

Mark DiSanto

On June 5, 2013 Mark X. DiSanto Investment Trust (the “DiSanto Trust”) purchased 285,715 shares of its Common Stock and Warrants to purchase an aggregate of 62,500 of the Company’s Common Stock for aggregate gross proceeds of $1,000,003 through the Offering (See Note 6, Stockholders’ Equity). Mark DiSanto, a director of the Company, is the trustee and has sole voting and dispositive power for the DiSanto Trust.

Executive Officer

The Company purchased $2,300 in used equipment from our Chief Executive Officer to be utilized at our New York City location.  The purchase price was at the estimated fair market value of the equipment.

11.	Subsequent Events

On August 1, 2013, the Company extinguished its existing term debt, the Loan, with proceeds from a new $13.0 million 5-year term loan with Bank of Hapoalim B.M. (the “New Loan”). The New Loan is secured by all of the assets of IM Brands and the Company’s membership interest in IM Brands and bears interest at an annual fixed rate of 4.44% payable quarterly in arrears each calendar quarter. Scheduled principal payments are as follows:

F-17

Date of Payment	Amount of Principal Payment

October 1, 2014, January 1, 2015, April 1, 2015 and July 1, 2015	$250,000

October 1, 2015, January 1, 2016, April 1, 2016 and July, 2016	$625,000

October 1, 2016, January 1, 2017, April 1, 2016 and July, 2017	$750,000

October 1, 2017, January 1, 2018 and April 1, 2018	$875,000

July 1, 2018	$3,875,000

In addition, the Company shall prepay the outstanding amount of the New Loan from excess cash flow (“Cash Flow Recapture”) for each fiscal year commencing year ending December 31, 2014 in arrears in an amount equal to twenty percent (20%) of such Cash Flow Recapture. Cash Flow Recapture shall mean for any fiscal period, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all interest and principal (including indebtedness owed for the New Loan) paid or payable during such period less (c) all income tax payments made during such period.

On August 1, 2013 the redemption of the Loan resulted in an approximate loss on extinguishment of debt of $1,046,000, consisting of $859,000 of unamortized deferred costs and loan discount and $187,000 for prepayment fee of the Loan.

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Xcel Brands, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Xcel Brands, Inc. and Subsidiaries (the “Successor”) as of December 31, 2011, and the related consolidated statements of operations, statement of stockholders’ equity, and cash flows for the period from September 29, 2011 to December 31, 2011 (referred to as the Successor period). We have also audited the  statements of operations, changes in parent’s equity in unit, and cash flows of the Isaac Mizrahi Business (a division of IM Ready-Made, LLC) (the “Predecessor”) for the period January 1, 2011 to September 28, 2011 (referred to as the Predecessor period). These financial statements are the responsibility of the Successor and Predecessor management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Successor (Xcel Brands, Inc. and Subsidiaries) and the Predecessor (Isaac Mizrahi Business) for the periods set forth in the first paragraph, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2, the financial statements covered by the Predecessor period have been prepared using the assets, liabilities, revenues and expenses related to the historical operations of Isaac Mizrahi Business on a carve-out basis and are not necessarily indicative of the costs and expenses that would have resulted if the Isaac Mizrahi Business had been operated as a separate entity. Certain expenses represent allocations and estimates of costs from IM Ready-Made, LLC. Allocations and estimates are based on assumptions that management believes are reasonable under the circumstances.

/s/ Rothstein Kass

Roseland, New Jersey

March 23, 2012

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Xcel Brands, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Xcel Brands, Inc. and Subsidiaries as of December 31, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. Xcel Brands, Inc. and Subsidiaries’ management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xcel Brands, Inc. and Subsidiaries as of December 31, 2012 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

New York, New York

March 15, 2013

F-20

Xcel Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$3,929,000	$2,718,000
Restricted cash	-	175,000
Accounts receivable, net	3,428,000	2,191,000
Prepaid expenses	329,000	401,000
Other current assets	-	85,000
Total current assets	7,686,000	5,570,000
Property and Equipment:
Leasehold improvements, furniture and equipment	1,516,000	1,399,000
Less: accumulated depreciation	403,000	76,000
Total property and equipment	1,113,000	1,323,000
Other Assets:
Trademarks and other intangibles, net	45,835,000	46,364,000
Goodwill	12,371,000	12,371,000
Deferred finance costs, net	450,000	591,000
Other assets	349,000	9,000
Total other assets	59,005,000	59,335,000
Total Assets	$67,804,000	$66,228,000

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$1,421,000	$878,000
Deferred revenue, net of long-term portion	221,000	503,000
Other current liabilities	144,000	66,000
Current portion of installment debt obligation	-	44,000
Current portion of term loan	1,350,000	-
Total current liabilities	3,136,000	1,491,000
Long Term Liabilities:
Term loan, net of short-term portion	11,229,000	12,344,000
Seller note	6,306,000	5,765,000
Installment debt obligation, net of short-term portion	-	1,114,000
Contingent obligations - seller	11,466,000	17,765,000
Deferred tax liability	10,177,000	11,105,000
Deferred revenue, net of short-term portion	480,000	13,000
Other long-term liabilities, less current portion	45,000	13,000
Total long term liabilities	39,703,000	48,119,000
Total Liabilities	42,839,000	49,610,000

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $.001 par value, 25,000,000 shares authorized, 7,339,979 and 5,810,444 issued and outstanding at December 31, 2012 and December 31, 2011, respectively	7,000	6,000
Paid-in capital	21,966,000	17,904,000
Retained earnings (deficit)	2,992,000	(1,292,000)
Total stockholders' equity	24,965,000	16,618,000

Total Liabilities and Stockholders' Equity	$67,804,000	$66,228,000

See Notes to Consolidated Financial Statements.

F-21

Xcel Brands, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31, 2012	For the period Sept. 29, 2011 to December 31, 2011	For the period Jan. 1, 2011 to Sept. 28, 2011
	Successor	Successor	Predecessor

Licensing revenue	$10,872,000	$2,616,000	$7,911,000
Design and service fee income	2,271,000	282,000	818,000
Total revenues	13,143,000	2,898,000	8,729,000
Direct licensing costs	440,000	252,000	-
Net licensing, design and service fee revenue	12,703,000	2,646,000	8,729,000

Operating expenses
Design and marketing costs	5,424,000	1,027,000	2,786,000
General and administrative expenses	7,452,000	1,423,000	1,384,000
Depreciation and amortization	856,000	211,000	211,000
Total operating expenses	13,732,000	2,661,000	4,381,000

Other expenses (income)
Acquisition and due diligence costs	-	498,000	-
Gain on extinguishment of debt	(422,000)	-	-
Gain on reduction of contingent obligations	(6,300,000)	-	-
Total other expenses (income)	(6,722,000)	498,000	-

Operating income (loss)	5,693,000	(513,000)	4,348,000

Interest and finance expense
Interest expense - term loan	1,148,000	296,000	-
Other interest and finance charges	1,027,000	250,000	-
Total interest and finance expense	2,175,000	546,000	-

Income (loss) before income taxes	3,518,000	(1,059,000)	4,348,000

Provision (Benefit) for income taxes	(766,000)	(190,000)	175,000

Net income (loss)	$4,284,000	$(869,000)	$4,173,000

Income (Loss) per share:
Basic	$0.62	$(0.15)
Diluted	$0.57	N/A

Weighted average number of common shares outstanding:
Basic	6,936,452	5,770,266
Diluted	7,577,561	N/A

See Notes to Consolidated Financial Statements.

F-22

Xcel Brands, Inc. and Subsidiaries

 Consolidated Statement of Stockholders' Equity

				Retained Earnings
	Common Stock		Paid - in	(Accumulated
	Share	Amount	Capital	Deficit)	Total

Balances, September 29, 2011	944,688	$1,000	$-	$(423,000)	$(422,000)

Shares of common stock and 1,064 warrants issued on September 29, 2011 in connection with recapitalization transaction	186,811	-	(125,000)		(125,000)
Shares issued to former Chairman in connection with recapitalization transaction	47,132	-	158,000		158,000
Shares of common stock and 430,500 warrants issued in a private placement on September 29, 2011	861,000	1,000	4,304,000		4,305,000
Shares of common stock issued on September 29, 2011 in connection with purchase of IM Licensing Business	2,759,000	3,000	9,212,000		9,215,000
Shares of common stock issued on September 29, 2011 for acquisition of Earthbound contract	944,688	1,000	3,154,000		3,155,000
Warrants issued in connection with Term Loan			1,214,000		1,214,000
Shares issued to employees in connection with restricted stock grants	17,125	-	57,000		57,000
Compensation expense in connection with stock options and warrants to directors and management			367,000		367,000
Direct costs relating to equity placement, including 9,800 warrants issued to placement agent			(438,000)		(438,000)
Shares issued on exercise of warrants on December 20, 2011	50,000	-	1,000		1,000
Net loss for the period ended December 31, 2011				(869,000)	(869,000)

Balances, December 31, 2011	5,810,444	6,000	17,904,000	(1,292,000)	16,618,000

Warrants issued in connection with licensing agreement			23,000		23,000
Direct costs relating to equity placement			(2,000)		(2,000)
Compensation expense in connection with stock options and warrants to directors and management, net of forfeitures			110,000		110,000
Shares issued to employees and directors in connection with restricted stock grants	1,544,943	1,000	4,634,000		4,635,000
Unamortized restricted stock portion			(171,000)		(171,000)
Shares issued on exercise of warrants	162,500	-	1,000		1,000
Forfeiture of prior stock grants	(875)	-	(2,000)		(2,000)
Shares issued in connection with settlement of debt	60,000	-	180,000		180,000
Shares repurchased on vesting of restricted stock	(237,033)	-	(711,000)		(711,000)
Net income for the year ended December 31, 2012				4,284,000	4,284,000

Balances, December 31, 2012	7,339,979	$7,000	$21,966,000	$2,992,000	$24,965,000

See Notes to Consolidated Financial Statements.

F-23

Xcel Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2012	For the period Sept. 29, 2011 to December 31, 2011	For the period Jan. 1, 2011 to Sept. 28, 2011
	Successor	Successor	Predecessor

Cash flows from operating activities
Net income (loss)	$4,284,000	$(869,000)	$4,173,000

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	856,000	211,000	211,000
Amortization of deferred finance costs	119,000	31,000	-
Stock-based compensation	4,623,000	530,000	-
Stock-based licensing revenue discount	(5,000)
Allowance for doubtful accounts	25,000	-	-
Amortization of seller note discount and prepaid interest	579,000	128,000	-
Amortization of other imputed interest	-	26,000
Amortization of senior note discount	235,000	58,000	-
Deferred income tax benefit	(928,000)	(190,000)	-
Gain on extinguishment of debt	(422,000)
Gain on reduction of contingent obligations	(6,300,000)
Changes in operating assets and liabilities:
Accounts receivable	(1,262,000)	(2,191,000)	(183,000)
Prepaid expenses	(178,000)	323,000	220,000
Other current assets	84,000	(94,000)	(32,000)
Accounts payable and accrued expenses	581,000	(423,000)	213,000
Due to affiliates	-	(164,000)
Deferred revenue	185,000	516,000	(2,270,000)
Other liabilities	115,000	49,000	-
Net cash provided by (used in) operating activities	2,591,000	(2,059,000)	2,332,000

Cash flows from investing activities
Acquisition of Isaac Mizrahi Trademarks and related intangible property, and tangible property and equipment		(10,174,000)
Payment of assumed obligation of Seller		(1,500,000)
Purchase of property and equipment	(117,000)	(142,000)	-
Increase in long-term security deposit	(175,000)	-	-
Restricted cash for security deposit	175,000	(175,000)	-
Net cash used in investing activities	(117,000)	(11,991,000)	-

Cash flows from financing activities
Proceeds from term loan		13,500,000
Proceeds from sale of common stock and warrants		4,305,000	-
Proceeds from exercise of warrants	2,000	1,000
Shares repurchased on vesting of restricted stock	(711,000)
Payment of expenses related to equity and recapitalization	(3,000)	(562,000)	-
(Payment) Refund of deferred finance costs	22,000	(472,000)	-
Repayment of lease obligation	(17,000)	(4,000)	-
Repayment of Installment debt obligation	(556,000)
Member distributions	-	-	(2,147,000)
Net cash provided by (used in) financing activities	(1,263,000)	16,768,000	(2,147,000)

Net increase in cash and cash equivalents	1,211,000	2,718,000	185,000

Cash and cash equivalents, beginning of year	2,718,000	-	46,000

Cash and cash equivalents, end of year	$3,929,000	$2,718,000	$231,000

Supplemental disclosure of non-cash information
Warrants issued to Licensee	$23,000
Shares issued in connection with settlement of debt	$180,000
Forfeiture of employee stock grants	$1,000
Restricted stock grants to employees and directors	$4,635,000
Retrospective accounting adjustment increasing deferred tax liability and goodwill		$1,274,000
Value of common stock issued to Sellers as partial consideration in the acquisition of Isaac Mizrahi Business		$9,215,000
Value of common stock issued to Earthbound as partial consideration in the acquisition of Isaac Mizrahi Business		$3,155,000
Issuance of Seller Notes as partial consideration in the acquisition of Isaac Mizrahi Business (net of debt discount - see Note 4)		$5,637,000

Value of Warrants to purchase 364,428 of common stock for $.01 per share issued to Noteholders		$1,214,000
Contingent equity pay-out relating to acquisition of Isaac Mizrahi Business		$15,000,000
Contingent obligations relating to acquisition of Isaac Mizrahi Business		$2,765,000

Assumed Other Long Term liabilities as partial consideration of the Isaac Mizrahi Business		$1,132,000
Deferred tax liability relating to the net tax effect of the excess book value over tax basis of acquired intangible asset		$9,615,000
Deferred tax liability relating to the net tax effect of the Seller Note discount amount		$635,000
Value of equipment and software received from Earthbound		$71,000
Assumed capitalized lease obligation		$24,000

Supplemental disclosure of non-cash information

Supplemental disclosure of cash flow information,
Cash paid during the period for income taxes	$62,000	$-	$-
Cash paid during the period for interest	$1,243,000	$129,000	$175,000

See Notes to Consolidated Financial Statements.

F-24

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

1.	NATURE OF OPERATIONS, BACKGROUND, BASIS OF PRESENTATION AND REVERSE ACQUISITION

Xcel Brands, Inc. ("XCel", “we”, “our” or the "Company") engages in the design, licensing, and marketing and promotion of the Isaac Mizrahi brands with a focus on a variety of product categories featuring the “Isaac Mizrahi” brands including the trademarks and brands “Isaac Mizrahi New York”, “Isaac Mizrahi”, “IsaacMizrahiLIVE”, Isaac Mizrahi Jeans, and “M” (collectively, the “IM Trademarks”), and the design, marketing and promotion of the Liz Claiborne New York brand (the “LCNY Brand”) with a focus on a variety of product categories under the LCNY Brand sold exclusively through QVC, Inc. (“QVC”).

On September 29, 2011 (the “Closing Date”), the Company, Xcel Brands, Inc., a privately held Delaware corporation (“Old XCel”), Netfabric Acquisition Corp., a Delaware corporation (“Acquisition Corp.”) and wholly-owned subsidiary of the Company, and certain stockholders of the Company entered into an Agreement of Merger and Plan of Reorganization pursuant to which Acquisition Corp. was merged with and into Old XCel, with Old XCel surviving as a wholly-owned subsidiary of the Company (the “Merger” or “Transaction”).   This resulted in the prior owners of Old XCel (the "accounting acquirer") having actual or effective operating control of the Company after the transaction, with the shareholders of NetFabrics (the "legal acquirer") continuing only as passive investors. No goodwill was recognized since Net Fabrics was a Shell Company.

Also in connection with the Merger and related transactions, the Company acquired from IM Ready-Made, LLC (“IM Ready”) (i) the IM Trademarks, (ii) the license agreements related to the IM Trademarks including a license agreement with QVC (the “QVC Agreement”), (iii) design agreements with Fifth & Pacific Companies, Inc. (formerly Liz Claiborne, Inc.)(“FNP”) (the “LCNY Agreement”) and QVC (the “Design Agreement”) to design the LCNY Brand for sale exclusively at QVC and (iv) computers, design software, and other assets related to the licensing and design of the IM Trademarks and the design of the LCNY Brand (together with the IM Trademarks, the LCNY Agreement, the Design Agreement, and all related license agreements the “Isaac Mizrahi Business”).  The Transaction was accounted for as a business combination, whereby the purchase price paid to effect the Transaction was allocated to record acquired assets and assumed liabilities at their fair value as of the acquisition date.

As the Company had limited operations prior to the Merger, the Isaac Mizrahi Business was deemed to be the Predecessor of the Company for financial statement presentation purposes. Accordingly, the accompanying financial statements designate periods preceding the Transaction as relating to the Predecessor and all references to periods after September 29, 2011 (the “Transaction Date”) shall be referred to as relating to the Successor.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Xcel Brands, Inc. and its wholly owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the Securities and Exchange Commission’s (the “SEC”) accounting rules under Regulation S-X. All material intercompany accounts and transactions have been eliminated in consolidation.

F-25

Presentation of Predecessor Financial Statements

The financial statements covered by the Predecessor have been prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission. The Isaac Mizrahi Business operated by the Predecessor prior to the Merger (the “Licensing Business”) is not a separate legal entity, thus the financial statements of the Licensing Business are not necessarily indicative of the results of operations that would have occurred if the Licensing Business had been operated as a separate legal entity.

All of the allocations and estimates in the accompanying Predecessor financial statements are based on assumptions that IM Ready and XCel management (collectively “predecessor management”) believe are reasonable, and reasonably approximate the historical costs that the Licensing Business would have incurred as a separate entity. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Licensing Business had been operated as a separate entity. The allocation of expenses were made to comply with the guidance provided by Staff Accounting Bulletin Topic 1B1, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of another Entity”.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could be affected by those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities, the carrying amounts approximate fair value due to the short-term maturities of these instruments.  The carrying value of the debt approximates fair value because the fixed interest rate approximates market rate.

Fair Value

The Financial Standards Accounting Board’s accounting standard codification (“ASC”) Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Subtopic 820-10 outlines a valuation framework, creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements, and details the disclosures that are required for items measured at fair value. We have contingent obligations that are required to be measured at fair value on a recurring basis. Our contingent obligations were measured using inputs from level 3 of the fair value hierarchy, which states:

Level 3 – unobservable inputs that reflect our assumptions that market participants would use in pricing assets or liabilities based on the best information available. The Company’s earn-out obligation (detailed in Note 5, Debt) is based upon projected revenues as defined in the Transaction agreements.

Accounts Receivable

Accounts receivable represent amounts that are due to the Company by its licensees and other operating account debtors in the normal course of business. As of December 31, 2012 the Company has $3,428,000 of accounts receivables, net of allowance for doubtful accounts of $25,000, which is deemed sufficient by Management. As of December 31, 2011 the Company had $2,191,000 of accounts receivable, net of allowance for doubtful accounts of $0, of which the entire amount was collected during 2012. The accounts receivable balance includes $699,000 and $377,000 of earned revenue that has been accrued but not billed as of December 31, 2012 and December 31, 2011, respectively.

F-26

Property and Equipment

Furniture, equipment and software are recorded at cost and depreciated using the straight-line method over their estimated useful lives, generally three (3) to seven (7) years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases. Betterments and improvements are capitalized, while repairs and maintenance are expensed as incurred.

Trademarks, Goodwill and Other Intangible Assets

The Company follows ASC Topic 350 for Intangibles, Goodwill, and Other. Under this standard, goodwill and indefinite lived assets are not amortized. The Company’s definite lived intangible assets are amortized over their estimated useful lives of four years.

Under this standard, the Company annually has the option to first assess qualitatively whether it is more likely than not that there is an impairment. The Company completed its annual qualitative assessment and a separate quantitative analysis of its trademarks, other intangibles and goodwill at December 31, 2012 and determined that no further analysis or impairment charges were required.

Deferred Finance Costs

Costs incurred in connection with debt issued is deferred and amortized as interest expense over the term of the related debt using the effective interest method. The amortization expense is included in interest expense in the consolidated statements of operations.

Contingent Obligations

Management continues to analyze and quantify the expected earn-out payments over the applicable pay-out period.  Management will assess no less frequently than each reporting period the fair value of contingent obligations. Any change in the expected obligation will result in an expense or income recognized in the period in which it is determined the fair market value of the obligation has changed.

Income Taxes

Income tax expense consists of the tax payable for the period and the change during the period in deferred tax assets and liabilities. Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted rates in effect during the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 Accounting for Income Taxes clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. Tax positions shall initially be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that has a probability of fifty percent (50%) or greater of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts.

The Company has no unrecognized tax benefits as of December 31, 2012 and December 31, 2011. The Company’s U.S. Federal, state and local income tax returns are closed prior to fiscal year 2009 and management continually evaluates expiring statues of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

If applicable, the Company would recognize interest and penalties associated with tax matters as part of the income tax provision, and include accrued interest and penalties with accrued expenses in the consolidated balance sheets.

F-27

Revenue Recognition

The Company recognizes revenue when persuasive evidence of a sale arrangement exists, delivery has occurred and services have been rendered, the sales price is fixed and determinable, and collectability is reasonable assured. The Company has two types of revenues: (i) royalties based on the sale of products by its licensees or other contractual partners, and (ii) design and service fees based on services provided. Revenues from royalties are recognized when earned, which includes guaranteed minimum royalties, if any, and additional revenues based on a percentage of sales by our licensees or other contractual partners for each period as defined in each license agreement. Royalties exceeding the guaranteed minimum amounts are recognized as income during the period that corresponds to the licensee’s or partner’s sales.

Design and service fees are recorded and recognized in accordance with the terms and conditions of each design fee contract, including the Company meeting its obligations and providing the relevant services under each contract.  Generally, we record on a straight line basis each base fee as stated in each design fee service agreement for the covered period and, if applicable, we recognize additional payments received that are related to a future period as deferred revenue, until service is provided or revenue is earned.

Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. We limit our credit risk with respect to cash by maintaining cash balances with quality financial institutions. At times our cash and cash equivalents may exceed federally insured limits. Concentrations of credit risk with respect to accounts receivable are minimal due to the limited amount of outstanding receivables and due to the nature of our royalty revenues. Generally, we do not require collateral or other security to support accounts receivables.

Significant Contracts

QVC Agreement

Pursuant to the QVC Agreement, the Company designs, and QVC sources and sells, various products under the “IsaacMizrahiLIVE” brand.  The IsaacMizrahiLIVE licensing program launched on QVC in 2010, and includes the sale of products across various categories including apparel, footwear, handbags, accessories, kitchen, soft home, and food through QVC’s television media and related internet sites primarily in the United States. The initial term of the QVC Agreement continues through September 30, 2015, and renews automatically for successive one-year periods unless terminated by either party. Under the QVC Agreement, QVC pays the Company fees based primarily on a percentage of QVC's net sales of Isaac Mizrahi branded merchandise. The QVC Agreement also requires that the Company pay to QVC (and/or IM Ready as assignee from QVC), a percentage of the Company’s net royalty revenue from its other licenses related to the IM Brands. Revenues from QVC were approximately $7.7 million for the year ended December 31 2012, representing 59% of the Company’s total revenues. QVC revenues were approximately $1.9 million and $5.4 million for the period from September 29, 2011 to December 31, 2011 (the Successor period) and for the period from January 1, 2011 to September 28, 2011 (the Predecessor periods), respectively, which represents 67% and 62% of total revenues for the Isaac Mizrahi Business, respectively. As of December 31, 2012 and December 31, 2011, the Company had a receivable from QVC in the amount of $1.9 million and $1.8 million representing 55% and 82% of the Company’s account receivable, respectively.

F-28

LCNY Agreement

In connection with the acquisition of the Isaac Mizrahi Business, the Company assumed and entered into an amended and restated agreement with FNP dated September 29, 2011, which was amended on January 25, 2013 (collectively the “LCNY Agreement”).  Pursuant to the LCNY Agreement, the Company provides design services to FNP for the “Liz Claiborne New York” brand, which is sold exclusively through QVC. The initial term of the LCNY Agreement continues through July 31, 2013, after which there is an initial renewal term through July 31, 2016, followed by four one-year renewal terms through July 31, 2020, unless otherwise terminated based on the terms of the FNP License Agreement. Under the LCNY Agreement, FNP pays the Company royalties based on a percentage of royalties FNP receives from QVC under a separate license agreement between FNP and QVC (the “FNP License Agreement”). Revenues under the LCNY Agreement totaled approximately $1.7 million for the year ended December 31, 2012, representing approximately 13% of the Company’s total revenues. For the period from September 29, 2011 to December 31, 2011 and the period from January 1, 2011 to September 28, 2011 revenues under the LCNY Agreement totaled approximately $0.4 million and $2.5 million, respectively, representing 13% and 28% of the Company’s total revenues, respectively. The revenues during the Predecessor period includes amortized revenue of $1.7 million for the period from January 1, 2011 to September 28, 2011 that relates to a one-time fee of $9,000,000 that the Predecessor received from FNP in 2009, which was recorded as a deferred royalty payment by the Predecessor. As of December 31, 2012 and December 31, 2011, the Company had a receivable from FNP relating to revenues earned by the Company but not yet due from FNP in the amount of $0.7 million and $0.4 million representing 20% and 18% of the Company’s receivables, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Stock Compensation, by recognizing the fair value of stock-based compensation in the consolidated statement of operations.  Stock-based compensation can include stock options and restricted stock grants.

Stock Options - The fair value of the Company’s stock option awards are estimated using the Black-Scholes option valuation model. This model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award (The calculation of compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period). The fair value of stock options is amortized over the service period of the awards.

Restricted Stock - Compensation cost for restricted stock is measured using the fair value of the Company’s common stock at the date the common stock is granted. The compensation cost is recognized over the period between the grant date and the date any restrictions lapse. For stock-based awards that vest based on performance conditions (e.g. achievement of certain milestones), expense is recognized when it is probable that the condition will be met.

Advertising Costs

All costs associated with production for the Company’s advertising campaigns are expensed during the periods when the activities take place. All other advertising costs such as print and online media are expensed when the advertisement occurs. The Company incurred no advertising costs for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011, respectively.

Operating Leases

Total rent payments under operating leases that include scheduled payment increases and rent holidays are amortized on a straight-line basis over the term of the lease.  Landlord allowances are amortized by the straight-line method over the term of the lease as a reduction of rent expense.

Earnings per Share

Basic earnings per share excludes dilution and is computed by dividing net income (or loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and warrants. The difference between basic and diluted weighted-average common shares results from the assumption that all dilutive stock options, warrants and restricted stock outstanding were exercised into common stock.

F-29

Segment Reporting

The Company operates in one segment.

Recently Issued Accounting Standards

In July 2012, the FASB issued ASU 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-02 simplifies the guidance for testing the decline in the realizable value (impairment) of indefinite-lived intangible assets other than goodwill. Examples of intangible assets subject to the guidance include indefinite-lived trademarks, licenses, and distribution rights. The standard applies to all public, private, and not-for-profit organizations. The amendments in this update are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company did early adopt. The adoption of ASU No. 2012-02 did not have a material impact on the Company’s results of operations or the Company’s consolidated financial position.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

3. Trademarks, Goodwill and Other Intangibles

Trademarks, and other intangibles, net consist of the following:

	December 31, 2012	December 31, 2011
Trademarks	$44,500,000	$44,500,000
Licensing agreements	2,000,000	2,000,000
Accumulated amortization, licensing agreements	(665,000)	(136,000)
Net carrying amount	$45,835,000	$46,364,000

The following table presents amortization expense for Licensing Agreements over the remaining useful life:

Year Ending	Carrying Value	Amortization Expense
December 31, 2013	$806,000	$529,000
December 31, 2014	277,000	529,000
December 31, 2015	-	277,000

Amortization expense for intangible assets for the year ended December 31, 2012 and the period from September 29, 2011 to December 31, 2011 is $529,000 and $136,000, respectively. Amortization expense for the Predecessor Periods was nil. The IM Trademarks and related goodwill have been determined to have an indefinite useful life and accordingly, consistent with ASC Topic 350, no amortization has been recorded in the Company's consolidated statements of operations.

In connection with the Company’s acquisition of the Isaac Mizrahi Business, the Company recognized $12,371,000 of goodwill that represents the excess of the purchase price over the fair value of net assets acquired accounted for under the acquisition method of accounting. There was no change in goodwill during 2012.

F-30

4.  Acquisition of the Isaac Mizrahi Business

On May 19, 2011, Xcel Brands, Inc. entered into an asset purchase agreement, as amended (the “Purchase Agreement”), with IM Ready, Isaac Mizrahi and Marisa Gardini, pursuant to which the Buyers acquired certain assets of IM Ready, including (i) the “Isaac Mizrahi” brands (including the trademarks and brands “Isaac Mizrahi New York”, “Isaac Mizrahi”, “IsaacMizrahiLIVE” and “M”) (collectively, the “IM Trademarks”), (ii) the license agreements between IM Ready and certain third parties related to the IM Trademarks including the QVC Agreement (together with the IM Trademarks, the “Isaac Mizrahi Business”), (iii) design agreements with FNP (the LCNY Agreement) and QVC (the Design Agreement) to design the “Liz Claiborne New York” brand for sale exclusively at QVC, (iv) computers, design software, and assumption of the operating lease and the related leasehold improvements related to the licensing and design of the IM Trademarks and the design of the Liz Claiborne New York brand and (v) proprietary designs and design process, trade dress, trade names, personal names, images and likenesses, product configuration, corporate names, logos, insignias and slogans and internet domain names, internet websites, and URL’s internet and phone applications and systems.  The parties consummated the asset purchase contemplated by the Purchase Agreement on September 29, 2011.

Pursuant to an agreement between IM Ready and Earthbound, a design and licensing company (the “Earthbound Agreement”), Earthbound had certain rights related to the IM Trademarks and provided certain design services for IM Ready.  In connection with the consummation of the acquisition by the Company of the Isaac Mizrahi Business, XCel and Earthbound entered into a contribution agreement (the “Contribution Agreement”) pursuant to which, on the Closing Date, Earthbound contributed to the Company (i) the Earthbound Agreement and (ii) certain assets relating to the operation of the Isaac Mizrahi Business in exchange for 944,688 shares of Common Stock and also purchased one (1) Unit in the Offering (as defined in Note 6 below).  The closing of the acquisition of the Isaac Mizrahi Business and Earthbound Assets occurred in conjunction with the consummation of the Merger, after which the Company terminated the Earthbound Agreement. Earthbound contributed to the Company, the Earthbound Agreement and certain assets in exchange for 944,688 shares of the Company’s Common Stock valued at $3,155,000 based on the Effective Share Purchase Price.

Pursuant to the Purchase Agreement, at the closing, the Company delivered (i) to IM Ready (a) $9,674,000 in cash, (b) a promissory note (the “Seller Note”) in the principal amount of $7,377,000 and (c) 2,759,000 shares of common stock of the Company (the “IM Ready Stock Consideration”), and (ii) to an escrow agent $500,000 that the escrow agent paid to IM Ready upon resolution of certain obligations of IM Ready and Mizrahi (together, the “Closing Consideration”).  The Company also pre-paid $123,000 of interest on the Seller Note on the Closing Date and registered 1,200,000 of the shares of the IM Ready Stock Consideration in the registration statement which the Company filed with the Securities and Exchange Commission on June 27, 2012

XCel was deemed to be the accounting acquirer of the Isaac Mizrahi Business based on various qualitative and quantitative factors including:

a.	Management of XCel accounts for substantially all of the management of the combined entities. The CEO, CFO, COO and Secretary all continue in the combined entity.
b.	Seven members compose the board of directors. All members were selected by XCel, including one director who was a principal of IM Ready and director who was a principal of Earthbound.
c.	IM Ready granted a proxy to the Company’s board of directors to vote its stock in accordance with the recommendation of the board of directors and Robert W. D’Loren, who was Chairman of the board of directors of XCel and has been designated by the Company’s board of directors to exercise such proxy.
d.	XCel management as a group makes up the largest minority voting group. There is no majority stockholder.

F-31

The Company accounts for purchase of the Isaac Mizrahi Business using the acquisition method of accounting.  In accordance with ASC 805, Business Combinations, the total purchase consideration is allocated to certain net tangible and identifiable intangible assets acquired, and liabilities assumed, based on their estimated fair values as of September 29, 2011.

The purchase price for the acquisition is being allocated as follows:

Components of purchase price:

Cash paid at closing	$9,674,000
Cash deposited with escrow agent	500,000
3,703,688 shares of common stock of the Company valued at $3.34 per share	12,370,000
Seller Note	7,377,000
Seller Note discount (See Note 5, Debt)	(1,740,000)
Contingent obligations – Due to Seller	17,766,000
Long term installment obligation (Earthbound) (See Note 5, Debt)	1,132,000
Seller Licensee obligation assumed and paid at closing	1,500,000
Total purchase price	$48,579,000

Allocation of purchase price:

Trademark and other related intangible assets	$46,500,000
Goodwill	12,371,000
Property, furniture and equipment	1,233,000
Deferred tax liability	(11,525,000)
Total assets acquired	$48,579,000

Intangible assets were valued using an income approach which capitalizes the anticipated income from the related intangible assets.. The trademarks acquired are considered to have an indefinite life and are not subject to amortization. Value allocated to contracts is amortized on a straight line basis over the estimated remaining life of the contracts.

In connection with the Company’s acquisition of the Isaac Mizrahi Business, the consolidated balance sheet as of December 31, 2011 has been recast to include retrospective purchase accounting adjustments. The purchase accounting adjustments pertain to measurement period adjustments based on the final computation of the tax basis of the assets acquired by the Company related to the Isaac Mizrahi Business, as well as a change in the allocation of revenues among state and local tax jurisdictions.

The effect on the consolidated balance sheets at December 31, 2011, as a result of the recast, is an increase to goodwill of $1,274,000 to $12,371,000 and an increase to the deferred tax liability, related to the acquired intangibles of $1,274,000. There is no effect on the consolidated statements of cash flows or the consolidated statements of operations for the year ended December 31, 2012 or the period from September 29, 2011 to December 31, 2011.

F-32

In addition to the Closing Consideration and the escrowed funds, IM Ready will be eligible to earn additional shares of Common Stock with a value of up to $7,500,000 (the “Earn-Out Value”) each year for four consecutive years after the Closing Date, with the number of shares to be issued based upon the greater of (i) $4.50 and (ii) average stock price for the last twenty days in such period and with such earn-out payment contingent upon the Isaac Mizrahi Business achieving the “Net Royalty Income” targets set forth below during those years.  The Earn-Out Value is payable solely in stock.  In accordance with ASC Topic 480 "Distinguishing Liabilities from Equity", the earn-out obligation is treated as a liability in the accompanying consolidated balance sheets because of the variable number of shares payable under the agreement. Under the Purchase Agreement, “Net Royalty Income” means booked revenue for the Isaac Mizrahi Business, less the sum of advertising royalties, commissions paid to third parties, payments under royalty sharing or participation agreements, and international withholding (solely to the extent the Buyers are unable to claim a federal tax credit with respect to such international withholding) and other transfer taxes, in each case to the extent related to such booked revenue, calculated in accordance with U.S. GAAP; provided, however, that, (i) Net Royalty Income shall not include any deferred revenues recognized during the period for which Net Royalty Income is being calculated for which the Buyers have not received the related payment, and (ii) in the event of the termination of a license agreement with respect to the Isaac Mizrahi Business, the calculation of Net Royalty Income shall not include any revenue accelerated as a result of termination for which termination the Buyers have not received the related payment. The earn-out value was valued at $15,000,000 at the acquisition date of the Isaac Mizrahi Business (the “Earn-Out Obligation”). This amount was based on projected royalties during the Royalty Target Periods and the aggregate amount of earn-out consideration due for each Royalty Target Period. See Note 5, Debt for details on the changes to the Earn-Out Obligation since the Closing Date.

The Royalty Targets and percentage of the potential earn-out value are as follows:

ROYALTY TARGET PERIODS	ROYALTY TARGET	EARN-OUT VALUE

First Royalty Target Period	$16,000,000	$7,500,000
Second Royalty Target Period	$20,000,000	$7,500,000
Third Royalty Target Period	$22,000,000	$7,500,000
Fourth Royalty Target Period	$24,000,000	$7,500,000

IM Ready will receive a percentage of the Earn-Out Value based upon the percentage of the actual net royalty income of the Isaac Mizrahi Business to the royalty target as set forth below.

APPLICABLE PERCENTAGE	% OF EARN-OUT VALUE EARNED
Less than 76%	0%
76% up to 80%	40%
80% up to 90%	70%
90% up to 95%	80%
95% up to 100%	90%
100% or greater	100%

The QVC Earn-Out payment requires the Company to pay IM Ready $2,765,000, payable in cash or Common Stock, at the Company’s option, contingent upon the Isaac Mizrahi Business receiving aggregate net royalty income of at least $2,500,000 from QVC, Inc. in the twelve-month period ending on the four year anniversary of the Closing Date with such stock based upon the greater of (x) $4.50 and (y) fair market value of the common stock at the time of such issuance (the “QVC Earn-out’).  The 4th anniversary from the date of the closing is September 29, 2015.   The QVC Agreement current term runs through September 30, 2015.  Management has determined that it is probable that the $2.5 million in net royalty income from QVC will be met. In accordance with ASC Topic 480 "Distinguishing Liabilities from Equity", the earn-out obligation is treated as a liability in the accompanying consolidated balance sheets because of the variable number of shares payable under the agreement. Management will assess no less frequent than each reporting period the status of this contingent obligation.  Any change in the expected obligation will result in an expense or income in the period in which it is determined fair market value has changed.  Since the Closing date, there has been no change in the QVC Earn-out and the obligation was $2,765,000 as of December 31, 2012 and December 31, 2011.

F-33

Pursuant to a lock-up agreement entered into in connection with the Purchase Agreement (“Lock-up Agreement”), IM Ready agreed that during the six (6) months from the Closing Date, in the case of the IM Ready Stock Consideration, or during the twelve (12) months from the date any additional shares are issued to IM Ready pursuant to the Purchase Agreement (collectively, the “Lock-up Shares”), IM Ready may not offer, sell, pledge, hypothecate, grant an option for sale or otherwise dispose of, or transfer or grant any rights with respect to, any of the Lockup Shares, except with respect to up to 1,200,000 of the IM Ready Stock Consideration which the Company agreed to include in the Registration Statement.  With respect to any shares received by IM Ready as consideration under the Purchase Agreement, other than as IM Ready Stock Consideration, upon the expiration of the initial 12-month period, the lock-up restrictions on transfer shall lapse with respect to 25% of the Lockup Shares. Additionally, on the first day of each of the next three quarters, the restrictions on transfer shall lapse with respect to an additional 25% of the Lockup Shares.

The following unaudited pro-forma information presents a summary of the Company’s consolidated results of operations as if the acquisition of the Isaac Mizrahi Business and the related financing had occurred on January 1, 2011.  These pro-forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have occurred on January 1, 2011, or which may result in the future.

(Unaudited)
Year Ended December 31, 2011
Total Revenues	$11,375,000

Net Income	$1,082,000

Weighted average number of common shares outstanding
Basic	5,750,259
Diluted	6,546,252
Basic earnings per common share	$0.19
Diluted earnings per common share	$0.17

5.  Debt

The Company’s net carrying amount of debt is comprised of the following:

	December 31,
	2012	2011
Term Note	$12,579,000	$12,344,000
Seller Note	6,306,000	5,765,000
Installment debt obligation	-	1,158,000
Contingent obligation – due to seller	11,466,000	17,765,000
Total	30,351,000	37,032,000
Current portion	1,350,000	44,000
Total long term liabilities	$29,001,000	$36,988,000

F-34

Term Loan

On September 29, 2011, and as amended on November 21, 2012, IM Brands, a wholly-owned subsidiary of the Company, entered into a five year senior secured facility (the “Loan”) with Midmarket Capital Partners, LLC (“MidMarket”) and Noteholders in the aggregate principal amount of $13,500,000. The Loan is secured by all of the assets of IM Brands, LLC and the Company’s membership interests in IM Brands, LLC.

The principal amount of the Loan is payable quarterly as follows:  0% until January 5, 2013, 2.5% each quarter from January 5, 2013 through October 5, 2013; 3.75% each quarter from January 5, 2014 through October 5, 2014; 6.25% each quarter from January 5, 2015 through October 5, 2015; and 12.5% each quarter from January 5, 2016 through the maturity date, which is the date that is 5 years after the Closing Date.

Annual principal obligations are as follows:

Year Ending December 31,
2013	$1,350,000
2014	2,025,000
2015	3,375,000
2016	6,750,000
Total	$13,500,000

The interest rate on the loan is a fixed rate of 8.5%, payable in cash quarterly.

Optional Prepayment.  IM Brands may prepay the Loan in whole or in part in increments of $500,000, provided that IM Brands pay the following premiums in connection with the prepayment:

Period	Applicable Premium
Prior to September 29, 2013	2%
After September 29, 2013 and prior to September 29, 2014	1%
After September 29, 2014	0%

Mandatory Prepayments.   IM Brands is required to prepay the Loan under the following conditions:  (1) if certain indebtedness is incurred by the Company; (2) if IM Brands undertakes certain asset sales or sales of capital stock, with limited exceptions; or (3) if there is a payment of the benefits of a life insurance policy for Isaac Mizrahi held by the Company.

Excess Cash Flow Sweep.   In addition to the Mandatory Prepayments described above, if for any fiscal year ending on or subsequent to December 31, 2013, there is excess cash flow (as defined in the Loan agreements) for such year, then on the payment date following the end of such year, IM Brands is required to make a principal payment on the Loan equal to the lesser of (i) 50% of the excess cash flow or (ii) the positive result of the unencumbered cash and cash equivalents of the Company minus the greater of (x) the Excess Liquidity as set forth in the financial covenant table below) required to be maintained by IM Brands at such time plus $500,000, and (y) $3,000,000. For the period ended December 31, 2012 and December 31, 2011, there was no Excess Cash Flow Sweep payment due.

Lender Warrants. On September 29, 2011, the Company issued to the Noteholders seven year warrants (the “Lender Warrants”) to purchase 364,428 shares of the Common Stock, representing 5% of the Common Stock outstanding as of the Closing Date on a fully diluted basis.  The warrants have an exercise price of $0.01 and contain a cashless exercise provision.  The Company granted to the holders of the Lender Warrants piggy-back registration rights with respect to the shares of Common Stock issuable upon exercise of the Lender Warrants.  The carrying value of the Term Loan has been reduced by the market value of the warrants, equal to $3.33 per share.  The Company used the Black-Scholes option valuation model method to determine valuation of the warrants.  The amount of the original loan discount is $1,214,000, resulting in an initial net Loan balance of $12,286,000.  The Loan balance as of December 31, 2012 and December 31, 2011 was $12,579,000 and $12,344,000, respectively, net of loan discount of $921,000 and $1,156,000, respectively.

F-35

Financial Covenants.  So long as the Loan remains unpaid or unsatisfied, IM Brands shall not, and shall not permit any of its subsidiaries to, directly or indirectly:

1.	Minimum Liquidity . Permit excess liquidity to be less than the amount set forth below during each applicable period set forth below:

Periods	Excess Liquidity
September 29, 2011 through December 31, 2011	$1,500,000
January 1, 2012 through March 31, 2012	$1,750,000
April 1, 2012 through June 30, 2012	$2,250,000
July 1, 2012 through September 30, 2012	$2,750,000
October 1, 2012 through December 31, 2012	$3,000,000
January 1, 2013 through June 30, 2013	$2,500,000
July 1, 2013 through September 30, 2013	$3,250,000
October 1, 2013 through March 31, 2014	$3,500,000
April 1, 2014 through June 30, 2014	$3,750,000
July 1, 2014 and thereafter	$4,000,000

2.	Capital Expenditures . Permit the aggregate amount of capital expenditures to exceed $400,000 (whether or not financed) per year.

3.	Consolidated Fixed Charge Coverage Ratio . Permit the consolidated fixed charge coverage ratio as of the end of each of the fiscal quarters ending on the dates (or for the periods) set forth for the period of four fiscal quarters ending on such dates (or for the periods) below to be less than the ratio set forth below opposite such period:

Trailing Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio
September 30, 2012 and December 31, 2012	1.90 to 1.00
March 31, 2013 and June 30, 2013	1.60 to 1.00
September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014	1.50 to 1.00
December 31, 2014 and March 31, 2015	1.30 to 1.00
June 30, 2015 and thereafter	1.15 to 1.00

4.	Consolidated Total Leverage Ratio . Permit the consolidated total leverage ratio as of the end of each of the fiscal quarters ending on the dates (or for the periods) set forth for the period of four fiscal quarters ending on such dates (or for the periods) below to be greater than the ratio set forth below opposite such period:

Trailing Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
September 30, 2012 and December 31, 2012	3.50 to 1.00
March 31, 2013	3.30 to 1.00
June 30, 2013 and September 30, 2013	3.00 to 1.00
December 31, 2013	2.75 to 1.00
March 31, 2014	2.25 to 1.00
June 30, 2014 and thereafter	2.00 to 1.00

5.	Minimum Consolidated EBITDA . Permit consolidated EBITDA (as defined in the Loan Agreement) as of the end of each of the fiscal quarters ending on the dates set forth for the period of four fiscal quarters ending on such dates below to be less than the amount set forth opposite such quarter in the table below; provided that for the fiscal quarters ended on December 31, 2011, March 31, 2012 and June 30, 2012, such periods shall be one fiscal quarter, two fiscal quarters and three fiscal quarters, respectively:

F-36

Fiscal Quarter	Consolidated EBITDA
December 31, 2011	$250,000
March 31, 2012	$1,250,000
June 30, 2012	$2,500,000
September 30, 2012	$4,000,000
December 31, 2012 and March 31, 2013	$4,250,000
June 30, 2013	$4,500,000
September 30, 2013	$4,750,000
December 31, 2013 and thereafter	$5,000,000

6.	Dividend Restrictions . Permit any cash dividends or any other equity distributions.

7.	Restricted Cash Payments . Permit any cash payments for the Seller Note or any contingent earn-out obligations.

As of December 31, 2012, the Company and IM Brands, LLC were in full compliance with all of the covenants under the Loan.

Seller Note

Pursuant to the Purchase Agreement, at the closing, the Company delivered to IM Ready a promissory note (the “Seller Note”) in the principal amount of $7,377,000.  The stated interest rate of the Seller Note is 0.25%.  Management has determined that this rate is below the Company’s expected borrowing rate, which is 9.25%.  Therefore, the Company has discounted the Seller Note by $1,740,000 using a 9.0%, imputed annual interest rate, resulting in an initial value of $5,637,000.  In addition, the Company pre-paid $123,000 of interest on the Seller Note on the Closing Date.  The discount is amortized into (increases) the basis of the Seller Note over the term of the Seller Note. The Seller Note balance at December 31, 2012 and December 31, 2011 was $6,306,000 and $5,765,000, respectively.

The Seller Note initially matures on September 29, 2014 (the “Maturity Date”) subject to extension as described below (the date to which the maturity date of the Seller Note is extended is referred to as the “Subsequent Maturity Date”).  We have the right to pay the Seller Note at the Maturity Date in cash or, subject to the following conditions, in shares of Common Stock.  If we elect to repay the outstanding principal amount of the Seller Note on the Maturity Date by issuing shares of Common Stock, the number of shares issuable will be obtained by dividing the principal amount of the Seller Note then outstanding by the greater of (i) the fair market value of the Common Stock on the Maturity Date and (ii) $4.50 subject to certain adjustments; provided, however, that if the fair market value of the Common Stock is less than $4.50 as adjusted, IM Ready will have the option to extend the maturity of the Seller Note to the Subsequent Maturity Date. If the maturity date of the Seller Note is so extended, IM Ready will have the option to convert the Seller Note into Common Shares based on the greater of (i) the fair market value of the Common Stock on the Subsequent Maturity Date and (ii) $4.50, subject to certain adjustments. If the maturity date of the Seller Note is extended, we will also have the option to repay the outstanding principal amount of the Seller Note on the Subsequent Maturity Date in cash or by issuing the number of shares of Common Stock obtained by dividing the principal amount of the Note outstanding on the Subsequent Maturity Date by the fair market value of the Common Stock on the Subsequent Maturity Date.  In addition, at any time the Seller Note is outstanding, we have the right to convert the Note, in whole or in part, into the number of shares of Common Stock obtained by dividing the principal amount to be converted by the fair market value of the Common Stock at the time of the conversion, so long as the fair market value of our Common Stock is at least $4.50.

F-37

Long Term Installment Obligations

As part of the Transaction, the Company assumed an obligation of IM Ready that pays Earthbound a payment of $1,500,000, with such amount payable over the next five years. The five-year obligation was non-interest bearing and the Company discounted the amount of the installment obligation by a 9.25% imputed annual interest rate, resulting in an initial value of $1,132,000.

On November 21, 2012, the Company entered into settlement agreement with Earthbound to satisfy the remaining obligation for $537,500 in cash and 60,000 shares of Common stock, valued on that date at $180,000. The total settlement consideration of $717,000 compared with a carrying value on the date of settlement of $1,139,000 resulted in the recognition of a $422,000 gain on extinguishment of debt in its December 31, 2012 consolidated statement of operations. The balance of the Installment Obligation at December 31, 2012 and December 31, 2011 was $0 and $1.2 million, respectively.

Contingent Obligations

Earn-out obligation

IM Ready is eligible to earn additional shares of Common Stock with a value of up to $7,500,000 (the “Earn-Out Value”) each year for the next three consecutive 12-month periods ending September 30, 2013, 2014 and 2015, with the number of shares to be issued based upon the greater of (i) $4.50 per share and (ii) the average stock price for the last twenty days in such period, and with such earn-out payment contingent upon the Isaac Mizrahi Business achieving net royalty income targets set forth below during those years. IM Ready was eligible to earn additional shares of Common Stock for the fiscal year ended September 30, 2012, but did not meet the minimum net royalty income target. The Earn-Out Obligation of $8.7 million and $15.0 million are recorded as long term liabilities on the Company’s Consolidated Balance Sheets at December 31, 2012 and December 31, 2011, respectively (the “Earn-Out Obligation”). The $6.3 million reduction was recorded as a gain on reduction of contingent obligations in the Company’s December 31, 2012 consolidated statement of operations. The reduction in the Earn-Out Obligation during the 4th quarter 2012 was based primarily on a revision of projected future net royalty income related to the Isaac Mizrahi brand. Any future change in the Earn-Out Obligation will result in an expense or income in the period in which it is determined fair market value of the carrying value has changed.  The royalty targets and percentage of the potential earn-out value are as follows:

ROYALTY TARGET PERIODS	ROYALTY TARGET	EARN-OUT VALUE

First Royalty Target Period (October 1, 2011 to September 30, 2012)	$16,000,000	$7,500,000
Second Royalty Target Period (October 1, 2012 to September 30, 2013)	$20,000,000	$7,500,000
Third Royalty Target Period (October 1, 2013 to September 30, 2014)	$22,000,000	$7,500,000
Fourth Royalty Target Period (October 1, 2014 to September 30, 2015)	$24,000,000	$7,500,000

IM Ready will receive a percentage of the Earn-Out Value based upon the percentage of the actual net royalty income of the Isaac Mizrahi Business to the royalty target as set forth below.

APPLICABLE PERCENTAGE	% OF EARN-OUT VALUE EARNED
Less than 76%	0%
76% up to 80%	40%
80% up to 90%	70%
90% up to 95%	80%
95% up to 100%	90%
100% or greater	100%

The Earn-Out Value is payable solely in stock.  In accordance with ASC Topic 480 "Distinguishing Liabilities from Equity", the earn-out obligation is treated as a liability in the accompanying consolidated balance sheet because of the variable number of shares payable under the agreement.

F-38

QVC Earn-out

The QVC Earn-Out payment requires the Company to pay IM Ready $2.8 million, payable in cash or Common Stock, at the Company’s option, contingent upon the Isaac Mizrahi Business receiving aggregate net royalty income of at least $2.5 million from QVC in the twelve-month period ending September 30, 2015 with such stock based upon the greater of (x) $4.50 per share, and (y) the average stock price for the last twenty days prior to the time of such issuance (the “QVC Earn-out’). The current term of the QVC Agreement runs through September 30, 2015.  Management has determined that it is probable that the $2.5 million in net royalty income from QVC will be met. In accordance with ASC Topic 480 "Distinguishing Liabilities from Equity", the earn-out obligation is treated as a liability in the accompanying consolidated balance sheet because of the variable number of shares payable under the agreement. Management will assess no less frequently than each reporting period the status of this contingent obligation.  Any change in the expected obligation will result in an expense or income in the period in which it is determined fair market value has changed.

As of December 31, 2012 the Earn-Out Obligation is $8.7 million and the QVC Earn-Out is $2.8 million, which combined equals $11.5 million and represents the total contingent obligation to IM Ready.

6.  Stockholders’ Equity

 The Merger

Pursuant to the Merger, the Company exchanged all of its outstanding common stock for shares of NetFabrics and issued an aggregate 944,668 shares of Common Stock for each share of the common stock outstanding at the effective time of the Merger.

Also in connection with the Merger and related transactions, as more fully described herein, the Company issued (i) 2,759,000 shares of Common Stock to IM Ready, and 944,688 shares of Common Stock to Earthbound, both in satisfaction of Old XCel’s obligations under an asset purchase agreement with IM Ready and (ii) 47,132 shares of Common Stock to Mr. Stephen J. Cole-Hatchard or his designees, a then-current director of the Company for his continued service as a director of the Company until new directors were appointed to the board of directors of the Company, which appointments were effective on October 17, 2011 and at which point Mr. Cole-Hatchard resigned from the Company’s board of directors.

On September 28, 2011, NetFabrics filed an amendment to its certificate of incorporation and affected a 1 for 520.5479607 reverse stock split such that holders of its Common Stock prior to the Merger held a total of 186,811 shares of Common Stock and options and warrants to purchase 1,064 shares of Common Stock immediately prior to the Merger.  After giving effect to the Merger, the Offering (see definition below), the Loan and the transactions related thereto (all as defined and described herein), there were 5,743,319 shares of common stock issued and outstanding as of the Closing Date.  All numbers of shares and per share amounts of Common Stock referenced herein are on a post-split basis.

Additionally, 20,000 of the shares of Common Stock held by Beaufort Ventures, PLC, a principal stockholder of the Company prior to the Merger, were held in escrow, which the Company released to Beaufort Ventures, PLC in consideration of satisfying an outstanding tax liability.  As additional consideration for the Merger, Old XCel paid $125,000 at the Closing to the then-current counsel of NetFabrics in order to extinguish certain remaining liabilities of the Company immediately preceding the Merger.

F-39

Private Placement

Simultaneously with the closing of the Merger, and pursuant to a subscription agreement (the “Subscription Agreement”) between the Company and certain accredited investors (the “Investors”) named in the Subscription Agreement, the Company completed an offering (the “Offering”), raising proceeds of $4,305,000, through the sale of 8.61 units (each, a “Unit,” and collectively, the “Units”), each Unit consisting of One Hundred Thousand (100,000) shares of Common Stock and a Warrant to purchase Fifty Thousand (50,000) shares of Common Stock, at an exercise price of $0.01 per share (the “Warrants” and together with the Common Stock the “Securities”) at a price of $500,000 per Unit.  Certain executive officers and their affiliates purchased 4.25 Units in the Offering on the same terms and conditions as other Investors (the “Insider Participation”).

The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending on September 29, 2016. If, one (1) year from the date of issuance there is no effective registration statement registering the shares of Common Stock underlying the Warrants, the Warrants will be exercisable on a cashless basis. The exercise price and number of shares of Common Stock to be received upon the exercise of Warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization.  In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets.  Holders of Warrants do not have voting, pre-emptive, subscription or other rights of stockholders in respect of the Warrants, nor shall holders thereof be entitled to receive dividends.

In connection with the Offering, we issued to the placement agent, for placement agent services and as nominal consideration, five-year warrants (the “Agent Warrants”) to purchase 9,800 shares of Common Stock, exercisable at any time at a price equal to $5.50 per share, valued at approximately $3,000.

Registration Requirements

The Company included 1,200,000 of the shares of Common Stock issuable to IM Ready on the Closing Date in the Registration Statement filed with the Securities and Exchange Commission on July 26, 2012.

The Company has granted to certain of the executive officers pursuant to their individual employment agreements piggy-back registration rights with respect to the shares of Common Stock issuable upon exercise of the executive warrants.  These individuals have, however, agreed not to include such shares in the Registration Statement.

The Company granted to the holders of the Lender Warrants (as defined herein) piggy-back registration rights with respect to the shares of Common Stock issuable upon exercise of the Lender Warrants and the share issuable upon exercise of the Lender Warrants will be included in the Registration Statement.

2011 Equity Incentive Plan

The Company’s 2011 Equity Incentive Plan (the “Plan”) is designed and utilized to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The Company, with the approval of a majority of its shareholders and Board of Directors, amended and restated the Plan effective November 26, 2012. A total of 5,000,000 shares of common stock are eligible for issuance under the Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards. The Plan will be administered by the Board, or, at the Board's discretion, a committee of the Board.

On October 17, 2011, the Company granted options to purchase 250,000 shares of Common Stock to the board members.  33.33% vested immediately, 33.33% vested on the first anniversary of the grant and the 33.34% vest on the second anniversary of the grant.  As of December 31, 2012, options to purchase 166,670 shares have vested of which none have been exercised.

On October 21, 2011, the Company granted to its employees (non-management) options to purchase 17,125 shares of Common Stock and issued 17,125 shares of restricted stock grants. The employee stock options and restricted stock grants vested 50% on the first anniversary of the grant and vest 50% on the second anniversary of the grant.  Of these awards, 875 options and 875 restricted stock grants were forfeited, and reverted to, and are eligible for re-grant under the Plan. As of December 31, 2012, options to purchase 8,188 shares have vested of which none have been exercised. As of December 31, 2012, restrictions on 8,188 shares have lapsed.

F-40

On April 17, 2012, the Company issued to management an aggregate of 1,100,000 shares of restricted stock. The vesting date of 1,025,000 shares of restricted stock was November 15, 2012, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his or her sole discretion, prior to the date the restrictions would lapse. The vesting date of 37,500 shares of restricted stock is May 15, 2013, provided however, the executive has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. The vesting date of 37,500 shares of restricted stock is May 15, 2014, provided however, the executive has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2012, restrictions on 509,488 shares have lapsed. On November 15, 2012, the Company repurchased 209,623 shares upon vesting of restricted stock in satisfying the grantees tax withholding obligation.

Also, on April 17, 2012, the Company issued 50,000 shares of restricted stock to a non-executive employee. The vesting date of the 50,000 shares of restricted stock was November 15, 2012, provided however, the employee has the right to extend the vesting date by nine-month increments in her sole discretion, prior to the date the restrictions would lapse. As of December 31, 2012, restrictions on 24,916 shares have lapsed. On November 15, 2012 the Company repurchased 8,540 shares upon vesting of restricted stock in satisfying the grantees tax withholding obligation.

On May 1, 2012, the Company granted options to purchase an aggregate of 105,500 shares of Common Stock to non-executive employees of the Company. The exercise price per share of the options is $3.00 per share, and 50% of the options will vest on each of the first and second anniversaries of the grant date. Of these awards, 26,750 options were forfeited, and reverted to, and are eligible for re-grant under the Plan.

On June 1, 2012, the Company issued to non-management directors 138,335 shares of restricted stock. The vesting date of 138,335 shares of restricted stock was December 1, 2012, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2012, restrictions on 53,995 shares have lapsed. On November 15, 2012 the Company repurchased 18,870 shares on vesting of restricted stock in satisfying the grantees tax withholding obligation.

On June 1, 2012, the Company issued to management 242,775 shares of restricted stock. The vesting date of 242,775 shares of restricted stock was December 1, 2012, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2012, none of these shares have vested.

Stock Options and Warrants

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

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The fair value for these options and warrants for all years was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	The Year Ended December 31, 2012	The Period September 29, 2011 to December 31, 2011
Expected Volatility (i)	39-40%	35-42%
Expected Dividend Yield	0%	0%
Expected Life (Term) (ii)	4-5 years	3 – 5.75 years
Risk-Free Interest Rate	0.70 – 0.80%	0.42% - 0.98%

(i)	Due to the Company’s limited trading activity, the Company used the average volatility of companies in its industry.
(ii)	Due to the Company’s limited history, the expected life of options was calculated using the ‘simplified method’ in accordance Staff accounting bulletin (“SAB”) Topic 14.02 in accordance with SAB no. 110.

Stock Options

The options that the Company granted under the Plan expire at various times, either five, seven or ten years from the date of grant, depending on the particular grant.

Summary of the Company’s stock options for the year ended December 31, 2012 and for the period September 29, 2011 to December 31, 2011 are as follows:

		Weighted-Average
	Options	Exercise Price
Outstanding at September 29, 2011	-	$-
Granted	267,125	5.00
Canceled	-	-
Exercised	-	-
Expired/Forfeited	-	-
Outstanding at December 31, 2011	267,125	5.00
Granted	105,500	3.00
Canceled	-	-
Exercised	-	-
Expired/Forfeited	(27,625)	(3.06)
Outstanding and expected to vest at December 31, 2012	345,000	$4.54
Exercisable at December 31, 2012	174,858	$5.00

The preceding table does not include options to purchase 576 shares of Common Stock for $728 per share issued under the Company’s former equity plan. The Company does not expect to issue any equity awards under this plan.

The weighted average grant date fair value per share of options granted during the year ended December 31, 2012 and the period from September 29, 2011 to December 31, 2011 was $0.99 and $0.43.

The weighted average contractual term (in years) of options outstanding as of December 31, 2012 and 2011, were 4.74 and 5.11 respectively. The weighted average contractual term (in years) of options exercisable as of December 31, 2012 and 2011, were 4.03 and 4.79 respectively.

The aggregate intrinsic value is calculated as the difference between the market price of the Company’s common stock as of December 31, 2012 and the exercise price of the underlying options. At December 31, 2012 and 2011 the aggregate intrinsic value of options outstanding was less than zero, respectively.  In addition, at December 31, 2012 and 2011, the aggregate intrinsic value of options exercisable was less than zero, respectively.  There were no unamortized options as of December 31, 2011. There were no options exercised for the year ended December 31, 2012 and the period from September 29, 2011 to December 31, 2011.

Compensation expense related to stock option grants for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011 was $65,000 and $44,000, respectively.  There was no compensation expense for the Predecessor period. An additional amount of $83,000 is expected to be expensed over a period of 16-months from January 1, 2013 through April 30, 2014.

Warrants

Management Warrants -

On September 29, 2011, the Company issued to management warrants to purchase 463,750 shares of common stock. The warrants are exercisable in whole or in part, at an exercise price of $5.00 per share (“Exercise Price”).  The warrants consist of (1) immediately exercisable warrants to purchase 363,750 shares of common stock, beginning on the date of issuance and ending of the tenth anniversary of the Closing Date and (2) 100,000 shares issuable upon exercise of warrants subject to 50% of such warrants vesting on each of the first two anniversaries from the Closing Date, and expiring on the tenth anniversary of the Closing Date.  Upon the expiration of the warrant exercise periods, the warrants will expire and become void and worthless. As of December 31, 2012, none of these warrants have been exercised.

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Investor Warrants -

As part of the Offering, we issued warrants to purchase 430,500 shares of common stock to investors in the Offering.  The warrants are exercisable in whole or in part, at an exercise price of $0.01 per share.  The warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending on the fifth anniversary of the Closing Date.  Upon the expiration of the warrant exercise period, the Warrants will expire and become void and worthless.

A summary of the Company’s warrants for the year ended December 31, 2012 and for the period September 29, 2011 to December 31, 2011 is as follows:

		Weighted-Average
	Warrants	Exercise Price
Outstanding at September 29, 2011	1,065	$0.52
Granted	1,268,478	1.88
Canceled	-	-
Exercised	(50,000)	(0.01)
Expired/Forfeited	-	-
Outstanding at December 31, 2011	1,219,543	1.95
Granted	75,000	5.50
Canceled	-	-
Exercised	(162,500)	(0.01)
Expired/Forfeited	-	-
Outstanding at December 31, 2012	1,132,043	$2.47
Exercisable at December 31, 2012	1,082,043	$2.35

Compensation expense related to warrants grants for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011 was $44,000 and $324,000, respectively.  There was no compensation expense for the Predecessor period. An additional amount of $33,000 is expected to be expensed over a period of 9 months.

The Company values other warrants issued to non-employees at the commitment date at the fair market value of the instruments issued, a measure which is more readily available than the fair market value of services rendered, using the Black-Scholes model. The fair market value of the instruments issued is expensed over the vesting period.

The Company issued to a licensee warrants to purchase 75,000 shares of common stock with an exercise price of $5.50 per share and a term of 5-years. Compensation expense related to warrants in connection with the licensing agreement is amortized over the 5-year initial term of the license agreement and is recorded as a discount to licensing revenues. The stock-based licensing revenue-discount for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011 was $5,000 and $1,000, respectively.  There was no compensation expense prior to the Successor period. An additional amount of $17,000 is expected to be amortized over a period of 45 months from January 1, 2013 through September 30, 2016.

On September 29, 2011, the Company issued to the Noteholders seven-year warrants (the “Lender Warrants”) to purchase 364,428 shares of the Common Stock, representing 5% of the Common Stock outstanding as of the Closing Date on a fully diluted basis.  The warrants have an exercise price of $0.01 and contain a cashless exercise provision.   The carrying value of the Term Loan has been reduced by the market value of the warrants, equal to $3.33 per share.  The Company used the Black-Scholes option valuation model method to determine valuation.  The amount of the original loan discount is $1,214,000, resulting in an initial net loan balance of $12,286,000.  The loan discount is being amortized over the 5-year term of the Loan and is recorded as other interest and finance charges in the Company’s Consolidated Statements of Operations. The other interest and finance charges related to the Lender Warrants for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011 were $235,000 and $58,000, respectively.

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Restricted Stock

Compensation cost for restricted stock is measured using the fair value of the Company’s common stock at the date the common stock is granted. The compensation cost, net of projected forfeitures, is recognized over the period between the grant date and the date any restrictions lapse, with compensation cost for grants with a graded vesting schedule recognized using the treasury method. The restrictions do not affect voting and dividend rights.

A summary of the Company’s restricted stock for the year ended December 31, 2012 and for the period September 29, 2011 to December 31, 2011 is as follows:

	Restricted Shares	Weighted- Average Grant Date Fair value
Outstanding at September 28, 2011	-	$-
Granted	17,125	3.34
Canceled	-	-
Vested	-	-
Expired/Forfeited	-	-
Outstanding at December 31, 2011	17,125	3.34
Granted	1,544,943	3.00
Canceled	-	-
Vested	(596,586)	3.00
Expired/Forfeited	(875)	3.34
Outstanding at December 31, 2012	964,607	$3.00

Compensation expense related to restricted stock grants for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011 was $4,514,000 and $5,000, respectively.  There was no compensation expense for the Predecessor period. An additional amount of $170,000 is expected to be expensed over a period of 17-months from January 1, 2013 through May 31, 2014.

The following table provides information with respect to purchases by the Company of shares of its common stock during the fiscal 2012. There were no purchases of its common stock by the Company for the period September 29, 2011 to December 31, 2011.

Date	Total Number of Shares Purchased (a)	Average Price Paid per Share	Number of Shares Purchased as Part of Publically Announced Plan	Fair value of re-purchased shares
November 15, 2012	218,163	$3.00	-	$654,000
December 1, 2012	18,870	3.00	-	56,000
Total	237,033	$3.00	-	$710,000

(a)	All of the shares in the proceeding table were originally granted to employees and directors as restricted stock pursuant to the Company’s Plan. The shares reflected above were relinquished by employees and directors in exchange for the Company’s agreement to pay federal and state and local withholding obligations on behalf of such employees and directors on the vesting of restricted stock.

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Shares Available Under the Company’s 2011 Equity Incentive Plan

At December 31, 2012 there were 3,330,840 common shares available for issuance under the Plan.

Shares Reserved for Issuance

At December 31, 2012 there were 4,808,459 common shares reserved for issuance pursuant to unexercised warrants and stock options, and availability for issuance under the Plan.

Dividends

The Company has not paid any dividends to date.

7. Earnings Per Share

Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of restricted stock-based awards and common shares issuable upon exercise of stock options and warrants. The difference between basic and diluted weighted-average common shares results from the assumption that all dilutive stock options and warrants outstanding were exercised have been converted into common stock.

For the year ended December 31, 2012, 345,000 shares issuable upon exercise of options and 548,550 shares issuable upon exercise of warrants were excluded from the calculation of earnings per share because they were anti-dilutive. For the period September 29, 2011 to December 31, 2011, the diluted and basic weighted average shares were the same due to the net loss reported.

A reconciliation of shares used in calculating basic and diluted earnings per share follows:

	Successor	Successor	Predecessor
	Year Ended December 31, 2012	Period September 29, 2011 to December 31, 2011	Period January 1, 2011 to September 28, 2011
Basic	6,936,452	5,770,266	N/A
Effect of exercise of warrants	641,109	N/A	N/A
Diluted	7,577,561	N/A	N/A

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8. Commitments and Contingencies

Leases

We lease our current facility under an operating lease expiring on February 28, 2016. The future minimum non-cancelable lease payments are as follows:

Lease Payments
Year ending December 31, 2013	$555,000
Year ending December 31, 2014	584,000
Year ending December 31, 2015	601,000
Year ending December 31, 2016	102,000
Total future minimum lease payments	$1,842,000

The lease requires the Company to pay additional rents by virtue of increases in the base taxes and other costs on the property. Additional rents have not been material. Total rent expense was $619,000 and $145,000 for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011, respectively (the Successor periods). Rent expense for the period January 1, 2011 to September 28, 2011 (the Predecessor periods) was $436,000.

The Company has contracts with certain executives and key employees. The future minimum payments under these contracts are:

Employment Contract Payments
Year ending December 31, 2013	$2,673,000
Year ending December 31, 2014	2,303,000
Total future minimum employment contract payments	$4,976,000

In addition to the employment contract payments stated above, the Company’s employment contracts with certain executives and key employees contain performance based bonus provisions. These provisions include bonuses based on the Company achieving revenues in excess of established targets and/or on operating results.

9. Income taxes

The Company accounts for income taxes in accordance with ASC Topic 740. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence pursuant to the requirements of ASC Topic 740, including current and historical results of operations, future income projections and the overall prospects of the Company's business.

The income tax provision (benefit) for federal, and state and local income taxes in the consolidated statements of operations consists of the following:

	Successor	Successor	Predecessor
	Year Ended December 31, 2012	Period September 29, 2011 to December 31, 2011	Period January 1, 2011 to September 28, 2011
Current:
Federal	$109,000	$-	$-
State and local	53,000	-	175,000
Total current	162,000	-	175,000

Deferred:
Federal	(754,000)	(178,000)	-
State and local	(174,000)	(12,000)	-
Total deferred	(928,000)	(190,000)	-
Total provision (benefit)	$(766,000)	$(190,000)	$175,000

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The reconciliation of income tax computed at the Federal and state statutory rate to the Company’s loss before taxes are as follows:

	Successor	Successor	Predecessor
	Year Ended December 31, 2012	Period September 28, 2011 to December 31, 2011	Period January 1, 2011 to September 28, 2011
U.S. statutory federal rate	34.0%	34.0%	-%
State and local, net of federal tax	6.3%	2.5%	4.0%
Gain on reduction of contingent obligation	(72.5)%	-%	-%
Deferred tax adjustment	6.7%	(18.6)%	-%
Other permanent differences	3.6%	-%	0.5%
Income tax provision (benefit)	(21.9)%	17.9%	4.5%

The significant components of net deferred tax liabilities of the Company consist of the following:

	December 31, 2012	December 31, 2011
Deferred tax assets
Federal state and local net operating loss carryforwards	$-	$337,000
Property and equipment	34,000	-
Stock based compensation	1,439,000	149,000
Accrued compensation and other accrued expenses	91,000	19,000
Allowance for doubtful accounts	10,000	-
Royalty advances	222,000	-
Total deferred tax assets	$1,796,000	$505,000

Deferred tax liability
Property and equipment	$-	$(15,000)
Basis difference arising from discounted note payable	(602,000)	(644,000)
Basis difference arising from intangible assets of acquisition	(11,371,000)	(10,951,000)
Total deferred tax liabilities	(11,973,000)	(11,610,000)
Net deferred tax liabilities	$(10,177,000)	$(11,105,000)

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The Successor has available at December 31, 2012 and December 31, 2011, approximately $0 and $851,000, respectively, of unused U.S. federal and state and local net operating loss carryforwards that may be applied against future taxable income.

IM Ready-Made, LLC is a limited liability company, and treated as a partnership for income tax reporting purposes.  The Internal Revenue Code (“IRC”) provides that any income or loss is passed through to the members for federal and state income tax purposes.  Accordingly, neither IM Ready-Made, LLC nor its unincorporated Licensing Business division (the Predecessor) has provided for federal or state income taxes.  IM Ready-Made, LLC is subject to New York City unincorporated business tax.

10. Related Party Transactions

IPX Capital, LLC

Old XCel and its wholly owned subsidiary IM Brands, collectively the “Buyers,” entered into the Purchase Agreement with IM Ready, whereby the Buyers acquired certain assets and assumed certain obligations of IM Ready in connection with the Merger and related transactions.  IPX Capital, LLC (“IPX”) entered into certain agreements with Old XCel and IM Ready whereby IPX provided services to both Old XCel and IM-Ready.  Robert W. D’Loren has controlling ownership over IPX and Old XCel.

IPX Capital, LLC – Xcel Brands, Inc., Due Diligence Service Agreement

IPX and Old XCel entered into a Due Diligence Service Agreement dated December 3, 2010 whereby IPX provided various due diligence tasks relating to the Purchase Agreement including financial review of IM Ready, preparing business plans, financial projections and other documents required in connection with the transaction, advise the Buyers regarding the corporate, legal and financial structure of the transaction and assist the Buyers with the negotiation of documentation relating to the transaction. Market service fees for this type of engagement are typically either a fixed dollar amount or based upon hourly billing rates, plus reimbursement of direct expenses. IPX waived all of its fees it would have otherwise been entitled to, but not reimbursement of its direct expenses. Direct expenses incurred by the Company and paid to IPX related to the acquisition of the Isaac Mizrahi Business was $242,000. The expense was recognized by the Company on September 29, 2011 and reported as acquisition and due diligence costs on the Company’s Consolidated Statement of Operations. There were no transactions with IPX after September 29, 2011.

Todd Slater

On August 12, 2011, Old XCel entered into a one-year agreement which was amended on October 4, 2011, with Todd Slater, who was appointed as a director of the Company commencing on October 17, 2011, for services related to the Company’s licensing strategy and introduction of potential licensees. During the term of the agreement or during the year following the expiration of the term of the agreement, if the Company enters into a license or distribution agreement with a licensee introduced by Mr. Slater, Mr. Slater was entitled to receive a commission equal to fifteen percent (15%) of all net royalties received by the Company during the first term of such agreement, payable within thirty days of receipt of the net royalties.

On July 10, 2012, the Company and Mr. Slater, entered into an amendment (the “Amendment”) to the agreement. Pursuant to the Amendment, the Company paid to Mr. Slater $163,000 as payment in full for (i) the cancellation of all amounts which are or may otherwise become due or payable to Mr. Slater under the terms of the agreement for licensees already introduced to the Company by Mr. Slater and which Mr. Slater was entitled to fifteen percent (15%) of the revenues from such licensees under the agreement, and (ii) the assignment to the Company of all such amounts payable directly to Mr. Slater pursuant to such license agreements. The Company has capitalized this payment and shall amortize the expense in accordance with the revenue earned from the respective licensing agreements on which this payment was based upon.

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In addition, Mr. Slater earned $31,000 and $53,000 in fees from procuring license agreements for the Company, separate from the payment under the Amendment, during the year ended December 31, 2012 and period September 29, 2011 to December 3, 2011, respectively.

Jones Texas, LLC

On May 12, 2011, Old XCel entered into an agreement with Jones Texas, LLC (the “Jones Texas Agreement”) pursuant to which Old XCel agreed to pay Jones Texas, LLC consulting fees of $30,000 to assist in the restructure of IM Ready’s couture and ready-to-wear apparel businesses, which fees became due and payable to Jones Texas, LLC upon the completion of such restructuring work and closing of the transactions on September 29, 2011, pursuant to the Purchase Agreement. The Jones Texas Agreement was terminated on July 31, 2011, however given the related work had been completed by Jones Texas, LLC, Old XCel recorded a $30,000 obligation to Jones Texas, LLC which obligation was subject to the closing of the acquisition of the Isaac Mizrahi Business. Ed Jones, a principal shareholder and chief executive officer of Jones Texas, LLC was appointed to the Company’s board of directors following the Merger, which appointment became effective on October 17, 2011. The Company has no further obligations under the Jones Texas Agreement. The Company paid Jones Texas, LLC $30,000 following September 29, 2011 and the expense was recognized by the Company on September 29, 2011. There were no transactions under the Jones Texas Agreement after September 29, 2011.

The Company and Jones Texas Inc. (“JT”) entered into a consulting agreement on March 28, 2012 whereby JT shall pursue and introduce licensing opportunities for the Company. Ed Jones, is a principal shareholder and chief executive officer of Jones Texas, Inc. JT procured a license for the Company during 2012 which the Company agreed to remit 15% of the license revenues for the initial term of the license. JT earned $3,000 in fees for the year ended December 31, 2012.

Earthbound, LLC

Earthbound entered into a service agreement with Laugh Club, Inc. (“Laugh Club”) on November 6, 2001 whereby Laugh Club engaged Earthbound to provide brand management and design services for mass-merchandised retail products for the Isaac Mizrahi Business (the “Earthbound Agreement”).  Isaac Mizrahi, individually, is the controlling member and manager of Laugh Club and IM Ready-Made, LLC.  On September 3, 2002, Laugh Club assigned all of the rights and obligations in the Earthbound Agreement to IM Ready. Earthbound has no common ownership, direct or indirect, with either IM Ready or Laugh Club.

Effective as of September 29, 2011, IM Ready and Earthbound entered into an agreement pursuant to which Earthbound provided transitional services to IM Ready prior to the closing of the Transaction, for which Earthbound received from IM Ready $600,000 in cash on the Closing Date and IM Ready agreed to pay Earthbound a total of $1,500,000 in additional consideration over the next five years (See Note 4, Debt for details). As part of the Transaction, the Company assumed this obligation as part of the consideration for the Acquired Assets (See Note 4, Acquisition of the Isaac Mizrahi Business). Jeff Cohen is a principal owner of Earthbound and was a director of the Company through December 2012. Jack Dweck was elected as a director in December 2012 and is a principal owner of Earthbound. As described in Note 5, the Company extinguished this debt on November 21, 2012.

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Licensing Agent Agreement

On August 2, 2011, Old XCel entered into a licensing agent agreement with Adam Dweck (“AD”) who is an Executive Vice President of Earthbound pursuant to which AD is entitled to a five percent (5%) commission on any royalties we receive under any new license agreements that he procures for us during the initial term of such license agreements. We are obligated to grant to AD 5-year warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share, subject to AD generating $0.5 million of accumulated royalties and an additional 5-year warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share, subject to AD generating $1.0 million of accumulated royalties. Additionally, AD shall be entitled to receive 5-year warrants to purchase 25,000 shares of common stock priced at the fair market value at the time of issuance, subject to AD generating $2.0 million of accumulated royalties. AD is the son of Jack Dweck, who is a principal of Earthbound and is on the Company’s board of directors. As of December 31, 2012, AD has not met any of the above royalty targets, therefore no warrants have been issued.

AD procured several licenses for the Company earning AD $13,000 and $2,000 in fees for the year ended December 31, 2012 and the period September 29, 2011 to December 31, 2011, respectively. There were no fees earned by AD in the Predecessor period.

IM Ready-Made, LLC

The Company and IM Ready had balances owed between the companies relating to the transition of the Isaac Mizrahi Business and certain payments assigned to IM Ready by QVC under the QVC Agreement. As of December 31, 2012 the Company owed IM Ready $217,000 and as of December 31, 2011 IM Ready owed the Company $85,000. The Company did not earn any revenue or incur any expenses with IM Ready since the Closing Date.

Offering

Marisa Gardini, our Executive Vice President of Strategic Planning and Marketing and a director; the Irrevocable Trust of Rose Dempsey; the D’Loren Family Trust; James Haran, our Chief Financial Officer; Seth Burroughs, our Executive Vice President of Business Development and Treasury; and Mark DiSanto, a director, purchased 2; .495; .255; .15; .10 and .25 Units in the Offering for purchase prices of $1,000,000; $247,500; $127,500; $75,000; $50,000; and $125,000. See Note 4 for additional details.

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XCEL BRANDS, INC.

8,174,925 SHARES OF COMMON STOCK

PROSPECTUS

November 12, 2013